As filed with the Securities and Exchange Commission on April 9, 1999


                           Registration No. 333-72209

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         New York                               8090               11-2581812
         --------                               ----               ----------
(State or Other Jurisdiction      (Primary Standard Industrial  (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)   Identification
                                                                 Number)

                              26 Harbor Park Drive
                         Port Washington, New York 11050
                            Telephone: (516) 626-0007

          (Address and Telephone Number of Principal Executive Offices)

                                 Bert E. Brodsky
                             Chief Executive Officer
                   National Medical Health Card Systems, Inc.
                              26 Harbor Park Drive
                         Port Washington, New York 11050
                            Telephone: (516) 626-0007

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

Steven J. Kuperschmid, Esq.              Dennis N. Berman, Esq.
Certilman Balin Adler & Hyman, LLP       Sonnenschein Nath & Rosenthal
90 Merrick Avenue                        1221 Avenue of the Americas, 24th Floor
East Meadow, NY 11514                    New York, NY 10020
Telephone: (516) 296-7000                Telephone: (212) 768-6737


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]



                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                  Proposed Maximum          Proposed Maximum
      Title of Each Class            Number of Shares to           Offering Price          Aggregate Offering            Amount of
 of Securities to be Registered        be Registered              Per Share (1)                Price (1)            Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock(2)                        2,300,000 Shares                $10.00                  $23,000,000                $6,394
------------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants to
Purchase Common Stock (3)              200,000 Warrants                $.001                      $200                     ----
------------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
Representative's Warrants (4)                                          $12.00                  $2,400,000                  $668
                                        200,000 Shares
------------------------------------------------------------------------------------------------------------------------------------

Total Registration Fee:                      ----                       ----                   $25,400,200                $7,062
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").
(2) Includes 300,000 shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters solely to cover over-allotments, if any.
(3)      No fee required pursuant to Rule 457(g) under the Securities Act.
(4) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may become issuable as a result of the anti-dilution provisions contained in the Representative's Warrants.
                            ------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to completion, dated April 9, 1999


                                   PROSPECTUS

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.


                                2,000,000 Shares

                                  Common Stock

     National Medical Health Card Systems, Inc. is offering 2,000,000 shares of its common stock. There is currently no public market for Health Card's shares. Our shares have been conditionally approved for quotation on the Nasdaq National Market under the symbol "NMHC." We anticipate that the public offering price will be between $8.00 and $10.00 per share.

                    This investment involves a high degree of
                       risk. See "Risk Factors," beginning
                                   on page 8.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                                                                                                                Per Share    Total

Public Offering Price.....................................................................................$
Underwriting Discounts and Commissions....................................................................$
Proceeds to Health Card...................................................................................$

     Health Card has granted the underwriters an option to purchase additional shares to cover over-allotments. It is expected that delivery of the shares will be made to investors on or about ___________, 1999.



                                Ryan, Beck & Co.


                              _______________, 1999

                          ----------------------------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus may only be accurate on the date of this prospectus.

     Until ____________, 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                         -----------------------------


                                                      TABLE OF CONTENTS
                                                                                                                       Page

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Forward Looking Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  19
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Selected Consolidated Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
Certain Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
Description of Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
Shares Eligible for Future Resale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
Underwriting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
Available Information. . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
Index to Financial Statements. . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
                                      ________________________________________

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our shares. We urge you to read this entire prospectus carefully including the "Risk Factors" section, which begins on page 8, and the consolidated financial statements and the notes to those statements. An investment in these securities involves a high degree of risk.


     In this "Prospectus Summary" section, "we," "our" and "ours" refer to Health Card, and "you," "your" and "yours" refer to a purchaser of the shares of Health Card offered by this prospectus.


                   National Medical Health Card Systems, Inc.

     Our Company

     We are an independent company, established in 1981, providing comprehensive prescription benefit management services. Our programs are designed to assist prescription benefit plan sponsors by:

          -    containing the cost of prescription drugs,
          -    monitoring the cost and quality of prescription services,
          -    providing sophisticated consulting   services,   and
          -    providing  disease information services.

Sponsors of prescription benefit plans managed by us include managed care organizations, local governments, unions, corporations and third party health care plan administrators. We focus our marketing efforts on prospective sponsors with plans covering up to 100,000 participants, although we also seek and service sponsors with plans covering less or significantly more plan participants. As of January 1, 1999, plans managed by us covered over 425,000 eligible employees, retirees, members and their dependents. See "Business."

     We began our business as a provider of computerized prescription claims processing services to sponsors. Subsequently, we grew to become a provider of comprehensive prescription benefit management services. In 1995, our management began to redirect the focus of our business, with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services. In particular, we concentrated on (a) attracting a management team with significant industry experience, (b) implementing a nationwide marketing effort and (c) enhancing our information systems.

     During the period July 1, 1995 to January 1, 1999, our network of participating pharmacies grew to over 42,000; during the same period, the number of plan participants covered by sponsors' plans grew approximately 89% from approximately 230,000 to over 425,000. Revenues for the fiscal year ended June 30, 1998 increased 40% as compared to revenues for the fiscal year ended June 30, 1997. Revenues for the six months ended December 31, 1998 increased 48% as compared to revenues for the six months ended December 31, 1997.


     Our Strategy


     As part of our business strategy, we intend to acquire complementary companies and other strategic assets in order to increase revenues, realize operating efficiencies and expand the scope of our services. In addition, we intend to:

          -    expand our sponsor base,
          -    improve our information systems,
          -    expand our consulting and disease information services, and
          -    establish strategic relationships.

See "Risk Factors" and "Business."


     Our Industry

     Prescription benefit management companies evolved to address the need for efficient, cost-effective drug delivery mechanisms. Despite cost containment efforts in the health care industry, continued advances in medical technology, new drug development and increasing drug utilization have led to significant increases in related health care costs, creating a need for more efficient systems. Industry sources estimate that 1997 U.S. purchases for prescription drugs totaled approximately $83 billion, of which purchases from retail outlets were approximately $46 billion and purchases from mail order were approximately $9 billion. Industry sources indicate that prescriptions managed by prescription benefit management companies represent an increasing proportion of such purchases. The health care industry in general, and the prescription benefit management business in particular, encompass many activities that are highly regulated by state and federal government agencies. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business" for a discussion of how government regulation can affect businesses in our industry.

     We believe that the foregoing trends in the pharmaceutical industry will foster greater consolidation within our industry, as many of the smaller prescription benefit management companies will find it increasingly difficult to address the sophisticated needs of health plan sponsors. We also believe there is an increasing demand among these sponsors for comprehensive plan consulting services and disease information services, as cost containment becomes more dependent on improvements in the quality of care. Our consulting and disease information services are being developed to address these demands, through the use of traditional prescription benefit management services combined with an outcome-oriented focus and sophisticated information systems. See "Business--Services-Consulting Services and Disease Information Services."

     Our executive offices are located at 26 Harbor Park Drive, Port Washington, New York 11050 and our telephone number is (516) 626-0007.


     The information contained in this prospectus gives effect to certain events which have not happened yet. In particular, this prospectus gives effect to:


       (a)        a 0.1278447-for-one reverse split in our common stock;
       (b) a reduction in the number of shares of common stock that Health Card will have authority to issue from 200,000,000 to 25,000,000; and
       (c) Health Card's election to be governed by certain recently enacted provisions of New York State's Business Corporation Law.

     In addition, the information in this prospectus is based on the assumption that certain other events do not happen. It is assumed throughout this prospectus that:

       (a) the underwriters do not exercise an over-allotment option, which gives them the right to buy up to 300,000 shares from us; and
       (b) Ryan, Beck & Co., the underwriters' representative, does not exercise the warrants to be granted to it to purchase up to 200,000 shares of common stock.
       (c)        Assumes no options are granted under our 1999 Stock Option
                  Plan.



                                  The Offering



Common Stock Offered ......................................      2,000,000 shares


Common Stock Outstanding
   After the Offering......................................      7,312,497 shares(1)


Use of Proceeds.............................................      Future acquisitions, enhancement of
                                                                  information systems, and working capital
                                                                  including expansion of our sales and
                                                                  marketing efforts and general corporate
                                                                  purposes.  See "Use of Proceeds."

Risk Factors................................................      This Offering involves a high degree
                                                                  of risk and immediate and substantial
                                                                  dilution. See "Risk Factors" and
                                                                  "Dilution."


Proposed Nasdaq National Market Symbol......................      "NMHC"






(1) Assumes no options are granted under our 1999 Stock Option Plan. This figure also excludes 200,000 shares issuable upon the exercise of the representative's warrants and 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. See "Underwriting-The Representative's Warrants."

                          Summary Consolidated Financial Information


Income Statement Data:

                                                                                              Six Months Ended
                                              Years Ended June 30,                              December 31,
                                             ----------------------                            -------------
                                   1996              1997               1998               1997               1998
                                   ====              ====               ====               ====               ====




Revenues                          $56,265,033       $71,288,411        $99,988,921        $43,530,562        $64,400,697

Cost of claims                     50,799,422        64,176,942         91,230,939         39,281,591         57,981,264
                                  ===========      ============         ==========         ==========         ==========

Gross profit                        5,465,611         7,111,469          8,757,982          4,248,971          6,419,433

Selling, general and
   administrative *                 4,216,259        5,855,282           7,192,027          3,214,053          4,976,489
                                 ============    ==============          =========          =========          =========

Operating income                    1,249,352         1,256,187          1,565,955          1,034,918          1,442,944

Other income
   (expense)...........                21,530            42,595           (180,507)            94,806            314,900
                               --------------    --------------         ----------         ----------         ----------

Income before income
   taxes...............             1,270,882         1,298,782          1,385,448          1,129,724          1,757,844

Provision for income
   taxes (benefit).....             (185,275)         (189,984)            569,000            464,000            626,000
                                    ---------         ---------            -------            -------            -------


Net income                       $  1,456,157     $  1,488,766        $    816,448       $    665,724        $ 1,131,844
                                 ============     =============       ============       ============        ===========


Earnings per common
  share:
    Basic .............           $     0.47      $      0.46          $       0.16       $      0.13        $     0.22
    Diluted ...........           $     0.35      $      0.37          $       0.16       $      0.13        $     0.22

Weighted average
 shares outstanding:
    Basic .............            3,093,085         3,258,459           4,966,885         4,962,268          5,099,423
    Dilut .............            4,182,909         4,008,481           4,969,166         4,966,395          5,099,423

------------------------------------------------------------------------------------------------------------------------------
*Includes amounts
  charged by affiliates
  aggregating:. . . . . . .      $ 2,868,974        $4,511,144          $4,904,514        $2,336,618         $1,364,381




Balance Sheet Data:

                                                                          December 31, 1998
                                                                          -----------------

                                                June 30, 1998                Actual                 As Adjusted (1)
                                             ------------------              ------                  ------------

Cash and cash
   equivalents .........                     $  1,305,792                 $ 2,338,974            $16,533,974


Working capital                                (8,658,324)                 (5,941,409)             8,253,591
   (deficit)............

Total assets............                       18,343,900                  22,292,169             37,931,596

Long-term debt
   (including current
   portion).............                            9,742                       5,544                  5,544

Total shareholders'
   equity (deficit).....                       (2,006,282)                  1,068,612             16,708,039




(1)Adjusted to give effect to the closing of the offering at an assumed public offering price of $9.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom as if the offering had been consummated on December 31, 1998.


Supplemental Data(1):

                                                                          Year Ended                            Six Months Ended
                                                                          June 30,                                December 31,



                                                 1995            1996          1997            1998            1997           1998
                                                 ----            ----          ----            ----            ----           ----
  Retail pharmacy claims processed.............1,463,247    1,675,490       1,990,976        2,482,127     1,104,978      1,472,581
  Mail pharmacy claims processed................. 17,889       29,453          62,618          131,513        51,166         85,256
  Estimated Plan Participants
    (at period end)................... ..........230,000      271,784         291,446          401,226       373,750        426,998






----------------------------


(1) This data has not been audited. See "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                  RISK FACTORS

         You should carefully consider the following risk factors before deciding to purchase shares of our common stock. We have separated the risks into two categories:

         -       business risks inherent in our operations and our industry, and
         -       risks relating to our offering of shares.

     Business Risks Inherent in Our Operations and Our Industry

The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business.

     We depend on a small number of sponsors for a significant portion of our revenues. See "Business-Sponsors." The following sponsors accounted for the percentage of revenues and approximate number of participants for the periods indicated in the following table:




                 Sponsor                                  Percent of Revenues                             Number of Participants
                 -------                                  -------------------                             ----------------------

                                                 Year Ended         Six Months Ended               Year Ended      Six Months Ended
                                                June 30, 1998       December 31, 1998             June 30, 1998    December 31, 1998
                                                -------------       -----------------             -------------    -----------------



Vytra Health Plans Long Island, Inc.                42%                       42%                    166,840                178,402

Suffolk County                                      15%                       14%                     38,893                 39,416

Operating Engineers Trust Funds                      8%                       12%                     40,000                 40,607




     We have been providing prescription benefit management services to Vytra Health Plans Long Island, Inc. (formerly known as ChoiceCare Long Island, Inc.) since 1990. We provide such services under two separate arrangements. The first one renews annually from year to year unless terminated by either party. Pursuant to a series of letters and conversations between the parties, we also provide services to Vytra under a second arrangement that began under a written agreement that, as amended, expires in December 1999. Under the second arrangement, our wholly-owned subsidiary, National Medical Health Card IPA, Inc., provides services to Vytra. It is possible that our cost of providing services under the second arrangement could exceed the revenue received from that arrangement. We are in the process of negotiating a more formal amendment to the prior written agreement. See "Business--Sponsors--Significant Sponsors--Vytra." We cannot be certain that a more formal amendment with Vytra will be signed, or that any agreement that is signed will contain terms as favorable to us as the current arrangement.

     Under the first arrangement, the written agreement specifies prices for certain drugs. We have verbally advised Vytra that we have been paying less than the specified prices. In management's opinion, the prices reflected in the agreement constitute maximum prices payable to pharmacies, although this is not expressly stated. Based upon this assumption, and the fact that we verbally advised Vytra of this practice over one year ago and Vytra has not objected, we believe that we have no obligation to refund any amounts to Vytra. Although Vytra has not objected to our paying less, we cannot assure you that Vytra will not object in the future, nor can we assure you that its objection will not result in our losing the contractual relationship with Vytra under this arrangement, or all of its business.

     If we were to lose Vytra as a sponsor due to a disagreement concerning either the first or the second arrangement, or lose a significant portion of Vytra's business, it would have a material adverse effect on our business, operating results and financial condition.

     We have been providing prescription benefit management services to Suffolk County, a municipal corporation of the state of New York, since 1992. We are currently providing services to Suffolk County under an oral agreement, terminable by either party, the economic terms of which are otherwise substantially similar to those of a written agreement that expired on December 31, 1998. In September, 1998, we received a Request for Proposal from Suffolk County which had the effect of informing us that it had elected not to extend the then-current agreement. We submitted a proposal in response to the request. In February, 1999, Suffolk County provided us with a proposed amendment to the written agreement which, among other things, would extend the term until December 31, 1999. We have signed the amendment, although Suffolk County has not signed it as of the date hereof. We cannot be certain that Suffolk County will sign the proposed amendment. See "Business--Sponsors--Significant Sponsors--Suffolk County." If we were to lose Suffolk County as a sponsor, or lose a significant portion of Suffolk County's business, it would have a material adverse effect on our business, operating results and financial condition.

     On December 1, 1997, we began providing prescription benefit management services to Operating Engineers Trust Funds, IUOE Local 12, a construction workers' union, covering approximately 40,000 plan participants. As of the date of this prospectus, we are providing services to the Engineers Union pursuant to an oral agreement. We cannot be certain that a definitive agreement with the Engineer's Union will be signed, or that the agreement (if any) that is signed will contain terms as favorable to us as the current oral agreement. If we were to lose the Engineers Union as a sponsor, or lose a significant portion of its business, it would have a material adverse effect on our business, operating results and financial condition.

     If we lose any of these sponsors, we cannot assure you that we will be able to replace them with additional sponsors. See "Business-Sponsors."

We have a history of working capital deficits, which could adversely affect our business.

     The following table sets out our working capital deficits and shareholders' deficits for the periods indicated in the first column.





      Period Ended                                 Working Capital (Deficit)          Shareholders' Equity (Deficit)
       ------------                             -------------------------          ------------------------------
Year ended June 30, 1996                             $ (7,530,351)                             $   (3,663,125)

Year ended June 30, 1997                             $ (7,436,095)                             $   (2,343,671)

Year ended June 30, 1998                             $ (8,658,324)                             $   (2,006,282)

Six months ended December 31, 1998                   $ (5,941,409)                             $    1,068,612




     We believe that the net proceeds of the offering, together with our existing capital resources and anticipated revenues from operations, will enable us to maintain our current and planned operations for at least 24 months after consummation of the offering. If our plans or assumptions change or prove to be inaccurate, or if the net proceeds of the offering or cash flow prove to be insufficient, we may seek to minimize cash expenditures and/or obtain additional financing in order to support our plan of operations. However, we cannot assure you that additional financing will be available when needed or on terms acceptable to us, if at all. See "Risk Factors-If we do find a suitable acquisition, it may be difficult for us to get financing" and "Use of Proceeds." Our history of working capital deficits may decrease our ability to attract new investors or to raise additional capital.

Our possible inability to pay pharmacies could adversely affect our business.

     Our agreements with pharmacies in our pharmacy network require us to pay them. Even though our agreements with many pharmacies in our network do not require us to make payments within a specified period of time, we know from experience that they expect timely payment. We try to process claims promptly and obtain funds from sponsors before making payment to the participating pharmacies; still, we cannot assure you that the sponsors will pay us on time. See "Business-Services-Pharmacy Network-Pharmacy Relations." We do not believe that there has been any material negative effect on our business resulting from our payment schedule and we believe our relationships with pharmacies are generally good. No assurances can be made that pharmacies in our network will not demand faster payment in the future. If any sponsor fails to pay us on a timely basis, we may be required to pay participating pharmacies before being paid by that sponsor. In addition, if any sponsor fails to pay us at all, we will still be liable to pay our participating pharmacies. Sponsors' failure to pay us, or to pay us in a timely manner, may have an adverse effect on our cash flow and on our ability to maintain our pharmacy network, which in turn could have a material adverse effect on our business, operating results and financial condition.

Lack of participation by pharmacies in our pharmacy network could adversely affect our business.

     The continuation of our services depends heavily on the participation of pharmacies in our pharmacy network, which participation we cannot guarantee. If a substantial portion of the pharmacies were to discontinue their arrangements with us and/or we were unable to maintain a nationwide pharmacy network, our ability to market our prescription benefit management services could be adversely affected and sponsors could discontinue their relationships with us. Consequently, we could experience a loss of revenues, which could have a material adverse effect on our business, operating results and financial condition.

The market for prescription benefit management services is very competitive and is consolidating.


     We compete with numerous companies which provide the same or similar services, such as:


Express Scripts, Inc./ValueRx         National Prescription Administrators, Inc.
PCS Health Systems, Inc.              Diversified Pharmaceutical Services, Inc.
Merck-Medco Managed Care, LLC         Advance Paradigm, Inc.
Provantage Health Services, Inc.      MedImpact Health Care Systems, Inc.
MIM Corp.                             Pharmaceutical Care Network
Consultec, Inc.

     Our competitors include other independent prescription benefit management companies, those affiliated with drug companies and those affiliated with retail pharmacy chains. In addition, present and potential sponsors may find it desirable to perform for themselves the services we render.

     Many of our competitors have been in existence for longer periods of time, are far better established than we are, have broader public recognition, and/or have financial and marketing resources substantially greater than ours. Some have more experienced management and have far more extensive facilities than those which are now, or in the foreseeable future will become, available to us. We cannot assure you that we will remain competitive or that we will successfully market prescription benefit management services to existing and new sponsors. See "Business- Competition." If we are unable to market and sell our services as well as or better than our competitors, there could be a material decline in revenues and/or other material adverse effects on our business, operating results and financial condition.

Consolidation and alliances among sponsors and health care providers may result in the loss of current and potential sponsors.

     Over the past several years, insurance companies, HMOs and managed care companies have experienced significant consolidation. Our sponsors have been and may continue to be subject to consolidation pressures. Consolidation and alliances have caused us to lose sponsors in the past. Although we may gain sponsors from certain consolidations and alliances in the industry, it is also possible that we will lose sponsors as a result of consolidations and alliances. Consolidations and alliances by their very nature reduce the number of clients who may need our services. We cannot assure you that any new sponsors and any renewal of current contracts will offset the revenues lost from sponsors electing not to use our services, or sponsors who cease to exist, as a result of a consolidation or alliance. See "Business--Sponsors." The loss of such revenues would have a material adverse effect on our business, operating results and financial condition.

     Furthermore, some health care providers are consolidating to create integrated health care delivery systems with greater regional and national market power. These merging systems could have increased bargaining power, which may lead to erosion of prices for our services. Our failure to maintain adequate margins could have a material adverse effect on our business, operating results and financial condition.

Our possible violation of confidentiality provisions could adversely affect our business.

     We are a party to numerous agreements which contain confidentiality provisions. We have agreed to keep confidential certain terms of our arrangements with Vytra and our rebate administrator, Foundation Health Pharmaceutical Services, d/b/a Integrated Pharmaceutical Services, among others. These confidentiality provisions prohibit us from disclosing either certain terms of the agreement or the existence of the agreement. We have not obtained waivers of these confidentiality provisions from any of the other parties to these agreements. Thus, the disclosure in this prospectus which describes these agreements, and/or the filing of any such agreement as an exhibit to the registration statement, may constitute a violation of the terms of such agreement. Such a violation could in turn lead to liability for breach of such contractual provision, a loss of business, or other material adverse effect on our business, operating results and financial condition.

Our business is designed to function in the current health care reimbursement system; changes in that system could materially adversely affect our business.

     Our services are designed to function in the health care financing and reimbursement system currently being used in the United States. During the past several years, the U.S. health care industry has been subject to increased governmental regulation of reimbursement rates. We cannot predict what effect, if any, such factors might have on our business, operating results and financial condition. We believe that the commercial value and appeal of our services may be adversely affected if the current health care reimbursement system were to be materially changed.

Our business could be adversely affected if our rebate administrator terminates our agreement, or if drug manufacturers alter or discontinue rebate programs.

     Pursuant to an agreement with Foundation Health Pharmaceutical Services d/b/a Integrated Pharmaceutical Services, a rebate administrator, we submit claims for rebates to Integrated. These rebates relate to certain prescriptions filled under plans that we administer. Integrated submits our rebate claims, along with rebate claims of others, to the appropriate drug manufacturer, pursuant to agreements Integrated has negotiated with various drug manufacturers. We have signed joinder agreements, joining us to certain agreements between Integrated and certain drug manufacturers, some of which obligate us to include certain drugs at specified levels in our formulary in order to receive corresponding levels of rebates; certain of these joinder agreements obligate us to exclude certain drugs from our formulary. We have been provided with summaries of the rebate programs which we understand to be the subject of those agreements, but have not been provided with the actual agreements. Although we have not experienced any problems in the past, we cannot assure you that the terms of those agreements will not have a material adverse effect on our business, operating results and financial condition.

     Our agreement with Integrated is terminable on 90 days' prior notice by either party. For the fiscal years ended June 30, 1998, 1997 and 1996, rebates accounted for 1%, 1% and 3% of our revenues, respectively. If Integrated terminates the agreement, and another rebate administrator is not engaged, it would have a material adverse effect on our business, operating results and financial condition. We cannot assure you that the Integrated agreement will not be terminated. On March 31, 1999, one of our competitors, Advance Paradigm, Inc., announced that it had acquired Integrated. We are not sure what effect, if any, such acquisition will have on our business.

     An event that is much less likely to occur but is a more significant economic risk is that drug manufacturers might cease to offer rebates on their products. Although we are unaware that any such cessation is planned, and we believe that cessation of such programs is unlikely, we cannot be certain that drug manufacturers will continue to offer rebates. If such rebate programs were to be discontinued, we could suffer a loss of revenues which could have a material adverse effect on our business, operating results and financial condition.

     Certain of our sponsors, including Vytra and Suffolk County, are entitled to a portion of rebates received by us. Our participation in such rebate programs and rebate sharing programs may expose us to investigation and/or punishment under certain laws, rules and regulations including the federal Anti-Kickback Statute and state laws and regulations regarding professional misconduct applicable to pharmacies. See "Business--Government Regulation." Our failure to obtain certain rebates could cause us to be in violation of agreements with certain sponsors and could negatively impact our ability to compete. See "Risk Factors-The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business.

     The healthcare industry is subject to extensive laws and regulations. Compliance with such laws and regulations may impose a significant burden on our operations. We have not, in the past, been the subject of any regulatory enforcement action. However, the regulatory requirements we must comply with in conducting our business vary from state to state and at the federal level, and are not always clear as to meaning or consistently enforced. Some aspects of our business may be subject to differing interpretations of the applicable laws and regulations by the various agencies responsible for their enforcement. While we may not have complied in the past, we have recently reviewed our operations for areas of non-compliance and we believe that we substantially comply with the laws and regulations material to the operation of our business, or are taking steps to identify and comply with such laws and regulations.

     However, regulatory authorities may disagree and take enforcement or other actions against us. These actions may result in fines or other penalties (both civil and criminal), or suspend, restrict or prelude us from engaging in certain business practices in the relevant jurisdiction or subject us to injunction, loss of license and/or exclusion from the Medicare and Medicaid programs. In addition, we cannot predict the impact of future legislation and/or regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

     Our business is subject to the following particular risks that arise as a result of this regulatory environment:

         - some of our activities have been conducted without obtaining licenses that may have been required.

         - our participation in and activities regarding our rebate, therapeutic interchange and formulary management programs may violate the Anti-Kickback Statute and the laws and related rules of professional misconduct applicable to licensed pharmacies.

         - our use of certain health information may violate certain rights of privacy and confidentiality of plan participants.

         - our activities with respect to disease information services, drug usage monitoring, preferred drug management and consulting services may violate certain laws and regulations applicable to licensed professions, including medicine, nursing, and pharmacy.

         - future agreements with Vytra must be submitted to the New York State Department of Health for review. DOH may not approve the agreement.

         - some of the services we are required to provide under the terms of our agreements with sponsors could be found to violate certain utilization review regulations.

         - our activities as a prescription benefit manager may be subject to regulation in any state in which our sponsors, plan participants or participating pharmacies conduct business or reside.

     A finding that we have violated any of the laws or regulations applicable to our business could have a material adverse effect upon our business, operating results and financial condition. Moreover, our involvement in any judicial or regulatory proceeding regardless of its merits, and the related costs of defending ourselves, could have a material adverse effect on our business, operating results and financial condition. For a more detailed discussion of the risks stated above and an analysis of government regulations which may apply to our business, see "Business--Government Regulation."

         Certain of our activities could be deemed to constitute violations of anti-trust regulations.

     Retail pharmacies have instituted lawsuits against drug manufacturers challenging brand drug pricing practices under various state and federal anti-trust laws. These lawsuits contend that drug manufacturers have offered discounts or rebates to pharmacy benefit management companies while precluding retail pharmacies from the availability of the discounts and rebates. In one lawsuit, the parties agreed that retail pharmacies would be eligible for similar discounts should they demonstrate the ability to affect market share in the same or similar manner as managed care entities. Although we have not been named a party to that lawsuit, we could face increased competition from pharmacies and pharmacy chains. Beyond these specific instances, federal and state anti-trust laws and trade regulations permit enforcement not only by governmental entities but also by any person injured in business by reason of any act prohibited by such laws or regulations. Moreover, many of these laws entitle any person threatened with loss or damage by anti-trust violations to obtain injunctive relief. In addition, a successful anti-trust plaintiff may be entitled to treble damages and attorneys' fees.

         Certain of our activities could be deemed to constitute violations of ERISA regulations.

     It is possible that we could be restricted from commercial activities and relationships with pharmacies, drug manufacturers and others, if those relationships conflicted with fiduciary duties to plan members under ERISA statutes and regulations. These restrictions would apply only if it were determined that we are a fiduciary under ERISA. We could be considered a fiduciary and be subject to applicable penalties under ERISA if it were found that we:

         - have discretionary responsibility for part or all of a group plan's administration, or
         - exercise authority or control over the management or disposition of the plan's assets.

We may not acquire complementary companies or strategic assets, or may not successfully integrate them into our operations.

     Following the consummation of the offering, we intend to identify and pursue acquisitions of complementary companies and strategic assets, such as sponsor bases, products and technology. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify acquisition opportunities.


     If any such opportunity involves the acquisition of a business, we cannot be certain that:


          - we will successfully integrate the operations of the acquired business with ours,
          -    all the benefits expected from such integration will be realized,
          - management's attention will not be diverted or divided, to the detriment of current operations,
          - amortization of acquired intangible assets will not have a negative effect on our operating results or other aspects of our business,
          - delays or unexpected costs related to the acquisition will not have a detrimental effect on our combined business, operating results and financial condition,
          - sponsor dissatisfaction with, or performance problems at, an acquired company will not have an adverse effect on our reputation, or
          - our respective operations, management and personnel will be compatible.

In most cases, acquisitions will be consummated without seeking and obtaining shareholder approval, in which case shareholders will not have an opportunity to consider and vote upon the merits of such an acquisition. Although we will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that we will properly ascertain or assess such risks.
See "Business--Business Strategy."

If we do find a suitable acquisition, it may be difficult for us to get financing.

     To the extent that potential acquisition candidates are unwilling to accept our common stock as part of the acquisition payment, we may be required to use cash resources for our acquisition program. We may be required to obtain additional financing for future acquisitions. If we do not have sufficient cash, our growth could be limited unless we can obtain additional capital through debt or equity financings. We cannot assure you that we will be able to obtain financing on commercially reasonable terms or at all. Furthermore, equity financing will result in a dilution to our existing shareholders. The degree of dilution may be significant. In the case of debt financing, we run the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness. See "Use of Proceeds." If debt and/or equity financings are undertaken, our acquisition plan may be adversely affected.

We depend on our Chairman of the Board and other executive management, who have experience in helping companies grow.

     We believe that our future success depends significantly upon the continued services of our senior management, in particular Bert E. Brodsky, Chairman of the Board, Chief Executive Officer and a director, and Gerald Shapiro, Vice Chairman of the Board. Both Mr. Brodsky and Mr. Shapiro are experienced in helping companies grow. The loss of the services of either Mr. Brodsky or Mr.

Shapiro and of other persons in senior management would mean the loss of years of experience in both general business matters and in our industry, which could have a material adverse effect on our operations and financial condition. We cannot assure you that we will be able to retain our current management. Upon the consummation of the offering, we will obtain a $1,000,000 key-person life insurance policy on Mr. Brodsky.

Our Chairman of the Board and his affiliates will own or control over 50% of our outstanding common stock and will control Health Card.

     Prior to the offering, our Chairman of the Board, Mr. Brodsky, and his affiliates beneficially owned or controlled an aggregate of 83.8% of our issued and outstanding common stock, including shares subject to existing options. Upon the closing of the offering, Mr. Brodsky and his affiliates will beneficially own or control an aggregate of 60.9% of the shares of common stock in the event the over-allotment option is not exercised and 58.5% of the shares of common stock in the event the over-allotment option is exercised. Accordingly, such shareholders, acting together, for as long as they own more than 50% of the outstanding common stock, will have the ability to significantly influence:

          -    the election of our Board of Directors,
          -    the  approval  of matters  requiring  approval of the
               Board  of   Directors,   and
          -    decisions on  matters submitted to our shareholders for approval.

The ability of a small group of shareholders to exert such influence may materially impair our ability to attract new investors or to obtain financing. The voting power of these holders may also discourage or prevent any proposed takeover of our company unless the terms thereof are approved by such holders. See "Management" and "Principal Shareholders."

The termination of our relationship with Sandata, Inc. would materially adversely affect our business.

     Our relationship with Sandata, Inc., an affiliated third party that supplies a significant portion of our information systems technology, is described in the sections of this prospectus entitled "Business - Information Systems" and "Certain Transactions-Health Card's Relationship with Sandata." Sandata provides consulting services and leases computer hardware to us; the termination of this relationship would have a material adverse effect on our business due to the significant amount of equipment and services this affiliated party supplies to us. In addition, because we lease computer hardware from a subsidiary of Sandata, and because this subsidiary has historically developed and maintained a significant portion or our information systems, the termination of this relationship would have a material adverse effect on our operating results and financial condition.

Enhancement of our information systems may be costly and/or disruptive.

     Our information systems constitute our primary resource for providing integrated prescription benefit management services. Our on-line claims management system is an integral part of our information systems. In addition, we obtain certain components of our information systems from affiliated and unaffiliated third party vendors. We expect that we will need to enhance these systems from time to time. The cost of enhancements may be significant, and may require the significant use of our operational resources, including personnel. We cannot assure you that any such enhancements will be made without significant disruption of our business and/or a material adverse effect on our operating results and financial condition. If we are unable to effect these enhancements, it may place us at a competitive disadvantage, which could in turn have a material adverse effect on our business, operating results and financial condition.

Computer problems associated with the Year 2000 could have an adverse effect on our business.

     We cannot assure you that the systems of other companies on which our systems rely will be Year 2000 compliant in a timely fashion. Other than the foregoing, our management does not believe that we will have any material Year 2000 risks, either in terms of operational difficulties or expenses, although no assurances can be made that our assessment is correct. See "Business-Preparation for Year 2000 Readiness." If management's assessment of our Year 2000 readiness is incorrect, or if other companies' Year 2000 problems are significant, it could have a material adverse effect on our business, operating results and financial condition. See "Business-Year 2000 Readiness."

There is intense competition to hire and retain individuals who are experienced in our industry.

     Our success is partly dependent upon our ability to hire and retain additional personnel. Qualified personnel are generally in great demand in our business, and our inability to recruit and/or retain them could have a materially adverse effect on our business, operating results and financial condition. We cannot assure you that we will be able to attract and retain additional qualified personnel in the future.

     Risks Related to Our Offering of Shares

Management will have significant discretion over the use of proceeds since a large portion of the proceeds is allocated to working capital. Management may use the proceeds in a manner which is different from their current intent.

     While we intend to use the net proceeds of the offering as described in the "Use of Proceeds" section of this prospectus, we will have broad discretion to adjust the application and allocation of such net proceeds in order to address changed circumstances and opportunities. The success of our acquisition plans, and of the operations that are influenced by working capital allocations, will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds. See "Use of Proceeds."

There is no current public market for our common stock.

     There is presently no public market for our common stock and we cannot assure you that an active public market will develop or be sustained after the offering. The offering price per share of the common stock will be determined by negotiations between us and Ryan, Beck, and is not necessarily related to our asset value, net worth or other established criteria of value, and may not be indicative of the prices that will prevail in the public market. In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. Since there is currently no active public market, the offering price may not bear any relationship to the actual value of our common stock. The market price of our common stock, similar to that of securities of other growing companies, may be highly volatile. The market price of the common stock could be subject to significant fluctuations in response to our operating results and other factors, and there can be no assurance that the market price of our common stock will not decline below the offering price. See "Underwriting," "Description of Securities" and "Financial Statements."

Representative's warrants could dilute shareholders' interests or impair our ability to raise capital.


     Ryan, Beck will buy from us, for nominal consideration, warrants to purchase an aggregate of 200,000 shares of common stock. For the term of the warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the warrants. See "Underwriting--The Representative's Warrants."


Other risks related to our offering could adversely affect the market price of our shares.

     Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock. See "Shares Eligible for Future Sale." If you purchase the common stock, you will incur immediate and substantial dilution in the book value of your shares. See "Dilution." We have never paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. See "Dividend Policy."

                           FORWARD LOOKING STATEMENTS


     This prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward- looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors," as well as factors discussed in other places in this prospectus.




                                 USE OF PROCEEDS


     The net proceeds to be received by Health Card from the sale of 2,000,000 shares of common stock offered hereby are estimated to be $15,695,000 based on an assumed offering price of $9.00 per share. Net proceeds are estimated after deducting underwriting discounts and commissions, and other estimated expenses of the offering payable by Health Card.

     Health Card anticipates that the net proceeds will be used as follows:

          -    approximately $10,000,000 for future acquisitions,
          -    $1,500,000 for enhancement of Health Card's information  systems,
          -    $4,195,000 for working capital,  including expansion of Health
          - Card's sales and marketing efforts, and general corporate purposes.

Health Card intends to acquire other prescription benefit management companies and related strategic assets. Although Health Card is exploring acquisition opportunities, no discussions have proceeded past the exploratory stage. Health Card has no agreements or commitments with respect to any such acquisition. Health Card has not allocated any particular portion of the net proceeds for any specific acquisition. The net proceeds from the offering will be invested in interest bearing government securities and other short-term investment grade securities until needed.


                                 DIVIDEND POLICY

     Health Card has not declared or paid any cash dividends in the past and does not anticipate doing so in the foreseeable future. Health Card intends to retain any earnings to finance its growth. Any future payments of dividends will be at the discretion of the Board of Directors and will depend upon such factors as the Board of Directors deems relevant. No assurance can be given that Health Card will pay dividends in the foreseeable future.

                                    DILUTION


     The difference between (a) the offering price per share of common stock and
(b) the net tangible book value per share after the offering, constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing the net tangible book value of Health Card (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     As of December 31, 1998, the net tangible book value of Health Card was $1,068,612, or $0.20 per share. Assuming an amount of net proceeds as described in "Use of Proceeds" above, the net tangible book value of Health Card as of December 31, 1998, assuming the offering had been consummated on that date, would have been $16,708,039 or $2.28 per common share. This amount represents:

          - immediate dilution of approximately $6.72 (75%) per share of common stock to new investors, and
          - an immediate increase of approximately $2.08 per share of common stock to current shareholders.

The following table illustrates the per share dilution to new investors:

         Assumed offering price of common stock.........................  $ 9.00
                  Net tangible book value
                      before offering. . . . ..................   $  0.20
                  Increase attributable to new investors ........ $  2.08
                  Net tangible book value after
                      the offering......................................  $ 2.28
                                                                          ------

         Total dilution to new investors (1)............................  $ 6.72
                                                                          ======

     The following table sets forth the relative cost and ownership percentage of the common stock offered hereby as compared to the common stock outstanding immediately prior to the offering:



                                          Shares Purchased(1)          Total Consideration       Average Price
                                     Number             Percent       Amount           Percent       Per Share
                                     ------             -------       ------           -------       ---------



Current shareholders..........       5,312,497           72.6%        $2,906,100(2)     13.9%        $ 0.55
New investors ................       2,000,000           27.4%       $18,000,000        86.1%        $ 9.00
                                     ---------           -----       -----------        -----        ------

        Total.................       7,312,497          100.0%       $20,906,100         100%
                                     =========          =====        ===========         ===


(1) This figure excludes 200,000 shares issuable upon the exercise of the representative's warrants and 300,000 shares issuable upon exercise of the underwriters' over-allotment option. See "Description of Capital Stock-Common Stock."

(2) Not reduced by notes receivable in the amount of $1,510,850 issued by shareholders as payment for shares.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1998, (i) the actual capitalization of Health Card, and (ii) the as adjusted capitalization to give effect to the application of the proceeds from the offering (at an assumed public offering price of $9.00 per share of common stock and net of underwriting discounts and commissions and estimated offering expenses). The table should be read in conjunction with Health Card's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                                                                   As of December 31, 1998
                                                                                   -----------------------


                                                                                 Actual          As Adjusted(1)
                                                                                 ------          --------------



Current portion of long term debt                                                                   $            5,544
                                                                                                    ==================
Long-term debt, net of current portion                                    $         5,544           $           - - -
                                                                          ===============            -----------------
                                                                          $        - - -
Preferred stock, $.10 par value,
  10,000,000 shares authorized; none
  issued and outstanding                                                                                         - - -
                                                                                    - - -
Common stock, $.001 par value,
   25,000,000 shares authorized;
   5,312,497 shares issued and outstanding
   (actual), 7,312,497 shares issued and
   outstanding (as adjusted) ............................                          5,313                        7,313

Additional paid-in capital...............................                      2,900,787                   18,538,214

(Accumulated deficit)....................................                       (326,638)                    (326,638)

Notes receivable-shareholders............................                     (1,510,850)                  (1,510,850)
                                                                             ------------               --------------

Total shareholders' equity ..............................                      1,068,612                   16,708,039
                                                                            -------------                -------------

     Total Capitalization...............................                   $   1,074,156                 $ 16,713,583
                                                                            =============                 ============



(1) This figure excludes 200,000 shares issuable upon the exercise of the representative's warrants and 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. See "Description of Capital Stock-Common Stock."

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables summarize certain selected financial information for each of the years in the five year period ended June 30, 1998 and for the six months ended December 31, 1997 and 1998 and provide certain supplemental data. The consolidated income statement data for the years ended June 30, 1996, 1997 and 1998 and the selected consolidated balance sheet data as of June 30, 1997 and 1998 have been derived from the audited consolidated financial statements of Health Card included elsewhere in this prospectus. The consolidated income statement data for the years ended June 30, 1994 and 1995 and the selected consolidated balance sheet data as of June 30, 1994 and 1995 have been derived from unaudited financial statements of Health Card which are not included in this prospectus. The consolidated income statement data for the six months ended December 31, 1997 and 1998 and the selected consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from Health Card's unaudited interim consolidated financial statements, included elsewhere in this prospectus, which in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information contained in this table should be read in conjunction with Health Card's consolidated financial statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated income statement data for the six month period ended December 31, 1998 is not necessarily indicative of the results of operations that may be expected for a full year.

Income Statement Data:


                                                                                                                   Six Months Ended
                                                   Year Ended June 30,                                             December 31,
                            ----------------------------------------------------------------------          -------------------


                           1994           1995              1996              1997            1998           1997           1998
                           ====           ====              ====              ====            ====           ====           ====




Revenues .........      $38,751,636    $45,230,912       $56,265,033    $71,288,411      $99,988,921      $43,530,562   $ 64,400,697

Cost of claims....       37,174,861     42,316,738        50,799,422     64,176,942       91,230,939       39,281,591     57,981,264
                         ==========    ===========       ===========    ===========       ==========       ==========     ==========

Gross profit......        1,576,775      2,914,174         5,465,611      7,111,469        8,757,982        4,248,971      6,419,433

Selling and general
   administrative
   expenses *             1,792,037      3,394,577         4,216,259      5,855,282        7,192,027        3,214,053      4,976,489
                          =========    ===========      ============    ===========        =========        =========      =========

Operating income
   (loss) ...........  $  (215,262)    $ (480,403)      $  1,249,352   $  1,256,187      $ 1,565,955       $1,034,918    $ 1,442,944

Other income
   (expense).........         1,585         17,723            21,530         42,595        (180,507)           94,806        314,900
                             ------         ------            ------         ------        ---------           ------        -------

Income before income
   taxes (loss)......     (213,677)      (462,680)         1,270,882      1,298,782        1,385,448        1,129,724      1,757,844


Provision for income
   taxes (benefit)...           429            850         (185,275)       (189,984)          569,000          464,000       626,000
                                ---            ---         ---------      ---------          -------          -------        -------


Net income (loss)....   $ (214,106)       (463,530)    $  1,456,157    $  1,488,766      $    816,448    $     665,724    $1,131,844
                        ===========     ===========     =============    ===========     ============    =============    ==========

Earnings per common
   share:
   Basic ...........    $   (0.09)    $      (0.19)    $       0.47     $     0.46      $       0.16     $       0.13     $     0.22
   Diluted..........    $   (0.09)    $      (0.19)    $       0.35     $     0.37      $       0.16     $       0.13     $     0.22

Weighted average
number of common
shares outstanding:
   Basic...........      2,459,748        2,447,057        3,093,085      3,258,459        4,966,885        4,962,268      5,099,423
   Diluted.........      2,459,748        2,447,057        4,182,909      4,008,481        4,969,166        4,966,395      5,099,423



------------------------------------------------------------------------------------------------------------------------------------
*Includes amounts
   charged by affiliates
   aggregating:       $    934,561     $  2,342,352     $  2,868,974   $  4,511,144      $ 4,904,514      $ 2,336,618    $ 1,364,381





Balance Sheet Data:

                                                    June 30,                                                       December 31,
                           ------------------------------------------------------------------------      --------------------------


                            1994           1995           1996            1997             1998           1997            1998
                            ====           ====           ====            ====             ====           ====             ====


Cash and cash
  equivalents........       $7,629         $30,629        $11,137       $ 1,782,597     $ 1,305,792       $ 111,411      $2,338,974

Working capital
  (deficit) .........   (3,226,240)     (5,760,534)    (7,530,351)       (7,436,095)     (8,658,324)     (7,580,366)     (5,941,409)


Total assets ........    2,553,723       3,975,483      8,531,507        11,871,820      18,343,900      14,845,724      22,292,169

Long-term debt
(including current
portion).............         ----          25,346        869,437           263,648           9,742          14,744           5,544


Total shareholders'
equity (deficit)....    $(2,844,382)   $ (4,527,246)   $(3,663,125)    $ (2,343,671)    $(2,006,282)    $(1,897,882)    $ 1,068,612






Supplemental Data(1):

                                                     Year Ended                                             Six Months Ended
                                                      June 30,                                                December 31,
                                          --------------------------------------------------            -----------------------

                                          1995            1996            1997           1998              1997            1998
                                          ----            ----            ----           ----              ----            ----



Retail pharmacy claims processed         1,463,247     1,675,490      1,990,976      2,482,127          1,104,978      1,472,581
Mail pharmacy processed claims              17,889        29,453         62,618        131,513             51,166         85,256
Estimated plan participants                230,000       271,784        291,446        401,226            373,750        426,998
  (at period end)

(1) This data has not been audited. See "Prospectus Summary," "Management's Discussion and Analysis of Operations" and "Business."


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     Health Card derives its revenues from the provision of comprehensive prescription benefit management services to sponsors of prescription benefit plans. Sponsors of such plans managed by Health Card include managed care organizations, local governments, unions, corporations and third party health care plan administrators. Revenues include (i) the cost of pharmaceuticals dispensed by pharmacies participating in Health Card's pharmacy network or by Health Card's mail service pharmacies, (ii) related administrative and dispensing fees, and (iii) rebates received from pharmaceutical manufacturers. Cost of sales includes the amounts paid to network pharmacies for pharmaceutical claims and the cost of prescriptions sold through the mail service pharmacies. Rebates accounted for less than 2% of revenue, but contributed approximately 17% of total gross margin during the six months ended December 31, 1998. Three sponsors, Vytra, Suffolk and Operating Engineers, accounted for approximately 68% of revenues during the same period.

     Health Card provides its sponsors with integrated prescription benefit management services, including electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail pharmacy claims management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information programs, data access, reporting and information analysis and physician profiling. Health Card currently has a pharmacy network of approximately 42,000 participating pharmacies including retail chains and independent pharmacies, in addition to several mail order pharmacies.

     Health Card has developed and is continuing to develop a comprehensive prescription benefit database and performs outcome studies to develop disease information programs which are used to reduce overall healthcare costs. Because Health Card believes that information-based services are becoming a more important component of managed care, Health Card believes that its disease information programs will provide an increasing source of revenue in the future.

     The prescription benefit management industry is intensely competitive, generally resulting in continuous pressure on Health Card's gross profit as a percentage of total revenue. In recent years, industry consolidation and dramatic growth in managed healthcare have led to increasingly aggressive pricing of prescription benefit management services. Given the pressure on all parties to reduce healthcare costs, Health Card expects this competitive environment to continue for the foreseeable future.

     Since 1995, Health Card has made key additions to its senior management team and has invested heavily in building its information systems infrastructure, and hiring professional staff and marketing and service personnel and expects to continue making such investments. Health Card plans to continue its internal growth through increased marketing of its services and by expanding the range of services offered, particularly to include value added consulting and information-based services which Health Card believes to be in growing demand within the healthcare industry. In addition, Health Card intends to use a large portion of the proceeds of this offering to supplement its internal growth by making acquisitions of other prescription benefit management service providers.

RESULTS OF OPERATIONS

Six month period ended December 31, 1998 compared to the six month period ended December 31, 1997

     Revenues increased $20.8 million or approximately 48% from $43.6 million for the six months ended December 31, 1997 to $64.4 million for the six month ended December 31, 1998. The increase resulted primarily from a $6.4 million increase in fees related to the increase in the number of plan participants under an agreement with one of our major sponsors and a $14.4 million increase resulting from an increase in the volume of claims processed under Health Card's other plans.

     Cost of claims increased $18.7 million or approximately 48%, from $39.3 million for the six months ended December 31, 1997 to $58 million for the six months ended December 31, 1998. As a percentage of revenues, cost of claims remained constant at 90%.

     Gross profit increased $2.2 million, from $4.2 million for the six months ended December 31, 1997 to $6.4 million for the six months ended December 31, 1998, primarily as a result of the increase in revenues, offset by the increase in the cost of claims.

     Selling, general and administrative expenses, which include amounts charged by affiliates, increased $1.8 million or approximately 56%, from $3.2 million for the six months ended December 31, 1997 to $5 million for the six months ended December 31, 1998. The increase resulted primarily from an increase of $614,000 in the bad debt reserve, a $170,000 bonus accrual to certain officers/stockholders, a $180,000 compensation accrual to an officer/stockholder and an $836,000 increase in compensation, benefits, sales and marketing and other expenses related to the expansion of our business.

     General  and  administrative   expenses  charged  by  affiliates  decreased
$900,000 or approximately 39%, from $2.3 million for the six months ended December 31, 1997 to $1.4 million for the six months ended December 31, 1998. The decrease resulted primarily from a decrease of $1.4 million due to compensation of employees hired by Health Card who were previously engaged through an affiliated service vendor, offset by increases of $155,000 for equipment rental, $105,000 for consulting and $240,000 for increases in other operating expenses.

     Other income increased $220,000, from $95,000 for the six months ended December 31, 1997 to $315,000 for the six months ended December 31, 1998, due to a $181,000 increase in interest accrued on a loan due from an affiliate and a $39,000 increase in interest earned on short term investments of excess cash balances.

     The provision for income taxes increased $162,000, from $464,000 for the six months ended December 31, 1997 to $626,000 for the six months ended December 31, 1998, as a result of increased taxable income.

Fiscal year ended June 30, 1998 compared to fiscal year ended June 30, 1997

     Revenues increased $28.7 million or approximately 40%, from $71.3 in fiscal 1997 to $100 million in fiscal 1998. The increase resulted primarily from a $9.6 million increase in fees related to the increase in the number of plan participants under an agreement with one of our major sponsors and a $19.1 million increase resulting from an increase in the volume of claims processed under Health Card's other plans.

     Cost of claims increased $27 million or approximately 42% from $64.2 million in fiscal 1997 to $91.2 million in fiscal 1998. As a percentage of revenues, cost of claims increased from approximately 90% in fiscal 1997 to approximately 91% in 1998, due primarily to a higher number of claims processed, at a reduced billing rate, under an agreement with one of our major sponsors.

     Gross profit increased $1.7 million, from $7.1 million for fiscal 1997 to $8.8 million for fiscal 1998, as a result of the increase in revenues offset by the increase in the cost of claims.

     Selling, general and administrative expenses, which include amounts charged by affiliates, increased $1.3 million or approximately 22%, from $5.9 million in fiscal 1997 to $7.2 million in fiscal 1998. The increase resulted primarily from $881,000 of additional compensation and benefits for personnel required to process additional claims and to expand Health Card's sales and marketing efforts. In addition, $321,000 of the increase resulted from increased administrative, marketing and consulting fees incurred with related parties and $90,000 of marketing and consulting costs that were incurred with a third-party consultant. As a percentage of revenues, selling, general and administrative expenses decreased from 8.2% in fiscal 1997 to 7.2% in fiscal 1998.

     General and administrative expenses charged by affiliates increased $400,000 or approximately 9% from $4.5 million in fiscal 1997 to $4.9 million in fiscal 1998. The increase resulted primarily from an increase of $682,000 in salaries offset by decreases of $259,000 for write-offs of software and $23,000 for miscellaneous expenses.

     Other income decreased approximately $224,000, from income of $43,000 in fiscal 1997 to a net expense of $181,000 in fiscal 1998, due to $445,000 of public offering expenses. This was offset by a $114,000 increase in interest accrued on stockholder loans, a $30,000 increase in interest accrued on a loan due from an affiliate and a $77,000 increase in interest earned on short term investments of excess cash balances.

     The provision for income taxes increased $759,000, from a benefit of $190,000 in fiscal 1997 to an expense of $569,000 in fiscal 1998, as a result of the increase in taxable income and a decrease in the deferred tax valuation allowance in the 1997 period.

Fiscal year ended June 30, 1997 compared to fiscal year ended June 30, 1996

     Revenues increased $15 million or approximately 27% from $56.3 million in fiscal 1996 to $71.3 million in fiscal 1997. The increase resulted primarily from a $15 million increase in fees related to the increase in the number of plan participants under an agreement with one of our major sponsors.

     Cost of claims increased $13.4 million or approximately 26%, from $50.8 million in fiscal 1996 to $64.2 million in fiscal 1997. As a percentage of revenues, cost of claims remained unchanged at approximately 90%.

     Gross profit increased $1.6 million, from $5.5 million in fiscal 1996 to $7.1 million in fiscal 1997, primarily as a result of the increase in revenues, offset by the increase in the cost of claims.

     Selling, general and administrative expenses, which include amounts charged by affiliates, increased $1.7 million or approximately 40%, from $4.2 million in fiscal 1996 to $5.9 million in fiscal 1997. The increase resulted primarily from an increase of $824,000 in write-offs of capitalized software costs, $636,000 in fees related to an increase in personnel performing sales and bookkeeping functions and $104,000 in increased sales and marketing efforts. The increases are a result of an expanded customer base and expenses incurred by Health Card to expand Health Card's services available to sponsors. As a percentage of revenues, selling, general and administrative expenses increased from 7.5% in fiscal 1996 to 8.2% in fiscal 1997.

     General and administrative expenses charged by affiliates increased $1.6 million or approximately 55% from $2.9 million in fiscal 1996 to $4.5 million in fiscal 1997. The increase resulted primarily from an increase of $824,000 for write-offs of software, $624,000 for salaries, $114,000 for rent and $38,000 for miscellaneous expenses.

     Other income increased $21,000, from $22,000 in fiscal 1996 to $43,000 in fiscal 1997, as a result of additional interest earned on overnight investments.

     The effective income tax rate remained unchanged at an approximate benefit of 15%, due to the reduction of the deferred income tax valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1997 and 1998 and December 31, 1998, Health Card had a working capital deficiency of $7.4 million, $8.7 million and $5.9 million, respectively.

     Net cash provided by operating activities was approximately $1.2 million, $3.5 million, $922,000 and $10,000 for the fiscal years ended June 30, 1996, 1997 and 1998 and the six month period ended December 31, 1998, respectively. During fiscal 1998, net cash provided by operating activities resulted primarily from net income and an increase in accounts payable offset by an increase in accounts receivable and due to/from affiliates. The increases in accounts receivable and accounts payable were due to an increase in the volume of business. For the six month period ended December 31, 1998, net cash provided by operating activities resulted primarily from net income offset by increases in accounts receivable net of an increase in the bad debt reserve.

     Historically, the timing of Health Card's accounts receivable and accounts payable has generally been a net source of cash from operating activities. There can be no assurance that such terms of trade will continue in the future. If these terms were to materially change, Health Card could require additional financing and there can be no assurance that such financing could be obtained at rates or on terms acceptable to Health Card, if at all.

     Net cash used in investing activities amounted to approximately $387,000, $477,000, $416,000 and $972,000 for the fiscal years ended June 30, 1996, 1997 and 1998 and the six month period ended December 31, 1998, respectively. These uses of cash resulted primarily from capital expenditures and advances and payments of amounts due to/from stockholders.

     Net cash (used in), provided by financing activities amounted to approximately ($823,000), ($1.2 million), ($983,000) and $2 million for the fiscal years ended June 30, 1996, 1997 and 1998 and the six month period ended December 31, 1998, respectively. These uses of cash resulted primarily from capital distributions and repayment of debt. The cash provided for financing activities for the six month period ended December 31, 1998 resulted primarily from 340,919 shares of common stock purchased for $2 million by the principal stockholder.

     In February 1998, Health Card entered into an agreement with an unaffiliated third party for computer software products and professional services. The agreement required Health Card to pay an initial license fee of $400,000, of which $100,000 was paid initially and $25,000 paid monthly through February 1999. In addition, if certain milestones are met, based on the number of processed claims, as defined, the license fee increases incrementally up to $500,000 over the term of the license. As of December 31, 1998, these milestones have not been reached. The agreement also provides for the annual payment of 18% of the license fee, as defined, as a service maintenance fee.

     Health Card anticipates that the net proceeds of the offering, together with anticipated cash flow from operations, will be sufficient to satisfy Health Card's contemplated cash requirements for at least 24 months following the completion of the offering. This is based upon current levels of capital expenditures and anticipated operating results for the next 24 months. Alternatively, revolving credit lines and debt financing are being evaluated as backups to anticipated cash needs. Additionally, effective June 1, 1998, Health Card hired 11 programmers, at lower costs than previously charged by an affiliate, which provided software development consulting services to Health Card. The primary difference in cost resulting from hiring the programers is an administrative fee of approximately 7% which had been charged by the affiliate based on compensation and related costs. Health Card believes this will further increase cash flow. In the event that Health Card's plans change or its assumptions prove to be inaccurate or the proceeds of the offering otherwise prove to be insufficient to fund operations and implement Health Card's proposed expansion strategy, Health Card could be required to seek additional financing sooner than anticipated.

     Health Card is presently building a customer service center for up to as many as 60 customer service representatives. This construction is anticipated to require approximately $150,000 in capital expenditures which will be financed out of current cash flow. This amount includes the work for walls, ceilings, brick, alarm, plumbing, flooring, heating, vents, air conditioning, electrical, sprinkler, furniture, carpet, cabling and office equipment.

OTHER MATTERS

INFLATION

     Management does not believe that inflation has had a material adverse impact on Health Card's net income.

YEAR 2000 COMPLIANCE

     See "Business-Year 2000 Readiness" for a discussion of Health Card's Year 2000 readiness.

RECENT PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.


     Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     Statement  of  Financial  Accounting  Standards  No. 131  ("SFAS No.  131")
Disclosures about Segments of an Enterprise and Related Information which supersedes SFAS NO. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statement and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Both of these new standards are effective for financial statements for years beginning after December 15, 1997 and require comparative information for earlier years to be restated. Health Card's financial position, results of operations and disclosures will be unaffected by the implementation of these new standards.

     In February 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosure about Pensions and Other Postretirement Benefits, which standardized the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 is not expected to materially impact Health Card's current disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Investments and Hedging Activities Income ("SFAS 133"), which requires the recording of all derivative instruments as assets or liabilities measured at fair value. Among other disclosures, SFAS 133 requires that all derivatives be recognized and measured at fair value regardless of the purpose or intent of holding the derivative.

     SFAS 133 is effective for financial statements for years beginning after June 15, 1999. Health Card has no derivative investments and does not participate in hedging activities; therefore, its financial position, results of operations and disclosures will be unaffected by the adoption of this standard.

                                    BUSINESS

General

     Health Card is an independent company, established in 1981, providing comprehensive prescription benefit management services. Health Card's programs are designed to assist prescription benefit plan sponsors by:

          -    containing the cost of prescription drugs,
          -    monitoring the cost and quality of prescription services,
          -    providing sophisticated  consulting   services,   and
          -    providing  disease information services.

Sponsors of prescription benefit plans managed by Health Card include managed care organizations, local governments, unions, corporations and third party health care plan administrators. Health Card focuses its marketing efforts on prospective sponsors with plans covering up to 100,000 participants, although it seeks and services sponsors with plans covering less or significantly more plan participants. As of January 1, 1999, plans managed by Health Card covered over 425,000 eligible employees, retirees, members and their dependents, increased from 230,000 members on July 1, 1995.

     Health  Card  provides  sponsors  with  integrated   prescription   benefit
management services, including:

          -    electronic  point-of-sale  pharmacy claims management,
          -    retail pharmacy network management,
          -    mail pharmacy claims management,
          -    benefit design consultation,
          -    preferred drug management programs,
          -    drug  review  and  analysis  programs,
          -    consulting services,
          -    disease information services,
          -    data access, reporting and information analysis, and
          -    physician profiling.

Each of these services is described in detail below under the heading
"Services."

     Each plan participant receives an identification card which may be used at any pharmacy participating in Health Card's pharmacy network. The card entitles the plan participant to purchase prescription drugs and certain other physician-prescribed items by paying a deductible and "co-payment" amount as determined by the plan sponsor. As of January 1, 1999, the pharmacy network included an aggregate of over 42,000 retail chain and independent pharmacies as well as four mail order pharmacies. See "Business--Services."


     Health Card assists each sponsor to establish the deductible and "co-payment" amounts and the availability of benefits under its plan. Plans generally cover (a) prescriptions for legend drugs, which are drugs that cannot be dispensed without a prescription, (b) prescriptions requiring compounding of ingredients, one of which is a legend drug, (c) prescribed insulin and prescribed insulin syringes, and (d) needles and test strips. Items generally excluded from coverage include diet supplements, over-the-counter drugs (whether or not prescribed by a physician), medical appliances such as glucometers and blood pressure monitors, bandages, heat lamps, experimental drugs, drugs furnished by a hospital to inpatients, and blood and blood plasma.


     Health Card attempts to contain the cost of sponsors' plans by negotiating favorable pricing arrangements with pharmacies participating in its pharmacy network. Health Card also provides additional cost management through the real-time electronic communication of claims data and plan criteria between those pharmacies and Health Card. The claims submission, review and approval generally occur in a matter of seconds. See "Business-Information Systems." Claims are processed through multiple reviews in order to:



          -    confirm plan conformity,
          -    verify plan participant eligibility,
          -    verify correct pharmacy  payment,  and
          -    conduct drug review and analysis.


Concurrently, information is sent by Health Card's information systems to the pharmacist about:

          -    drug interactions,
          -    premature refills of prescriptions,
          -    duration or duplication of therapy, and
          -    geriatric or pediatric precautions


based on Health Card's prescription claims history for the plan participant, FDA-approved standards and Health Card's recommended drug and treatment guidelines. These situations or circumstances are collectively referred to as "contraindications."

     The final claim approval or denial is immediately communicated by Health Card to the pharmacy. If a claim is approved, the communication establishes the claim for payment and indicates the co-payment or deductible to be charged to the plan participant.


     Health Card participates in a rebate program with Foundation Health Pharmaceutical Services, Inc. which does business under the name Integrated Pharmaceutical Services. Through this program, Health Card receives rebates for processed claims relating to certain drugs. A portion of the rebates received by Health Card may be remitted to certain of Health Card's sponsors, depending upon the terms of Health Card's agreement with each sponsor. Through rebates from drug manufacturers, Health Card has increased its revenues. See "Business--Services--Electronic Point- of-Sale Pharmacy Claims Management--Rebate Administration."

     Health Card's disease information services are designed to inform and educate sponsors, plan participants, pharmacies and prescribing physicians about drug and treatment guidelines for various diseases. Health Card prepares drug and treatment guidelines for various diseases based on a review of professionally prepared health care literature which is publicly available. In compiling the drug and treatment guidelines, Health Card may also utilize clinical guidelines that are issued by medical specialty boards and are available to the public. The drug and treatment guidelines are reviewed by medical and pharmacology experts and submitted to Health Card's Pharmacy & Therapeutic

Committee for review and approval. If approved, the drug and treatment guidelines may be made available to interested sponsors and physicians. Health Card believes that the use of disease information services represents a market trend in the prescription benefit management industry. Its use is designed to:

          - meet sponsors' growing need for information to address cost management pressures,
          - enhance the quality, efficiency and cost-effectiveness of pharmacy benefit utilization by plan participants, and
          -    reduce costs to sponsors.

In providing these services, Health Card may utilize its drug review and analysis programs. These programs include a series of on-line reviews which examine a plan participant's claims history for a number of contraindicated or inappropriate dispensing patterns, among other things. Although Health Card has only recently commenced disease information services and currently offers such services to only one sponsor, Health Card believes that disease information services will encourage physician and plan participant conformity with plans and physician adherence to recommended drug and treatment guidelines. In turn, this conformity should improve plan participant health care while reducing costs.

Business Strategy


     Health Card's competitors include both independent prescription benefit management companies and those that are affiliated either with drug manufacturers or with retail pharmacy companies. Health Card has developed its business without many of the restrictions inherent in the relationships of its affiliated competitors, and by focusing on information systems and consulting services. Health Card therefore believes that its formulary management and other business activities are more objective than certain of its competitors. Health Card also believes that its information systems and consulting services are superior to that of many of its competitors. Accordingly, it is well positioned to take advantage of the increasing information and cost management needs of the prescription benefit management services market.


     Following the consummation of the offering, Health Card intends to identify and pursue opportunities to acquire complementary companies and strategic assets, which we will refer to frequently in this prospectus as "acquisition opportunities." Health Card also plans to continue development of its services and programs and expand its operations and sales with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services.


     We began our business as a provider of computerized prescription claims processing services to sponsors. Subsequently, we grew to become a provider of comprehensive prescription benefit management services. In 1995, our management began to redirect the focus of our business, with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services. In particular, we concentrated on (a) attracting a management team with significant industry experience, (b) implementing a nationwide marketing effort and (c) enhancing our information systems. Over the past several years, Health Card has focused on significantly expanding its management, marketing and administrative infrastructure and data management capabilities. To support this transition, Health Card also created distinct departments:

          -    sales and marketing,
          -    information services,
          -    operations,
          -    consulting services, and
          -    financial.

See "Management" and "Certain Transactions."

     Specifically, Health Card intends to take the following steps to implement its strategy:

     Pursue Strategic Acquisitions. Health Card intends to pursue acquisition opportunities in order to increase its market share, realize operating efficiencies and expand the scope of its services. Due to increasing competition within the fragmented prescription benefit management services market, Health Card believes that there are significant opportunities to acquire or consolidate small to medium-sized companies and acquire strategic assets that will:

          -    expand Health Card's sponsor base,
          -    improve Health Card's information systems,
          - expand Health Card's consulting and disease information services,
          -    establish strategic relationships,  and
          -    allow it to realize additional economies of scale.


     Expand Core Sponsor Base. Health Card believes that it will continue to benefit from growth in the prescription benefit management services market. From July 1, 1995 to January 1, 1999, the number of plan participants for which Health Card provided prescription benefit management services grew approximately 93% from approximately 230,000 to over 425,000. Health Card intends to expand its sponsor base by focusing its sales efforts on targeted markets throughout the U.S. and through acquisition opportunities. See "Business-Sales and Marketing."




     Continue Improvements to Information Systems. Health Card's computerized information systems, which include an on-line real-time claims management system, integrate many of the services offered by Health Card. Health Card's information systems are network-based as compared to older mainframe systems utilized by certain of its competitors. Mainframe systems generally are comparatively slower to customize and change programs, and generally do not allow for integration of services and programs on one system on a timely and cost-effective basis. Conversely, the network platform typically provides Health Card with flexibility to tailor its products to specified needs of its sponsors. Health Card's system is scalable and intended to accommodate the processing needs resulting from future growth. Nevertheless, Health Card intends to continue to expand and adapt its information systems, both in response to specific sponsor requests and based on Health Card's assessment of market needs. See "Business-Information Systems," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Expand Consulting Services and Disease Information Services. Health Card believes that consulting services and disease information services offer significant opportunities for future growth. Health Card is integrating its claims management services, information systems and the recommended drug and treatment guidelines to create comprehensive consulting services and disease information services for its sponsors.

     Health Card believes that its disease information services will encourage physicians and plan participants to act in conformity with plans, and physicians to adhere to recommended drug and treatment guidelines, which, in turn, should improve plan participant health while reducing the cost of care.

     Health Card believes that through increased marketing of:


          -    drug coverage management services,
          -    disease information services,
          - formulary management (i.e., the types and brands of drugs covered by a plan), and
          - therapeutic interchange services (i.e., substitution to lower cost therapeutically equivalent drug when approved by the prescribing physician)


Health Card can expand its sponsor base, expand the services provided to current sponsors and solidify its relationships with current sponsors.


     Establish Strategic Relationships. Health Card intends to pursue strategic relationships with sponsors, drug manufacturers, pharmacies and others to enhance the services it provides and to reduce the cost of health care. For example, Health Card obtains certain rebates from manufacturers through Integrated Pharmaceutical Services. Health Card presently has a non-exclusive preferred relationship with Eckerd Health Services d/b/a Express Pharmacy
Services, one of the largest mail order pharmacies in the U.S. Under the preferred relationship, Express Pharmacy acts as a participating pharmacy and dispenses drugs to plan participants by mail. See "Business--Services."


     Health Card has also engaged from time to time in joint mailing programs with drug manufacturers designed to furnish information to plan participants and prescribing physicians.

Industry Background

     In response to escalating health care costs, cost containment efforts in the health care industry have led to rapid growth in managed care and other containment efforts. Despite these efforts, continued advances in medical technology, new drug development and increasing drug utilization have led to significant increases in health care costs. This has created a need for more efficient, cost-effective drug delivery mechanisms. Prescription benefit management companies evolved to address this need. These companies created an opportunity for plan sponsors to provide prescription drug benefits to their plan members in a cost-effective manner through:

          -    mail pharmacy services,
          -    formulary management,
          -    claims management, and
          -    drug review and analysis

while often improving patient compliance with recommended drug and treatment guidelines. Industry sources estimate that 1997 U.S. purchases for prescription drugs totaled approximately $83 billion, of which purchases from retail outlets were approximately $46 billion and purchases from mail order were approximately $9 billion. Industry sources indicate that prescriptions managed by prescription benefit management companies represent an increasing proportion of such purchases.

     Traditionally, prescription benefit management companies focused primarily on cost containment by:

          -    managing   prescription   claims  to   reduce   or   eliminate
               duplication of treatment, i.e., redundant drug therapies and other treatments,
          -    encouraging  substitution  of generics for branded  medications,
          - obtaining price discounts from participating pharmacies through a pharmacy network, and
          -    obtaining rebates from drug manufacturers.


Over the last several years, in response to increasing sponsor demand, prescription benefit management companies have begun to develop sophisticated computerized information systems which (a) help sponsors manage their formularies and (b) provide data, analysis and detailed reporting, which allow sponsors to make informed decisions about drug use and costs. Sponsors have also increasingly focused on the quality and efficiency of care, emphasizing disease prevention and health enhancement. Health Card and its competitors have addressed these demands by combining traditional prescription benefit management services with consulting services and disease information programs that exploit the sophisticated information systems.


Services

     General

     Sponsors retain Health Card to manage the prescription drug plans that they maintain for the benefit of their plan participants. Health Card consults with sponsors to assist them in customizing their prescription drug plans to meet the particular sponsor's needs. Health Card has also developed and is continuing to expand its consulting and disease information services to meet (a) the growing needs of sponsors to address cost management pressures, and (b) the increasing needs of plan participants, particularly those requiring costly long-term and recurring therapies.

     Health Card's claims management services are rendered through its on-line real time computerize claims management system, which we sometimes refer to in this prospectus as the "on-line claims management system." This on-line claims management system reduces the administrative burdens of processing claims and managing plan benefits for sponsors, plan participants and pharmacies. Claims are typically submitted electronically to Health Card by pharmacies participating in the pharmacy network. They are processed for plan participant eligibility, plan coverage, any deductible limitations, co-payment amounts, payment schedules and pharmacy eligibility. Using its on-line claims management system, Health Card is able to provide an accurate benefit payment to the pharmacy or plan participant.

     The on-line claims management system manages the cost of the plan at the point of service by confirming that:


          - the submitted claim is in conformity with plan terms and conditions,
          - the plan participant is eligible for benefits, and pays any applicable deductible and co-payment amounts, and
          - only the negotiated discounts on prescription items will be paid to participating pharmacies.


The data collected during the claims management process provides a basis for reporting and analyses upon which recommendations are made to sponsors. These recommendations are intended to assist them in lowering the costs of their plans while improving quality and service. See "Business-Services--Data Access, Reporting and Information Analysis."

     The Health Card and Claims Processing. Each sponsor's plan participant is issued a health card which identifies the plan participant and the sponsor. The card may be utilized at any one of over 42,000 (as of January 1, 1999) pharmacies participating in Health Card's nationwide pharmacy network. The health card allows the plan participant to purchase prescription drugs and other physician-prescribed items, with the plan participant paying a deductible and co-payment amount, if any, to the pharmacy. Each time a new sponsor is added, Health Card provides pharmacies in the pharmacy network that serve the area in which the new sponsor is located with documentation describing the use of the health card, the sponsor and the summarized terms of the plan.

     Plan participants present their health card together with a physician's prescription to a participating pharmacy. The pharmacist, using standard industry software, enters each claim on the pharmacy's computer; the claim is electronically communicated to Health Card for on-line real time processing and resolution. In the ordinary case where the prescription is for a drug listed on the sponsor's formulary, the pharmacist is advised of the appropriate co-payment to be collected from the plan participant and of the payment the pharmacy will receive from Health Card. Health Card's on-line claims management system sends appropriate messages regarding preferred drugs and contraindications, based upon plan participants' existing claims history with Health Card. The prescription is then dispensed by the pharmacist to the plan participant, who pays the appropriate co-payment or deductible amount and signs a signature log maintained by the participating pharmacy.


     Plan participants are provided with a list of pharmacies participating in Health Card's pharmacy network. Plan participants may alternatively choose to fill prescriptions at a non-participating pharmacy. However, plan participants who utilize non-participating pharmacies pay the full prescription amount, i.e., an amount generally in excess of the negotiated discount offered by pharmacies in the pharmacy network. Both the plan participant and the pharmacy then complete a direct payment claim form, which is mailed to Health Card for the allowable payment amount to be paid to the plan participant. Alternatively, the non-participating pharmacy may elect to immediately enroll in Health Card's pharmacy network and participate in the on-line claims management system. See "Business-Pharmacy Network."


     Occasionally a plan participant's claim is rejected, based on plan parameters, in which case the participant may be referred to the plan's sponsor or to Health Card's customer service department. Also, on occasion a claim is presented and the pharmacist is notified, during the course of processing the claim, that prior authorization from the sponsor is needed before the claim can be approved. In addition, mail order claims processing sometimes results in a message to the pharmacist that a preferred drug is available for use in place of the one prescribed. In such an event, the pharmacist must contact the physician directly for permission to substitute the preferred drug; if such permission is obtained, the pharmacist then contacts the plan participant to obtain his or her permission to make a substitution. Although preferred drug messages are also capable of being sent by Health Card's on-line claims management system to retail pharmacists, to date no sponsor has asked Health Card to do so.


     Invoicing and Payments. Often, sponsors are charged an agreed fee for each prescription filled plus an administrative and/or dispensing fee for managing each claim. Sometimes sponsors are charged an adjustable monthly fee or projected maximum fee based on the number of plan participants, utilization, costs of drugs or other criteria. Health Card provides flexibility of invoicing for its sponsors. Sponsors pay Health Card; Health Card pays an individually negotiated amount to its participating independent and chain pharmacies. Plan participants filing for direct payment receive an allowable payment which is usually specified by the sponsor. See "Business-Services--Pharmacy Network" and "Risk Factors-We Have a History of Working Capital Deficits, Which Could Adversely Affect Our Business" and "Risk Factors-Our possible inability to pay pharmacies could adversely affect our business."

     Rebate Administration. Pursuant to an agreement dated January 1, 1996, with Foundation Health Pharmaceutical Services, Inc., d/b/a Integrated Pharmaceutical Services, Health Card submits to Integrated claims for rebates from drug manufactures relating to certain prescriptions. Integrated submits Health Card's rebate claims, along with rebate claims of others, to the appropriate drug manufacturer. Health Card receives a percentage of the total rebates received by Integrated from drug manufacturers regarding products dispensed to Health Card's sponsors' plan participants, with Integrated retaining a portion of the total rebates as an administrative fee. Part of the projected aggregate rebate will be paid to Health Card within 120 days after the end of each quarter, with the balance reconciled by the parties through a series of off-sets and credits, by which the fees payable to Integrated by Health Card are off-set against the amounts owed to Health Card by Integrated. This agreement is terminable by either party with or without cause on 90 days prior written notice. These claims are submitted quarterly. As of the date of this prospectus, the volume of claims processed by Health Card may not be sufficient to enable it to obtain rebates directly from drug manufacturers in the same aggregate amounts that could be obtained under the Integrated agreement.

     For the fiscal years ended June 30, 1998, 1997 and 1996, rebates accounted for 1%, 1% and 3% of our revenue, respectively. A portion of the rebates received by Health Card may be required to be remitted to certain of Health Card's sponsors, including Vytra and Suffolk County, depending upon the terms of Health Card's agreement with each sponsor. Termination of the agreement with Integrated could have an adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors--Our business is designed to function with current rebate programs. If our rebate administrator terminates our agreement, or if drug manufacturers alter or discontinue rebate programs, there could be a material adverse effect on our business," "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."


     Pharmacy Network

     Retail Pharmacy Network Management. A comprehensive nationwide network of participating pharmacies is an essential element of Health Card's business operations. Furthermore, certain of Health Card's sponsors, including Vytra, require Health Card to contract with specified numbers of pharmacies in various locations to serve plan participants. As of January 1, 1999 Health Card had a nationwide network of over 42,000 pharmacies, of which approximately 76% are retail chain pharmacies and 24% are independent pharmacies. In addition, as of January 1, 1999 four mail order pharmacies participated in the pharmacy network. See "Business-Services-Pharmacy Network-Mail Pharmacy Distribution and Management."

     As part of Health Card's cost containment efforts, Health Card contacts selected participating pharmacies, plan participants and prescribing physicians by mail to audit the validity of claims. The information requested includes:

          -    copies of original prescriptions from participating pharmacies,
          - written confirmation from plan participants of their receipt of prescribed drugs, and
          - physician verification of prescriptions for individual plan participants.

Health Card also performs on-site audits of records of participating pharmacies. Pharmacies are selected for an audit based upon parameters designed into Health Card's computer programs. Additionally, Health Card may audit a pharmacy in response to, among other things, a plan participant's or sponsor's complaint or comments from customer service representatives of drug manufacturers.

     Health Card enjoys long term relationships with many of the pharmacies participating in its pharmacy network, as the following table indicates:


              Pharmacy                                       Year of Initiation
              --------                                       ------------------

         Rite Aid Corporation                                        1982

         Eckerd Health Services                                      1983

         CVS/Pharmacy, Inc.                                          1983

         Genovese Drugstores, Inc.                                   1982


Furthermore, a significant portion of Health Card's cost of claims for recent years originates with Genovese Drugstores, Inc. and CVS/Pharmacy, Inc.

     Both the retail and mail  order  components  of the  pharmacy  network  are
managed   by   Health   Card's   on-line   claims   management    system.    See
"Business-Services-Electronic Point-of-Sale Pharmacy Claims Management."

     Mail Pharmacy Claims Management. Mail pharmacy service is generally used by plan participants as a cost effective means of minimizing the inconvenience resulting from repeated trips to retail pharmacies to fill prescriptions; this is especially common when a plan participant with a chronic condition receives long-term drug therapy. In addition, the plan participant saves money through a reduction in the number of co-payments and deductibles he would have paid had the prescriptions been filled repeatedly at a retail pharmacy. Further, with mail pharmacy service the sponsor is charged a lower dispensing fee for prescription ingredients compared to those charged by a retail pharmacy. Health Card presently has a non-exclusive preferred relationship with Eckerd Health Services d/b/a Express Pharmacy Services, one of the largest mail order pharmacies in the U.S. In exchange for such preferred status, Health Card has been granted favorable pricing based on volume and performance thresholds.

     The agreement between Health Card and Express Pharmacy has an initial term of three years ending on June 30, 1999 and is automatically renewable for successive 12 month terms. Either party may terminate the agreement at the end of the initial term or any successive term on 90 days prior written notice. The agreement provides that Express Pharmacy will:


          -    provide the covered drugs by mail to plan participants,
          -    collect the appropriate co-payment, and
          - if required by the plan, collect any additional payment if a brand drug is dispensed when a generic drug is available.


This agreement further provides that Health Card will pay Express Pharmacy for approved claims within 45 days after the two week processing cycle in which the claim occurs.


     As of January 1, 1999, four mail order pharmacies were participating in Health Card's pharmacy network. Plan participants using a mail order pharmacy mail in their prescriptions to the pharmacy. Claims submitted by mail order pharmacies are managed using Health Card's on-line claims management system and are subject to the same review and verification as those claims submitted by retail pharmacies. If the claim is deemed eligible under the terms of the appropriate plan, the participating mail order pharmacy mails the prescription item to the plan participant. The mail order pharmacy typically covers the plan participant's mailing costs through the use of prepaid envelopes (used by a plan participant to submit his/her prescription) and typically pays to ship the prescribed item to the plan participant.


     Pharmacy Relations. According to Health Card's agreements with pharmacies in the pharmacy network, Health Card is required to pay participating pharmacies. Even though our agreements with many pharmacies do not require us to make payments within a specified period of time, we know from experience that they expect timely payment. Health Card endeavors to process claims promptly and obtain funds from sponsors prior to making payments to participating pharmacies; still, there can be no assurance that sponsors will pay Health Card on time.

     No assurances can be made that pharmacies in our network will not demand faster payment in the future. In particular, in May, 1996, Health Card restructured $900,000 of outstanding overdue claims payable to Genovese into a promissory note obligating Health Card to pay such amount over 18 months. That note has been repaid in full. Health Card believes that there has been no material negative affect on its business resulting from our payment schedule and we believe our relationships with pharmacies are generally good.

     Health Card may be required to pay participating pharmacies whether or not it has been paid by its sponsors. The loss of a substantial portion of the pharmacies in the pharmacy network could have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors--We have a history of working capital deficits, which could adversely affect our business" and "Risk Factors--Our possible inability to pay pharmacies could adversely affect our business." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Benefit Design Consultation

     Health Card has a sales and marketing staff and pharmacists experienced in prescription drug benefit plan design. Health Card assists sponsors in defining their financial and employee-benefit objectives for their prescription drug benefit plans and in developing a program to meet such objectives. Using both sponsor-specific and general claims experience data, the sales and marketing staff makes recommendations of benefit features such as:


          -    levels of co-payments,
          -    covered and excluded drugs,
          -    generic substitution guidelines,
          -    number of days supply of medication per prescription,

          -    maximum benefit cost,
          -    maximum plan participant out-of-pocket cost, and
          - coverage for prescription drugs dispensed by non-participating pharmacies.


The staff also produces customized periodic reports, and disseminates publicly available FDA approved or peer reviewed nationally recommended treatment data regarding generic substitution guidelines. Once a plan design has been implemented, the sales and marketing staff monitors plan performance periodically and may recommend changes to the plan.

     Preferred Drug Management


     Almost all of Health Card's sponsors use its generic substitution and preferred drug management programs. In administering preferred drug programs, Health Card may recommend that a sponsor offer incentives so that the lower cost brand name drug listed on its formulary is prescribed rather than a more expensive therapeutically equivalent drug. Health Card believes there are substantial savings to be realized by encouraging plan participants to use generic instead of brand name drugs, since the cost of a generic prescription drug can be as much as 95% (typically 40% to 60%) lower than the cost of the therapeutically equivalent brand name prescription drug. Through a generic substitution program, a plan participant pays a lower co-payment than he would otherwise, and thereby benefits directly from the savings. Through its preferred drug programs, Health Card encourages physicians and plan participants to use drugs that are preferred by plan sponsors, usually for lower cost but sometimes for efficacy. Health Card does this, typically, through contacts with physicians. With a preferred drug program, typically the savings are distributed, for the first year of the program, among the sponsor, the pharmacy, and Health Card; starting with the second year, all of the savings are received by the sponsor. This type of plan is most frequently used in connection with long-term therapies.


     Plan participants are encouraged by Health Card to use generic drugs by a variety of methods. These methods include:

     - utilizing differential co-payments (that is, allowing a plan participant accepting a generic drug to pay a lower co-payment than if the same  prescription were filled with the brand name drug),
     -    eliminating  the  co-payment  for generic  drugs,  and
     -    offering  a  financial   incentive  to   pharmacists  to  fill
          prescriptions using generic drugs, when permitted by law, therapeutically permissible and in all cases subject to the physician's prior approval.


The differential co-payment is the method most commonly used by Health Card to encourage acceptance of generic substitutes for brand name drugs. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."


     If a physician prescribes a specific drug and the prescription includes a "dispense as written" ("DAW") notation, a pharmacist is not permitted to substitute a generic drug without the physicians' consent. In such event, the pharmacist must contact the physician directly for permission to substitute a generic equivalent or a less expensive brand name drug. Depending on state law, if no DAW notation is made, the pharmacist must obtain the consent of only the plan participant to dispense a generic substitute. In New York, if no DAW notation is made and the physician does not prohibit substitution, the pharmacist is required to dispense the generic equivalent if it is available. Other states may have different laws, rules and regulations. Health Card's detailed quarterly reports to sponsors assist in determining if this program is being utilized effectively. See "Business-Services-Data Access, Reporting Information and Analysis."


     Health Card also provides preferred drug management programs including therapeutic interchange and formulary management. These programs are based upon the effectiveness, quality and cost of specific drugs. Programs of interchange or formulary inclusion are implemented to give sponsors lower cost with equal quality. All chosen drugs are reviewed by Health Card's Pharmacy and Therapeutics Committee in terms of their efficacy, quality (including side effects) and cost. See "Business -- Consulting Services and Disease Information Services" and "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."


     Drug Review and Analysis

     Health Card's drug review and analysis services include prospective reviews of potential claims and concurrent and retrospective reviews of submitted claims. These include a series of on-line reviews which permit a pharmacist filling a prescription to examine the plan participant's claims history for:

          -    drug   interactions,
          -    premature   refills  of  prescriptions,
          -    duration  or  duplication  of  therapy,
          -    pregnancy  and breast feeding precautions,
          -    geriatric or pediatric precautions,
          -    compliance with prescriptions, both as to dosage and timing, and
          -    other contraindications.


Health Card transmits such information to the dispensing pharmacist for information purposes only -- not to replace the prescribing physician's or the dispensing pharmacist's professional judgment. Health Card's consulting department retrospectively analyzes the drug utilization patterns of plan participants for each sponsor. Health Card may then recommend changes in the sponsor's plan design, preferred drug management, and disease information systems initiatives to contain costs or to better serve the plan participants. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."


     Consulting Services and Disease Information Services


     Prescription Benefit Plan Consulting. Health Card's consulting services are designed to enable sponsors to enhance the quality of plan participants' care while reducing related costs. Using data relating to the progression and treatment of diseases, Health Card disseminates information regarding therapies that are aimed at treating a disease in a cost-effective manner. Health Card's information systems, which include a comprehensive database, allow Health Card to provide (a) drug review and analysis, (b) appropriate reports and information, and (c) disease information services. Health Card believes that technology and information systems advances will allow for future integration of health care claims information, including hospital, laboratory and clinical costs. Health Card further believes that integration will enable it to assess outcomes on a statistical basis and based on such statistical assessments to make recommendations regarding effective prescribing practices. Health Card believes this should allow for improved patient care while controlling therapy costs. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     Health Card has established a Pharmacy and Therapeutics Committee comprised of physicians, pharmacists and other health care professionals. This Committee's primary responsibility is to assist sponsors in designing a well managed, therapeutically appropriate, cost-effective preferred drug listing or "formulary." The goal of the P&T Committee is to enable sponsors to optimize plan participant care through drug policy development and education. The P&T Committee meets quarterly and performs the following functions:


          - provides information to sponsors to ensure that the covered drugs of each plan reflect the current standard of medical practice and pharmacology,
          -    evaluates drugs for inclusion in a plan as a preferred  drug,
          - analyzes current literature for safety, efficacy and cost-effectiveness of covered drugs,
          -    provides  recommendations  on drug  therapy  and  utilization,
          -    evaluates  drug review and  analysis  programs and criteria by sponsors,
          -    determines   those  drugs  which   require  prior authorization
               from the  sponsor,  and
          -    reviews the  associated guidelines for those drugs' proper use.

     The P&T Committee currently consists of six members: Martin Edelstein, M.D. and Paul Cohen, M.D., each of whom is a practicing physician and medical school professor, Jack M. Rosenberg, a university professor of clinical pharmacy and pharmacology, Joseph B. Laudano, a manager of medical affairs of a major drug company, Howard G. Levine, a pharmacist, who is the Chairman of the Board of an independent pharmacy group, and John Ciufo, who is Health Card's liaison with the P&T Committee. Mr. Ciufo is the only member of the P&T Committee otherwise affiliated with Health Card. Vytra has the right to designate one member of the P&T Committee, but has not exercised its right. Each Committee member must disclose his or her affiliation with any drug company; no current Committee member besides Mr. Laudano has disclosed any such affiliation.

     Disease Information Services. Through its disease information services, Health Card provides information to sponsors that is intended to enable them to enhance their prescription benefit plans and to improve the treatment of plan participants with certain medical conditions. In providing disease information services, based upon recommended drug and treatment guidelines, Health Card:

          -    reviews  and  analyzes  drugs  prescribed  and   prescriptions
               dispensed,
          -    recommends  plan  guidelines,  and
          -    conducts  plan  participant and physician profiling.

By analyzing plan participants' pharmacy claim patterns and health information provided by prescribers and sponsors (when medical records are available to Health Card), Health Card can provide information to sponsors and health care providers, assisting in the early identification of patients whose care might be improved through additional or alternative treatment or medication. Health Card has developed disease information systems covering cardiovascular and gastrointestinal conditions, migraines, diabetes, and asthma, among others.

     Health Card's disease information services utilize the recommended drug and treatment guidelines to create a series of mathematic formulae which are then implemented in Health Card's computerized information systems. These formulae are periodically updated by Health Card based upon its own assessments, changes in the drug and treatment guidelines, and review of current medical literature.

     Should the disease information services identify plan participants "at-risk" for a particular disease, Health Card may provide the recommended drug and treatment guidelines to sponsors, treating physicians and plan participants. If requested by the sponsor, Health Card monitors a participant's compliance with the recommended drug and treatment guidelines, including prescription usage. If it appears, based upon Health Card's analysis of the participant's claims history, that the recommended drug and treatment guidelines are not being applied, Health Card may, if requested by the sponsor, contact the plan participant or physician, via either telephone or letter, suggesting additional options. Physician performance and adherence to the recommended drug and treatment guidelines are monitored by using Health Card's information systems.


     Health Card is currently marketing its disease information programs on a very limited basis, and is actually providing this service to only two sponsors presently. Health Card believes that sponsors' demand for these services will grow as their needs for information to address cost containment increase. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."


     Data Access, Reporting and Information Analysis

     Data Access. Health Card's computerized information systems allow each sponsor to access on-line data relating to the sponsor's plan. With this capability, the sponsor is able to maintain and update plan participant eligibility information and override denials of claims if it so chooses.

     Reports. Sponsors receive quarterly executive reports and ad-hoc reports, in addition to the executive and billing reports which accompany invoices. The quarterly executive reports provide:

          -    financial and claims information,
          -    information on age group utilization,
          -    amounts spent on prescriptions,
          - most frequently dispensed drugs in terms of claims and dollar amounts,
          -    information about retail pharmacy and mail order mix, and
          -    information about generic and brand drug mix.

The billing reports indicate, by plan participants' names:

          -    the prescriptions filled,
          -    dates dispensed,
          -    drugs dispensed, and
          -    the dispensing pharmacies utilized by plan participants.

Based on these reports, Health Card representatives provide information and assist sponsors regarding benefit design, cost containment initiatives, disease information initiatives and formulary management.

     Decision Support Systems. Health Card's proprietary computerized HCFocus decision support tool is part of Health Card's report generation system and utilizes Health Card's proprietary database. Sponsors can use HCFocus to analyze particular information, including, among other things:

          -    comparison  of physician  prescription  practices for the same
               disease  or   condition,
          -    analysis  and  review  of  a  plan participant's drug  history,
          -    analysis  of  the  top drugs dispensed by number or dollar value,
          - analysis of generic drug for brand name drug substitution rates, and
          -    analysis of the dispensing patterns of particular pharmacies.

     Physician Profiling


     Health Card will, at either a physician's or a sponsor's request, analyze (i.e., profile) a physician's prescription history and consult with either the physician or the sponsor about the physician's prescribing pattern. Health Card might, for example, discuss alternatives to therapies that the physician regularly prescribes based on the drug and treatment guidelines. This practice is designed to enhance the therapeutic benefits received by the plan participant and, where possible, to achieve cost savings. They are also designed to promote conformity with plan benefits and the recommended drug and treatment guidelines. Occasionally, Health Card merely provides the profile information because the requesting party has not asked for information about alternative therapies. Presently, Vytra is the only Health Card sponsor using the physician profiling services, although one more sponsor has expressed interest in using this service later in 1999 or 2000. Health Card believes that other sponsors may be interested in this service in the future.


Sponsors


     Sponsors include managed care organizations, local governments, unions, employers and third party health care plan administrators of prescription drug programs. As of January 1, 1999, sponsors' plans covered over 425,000 plan participants. As of January 1, 1999, Health Card had 226 sponsors, with concentrations in the Northeast, Southeast and West Coast. Between May 1, 1998 and February 1, 1999, 18 new sponsors began utilizing Health Card's services.

     Health Card's sponsors are asked to sign a standard form of managerial agreement that governs Health Card's relationship with that sponsor. Pursuant to this standard agreement, Health Card pays claims and furnishes other related services through a network of pharmacies. The sponsor provides the details of the plan to be managed, along with a list of all covered participants and eligibility updates. The sponsor is liable for all charges incurred by unauthorized people unless Health Card was notified in writing of ineligibility. If the participant receives prescription drugs from a non-member pharmacy, a claim for direct payment must be made. Health Card is obligated to ensure that an adequate number of member pharmacies are available, furnish a description of the plan to the pharmacies, require such pharmacies to comply with the member pharmacy agreement, process claims and determine whether claims qualify for payment. Health Card is also obligated to furnish the sponsor with a bi-weekly account statement which sets forth a summary of claims costs in the preceding period, provide a description of the drugs which are included and excluded from the plan, and provide the contracting party with a monthly member termination report.

     The sponsor is obligated to pay a negotiated cash advance per eligible employee, to be applied to the amounts owed, as indicated on each bi-weekly account. The bi-weekly account statement will also include an amount due to Health Card for the auditing, approval and payment of claims processed during the preceding period. The contracting party agrees to make all payments within ten business days from receipt of the bi-weekly account statement, except that any additional charges for which a separate fee is agreed to by the parties will be remitted by the contracting party within 30 days after receipt of billing from Health Card. Health Card agrees to maintain, in electronic form, current and complete files of all claims received, and records to establish the cost of drugs to each client. The sponsor can review these records. While most of Health Card's larger sponsors negotiate other agreements with Health Card, many sponsors sign the standard form or a modified version of the standard form.


Significant Sponsors


     Health Card depends on a limited number of sponsors for a significant portion of its revenue.

     For the fiscal years ended June 30, 1998, 1997 and 1996, Vytra and Suffolk County were the only sponsors that accounted for 10% or more of Health Card's revenues. For the six months ended December 31, 1998, Vytra, Suffolk County and Operating Engineers Trust Funds were the only sponsors that accounted for 10% or more of Health Card's revenues. The loss of any one of these sponsors would have a material adverse effect on our business, operating results and financial condition. The business relationship with each of these sponsors is detailed in the immediately following sections.


     Vytra

     Vytra Health Plans Long Island, Inc. (formerly known as ChoiceCare Long Island, Inc.)("Vytra"), a health maintenance organization, is a particularly significant sponsor, as the following table indicates:

                                   Percent of Health
           Period                  Card Revenues          Number of Participants
           ------                  -------------          ----------------------

Year ended June 30, 1997                 44%                      128,404

Year ended June 30, 1998                 42%                      166,840


Six months ended December 31, 1998       42%                      170,116



     Health Card has been providing services to Vytra since 1990.

     A. Prescription Arrangement.


     Health Card provides prescription benefit management services to Vytra under two separate arrangements. Pursuant to a series of letters and conversations, Health Card provides services to Vytra under an arrangement that began under a written agreement that, as amended, expires in December 1999. Under this arrangement (the "Prescription Arrangement"), National Medical Health Card IPA, Inc., our wholly-owned subsidiary, provides services to Vytra. Health Card is in the process of negotiating a more formal amendment to the Prescription Arrangement. Health Card cannot be certain that a more formal amendment with Vytra will be signed, or that any agreement that is signed will contain terms as favorable to it as the current arrangement.

     Under the Prescription Arrangement, Health Card IPA provides prescription benefit management services and charges a preset amount based on the number of plan participants covered at the beginning of each month. The amount payable under this arrangement is adjusted retrospectively to take into account actual utilization and cost of claims. The party that benefitted from any difference in such amount pays a percentage of the difference to the other party. Vytra pays Health Card additional fees for certain information services, claims processed and other services.

     The Prescription Arrangement accounted for the approximate percentage of Health Card's revenues indicated in the following table:



                                                             Percent of Health
                Period                                        Card's Revenues
                ------                                        ---------------


Year ended June 30, 1997                                        33%

Year ended June 30, 1998                                        33%

Six months ended December 31, 1998                              34%

     Pursuant to the Prescription Arrangement, Health Card is Vytra's primary provider of prescription benefit management services. Vytra has the right to place a percentage of its claims with other prescription benefit management companies. If Vytra processes more than such percentage of its claims with other parties, Health Card can terminate the Prescription Arrangement. Under the Prescription Arrangement, should Health Card offer rates more favorable than those offered to Vytra to a competing sponsor whose plan design and demographics, service area and services received from Health Card are substantially similar to those of Vytra, Health Card must promptly notify Vytra. Vytra then may:

          - terminate the Prescription Arrangement, if the competing sponsor has more participants (but less than twice more) than Vytra and we do not offer the same rates to Vytra; and
          - receive the more favorable rates, if the number of the competing sponsor's participants is equal to or less than the number of Vytra's participants.


As a result of adoption of new contract drafting guidelines for HMOs and IPAs in New York, Health Card IPA will not be permitted to offer this same contract benefit. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     The Prescription Arrangement requires Health Card to arrange for an adequate and accessible pharmacy network for Vytra plan participants (i.e., a specified number of pharmacies). Health Card meets this standard if one or more participating pharmacies are located in each zip code in Queens, Nassau and Suffolk County, New York, unless either (a) no pharmacy exists within a zip code, or (b) a pharmacy will not participate and such non-participation is beyond the reasonable control of Health Card. In addition, Health Card must exercise its best efforts to maintain pharmacy network participation in accordance with certain historical levels. Health Card is not responsible if the number of pharmacies in the network declines because of pharmacy closings, consolidations or changes in the pharmacy payment schedule. Health Card has agreed with Vytra that it will not terminate a major chain of participating pharmacies during the term of the Agreement without Vytra's consent. However, if Vytra does not consent and the inclusion of such chain results in higher actual costs to Health Card, then Vytra will be required to pay such increase on a quarterly basis. In addition, Vytra may require Health Card to add specific pharmacies to the pharmacy network. Similarly, if the inclusion of such pharmacies results in higher actual costs to Health Card, Vytra will be responsible for the increase.


     The Prescription Arrangement sets forth certain guarantees that Health Card must meet. These include:

          -    processing  certain   percentages  of  claims  within  certain
               periods,
          - making all reasonable efforts to process all claims within a maximum period,
          -    answering all calls within a minimum time frame,
          - ensuring that a certain percentage of mail order prescriptions that are not eligible for substitution of therapeutic equivalents are dispensed within certain periods, and
          - making all reasonable efforts to make sure all mail order prescriptions are dispensed within a maximum time period.

Health   Card  is   required   to  pay  a  penalty   for  failing  to  meet  the
processing-period and call-answering guarantees; however, there is no specific penalty provision if the mail order prescription guarantees are not met.

     Health Card must maintain a Pharmacy and Therapeutics Committee. Vytra has the right to designate one representative to serve on the Pharmacy and
Therapeutics Committee, but has not exercised that right. See "Business-Services-Clinical Consulting and Disease information." A portion of the rebates actually received by Health Card for pharmacy benefit management services to plan participants must be remitted to Vytra. See "Business-Services-Electronic Point-of-Sale Pharmacy Claims Management-Rebate Administration."


     Pursuant to the Prescription Arrangement, a portion of certain financial risks is shifted from Vytra to Health Card. Vytra is an HMO established under the laws of the State of New York. Under New York law, an HMO may share risk only with reinsurers or, pursuant to a written agreement which complies with certain drafting guidelines issued by the DOH, with "providers" and independent practice associations. Recently, Health Card acquired National Medical Health Card IPA, Inc., which is an IPA under the laws of New York State. Pursuant to a letter agreement signed in March 1999, Vytra has agreed that the Prescription Arrangement will govern its relationship with Health Card IPA. While the letter agreement does not comply with the DOH drafting guidelines, a more formal amendment, anticipated to be entered into with Vytra, contemplates full compliance with those guidelines. Health Card cannot be sure that the March 1999 letter agreement satisfies all applicable regulatory requirements. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     As of September 25, 1998, Health Card executed a letter agreement with Vytra which extended the term of the original Prescription Arrangement until December 31, 1998. This letter agreement also listed new and additional terms which were to be included in a formal amendment to the Prescription Arrangement. Among other things, the March 1999 letter agreement extends the term of the September letter to December 31,1999. Even though Health Card, Health Card IPA and Vytra signed the March 1999 letter agreement, Health Card anticipates that a more formal amendment will be signed and govern the parties' relationship from January 1 to December 31, 1999, and will include, among other things, the terms of a proposal issued by Health Card in response to a request for proposal which was issued by Vytra, as contemplated to be modified by the September 25, 1998 letter. As of the date of this prospectus, the more formal amendment has not been entered into. Although negotiations are continuing and we expect a more formal amendment to be executed by both parties, no assurances can be given that a more formal amendment will be executed, or that it will be executed on terms favorable to Health Card. Failure to enter into a more formal amendment or new agreement with Vytra would have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors--The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business."

     B. Fee for Service Agreement.


     Health Card also provides prescription benefit management services to Vytra under an agreement that commenced March 15, 1990 (the "Fee for Service Agreement") with an initial term ended on March 31, 1991. The Fee for Service Agreement renews annually from year to year, unless terminated by either party. Under this Agreement, Health Card performs prescription benefit management services and charges a fee based on the number and type of claims processed. See "Risk Factors--The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business."

     The Fee for Service Agreement accounted for the approximate percentage of Health Card's revenues indicated in the following table:



                                                           Percent of Health
                                   Period                  Card's Revenues
                                   ------                  ---------------

Year ended June 30, 1997                                             11%

Year ended June 30, 1998                                              9%

Six months ended December 31, 1998                                    8%



     Suffolk County

     Health Card has been providing prescription benefit management services to Suffolk County, a municipal corporation of the State of New York, since 1992. Health Card is currently providing services to Suffolk County under an oral agreement, terminable by either party, the economic terms of which are otherwise substantially similar to those of a written agreement that expired on December 31, 1998.


     In February 1999, Suffolk County provided us with a proposed amendment to the written agreement which Health Card has signed but Suffolk County has not. We cannot be certain that the proposed amendment to the agreement with Suffolk County will be signed. See "Risk Factors--The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business."

Suffolk County accounted for a substantial portion of Health Card's business, as indicated in the following table:


                                            Percent of           Number of
                          Period             Revenues           Participants
                          ------             --------           ------------

Year ended June 30, 1997                        19%                37,833

Year ended June 30, 1998                        15%                38,893

Six months ended December 31, 1998              14%                39,416

     Health Card guarantees an effective blended average wholesale price discount per prescription and an average blended dispensing fee per prescription. Health Card is required to pay certain percentages of rebates to Suffolk County pursuant to a complex formula. Health Card offers Suffolk County a minimum initial rebate guarantee for each paid claim, which applies until the rebate per claim equals a threshold amount. The percentage rebate to which Suffolk County is entitled increases based on a formula tied to the per claim rebate rate.


     Operating Engineers


     On December 1, 1997, Health Card began providing prescription benefit management services to Operating Engineers Trust Funds, IUOE Local 12, a construction workers' union, in Southern California. As of January 1, 1999, Operating Engineers cover approximately 40,000 plan participants. As of the date of this prospectus, Health Card is providing services pursuant to an oral agreement but is negotiating for a written agreement. No assurances can be given that a formal agreement will be executed, or that it will be executed on terms favorable to Health Card. Pursuant to such oral agreement, Health Card is required to pay a certain percentage of rebates to Operating Engineers. For the six months ended December 31, 1998, Operating Engineers accounted for approximately 12% of Health Card's revenues.

     In the event that any of these sponsors choose to discontinue using Health Card's services, Health Card's business, operating results and financial condition will be materially adversely affected. In the event of the loss of any of these sponsors, there can be no assurance that Health Card will be able to replace such sponsors. See "Risk Factors--Consolidation and alliances among sponsors and health care providers may result in loss of sponsors" and "Risk Factors--The majority of our revenues are attributable to a few sponsors. The loss of one of these sponsors could adversely affect our business."


Sales and Marketing


     Health Card markets its services through a sales and marketing department led by the Executive Vice President of Sales and Marketing. The sales and marketing department includes a marketing manager, marketing assistant, a proposal writer, one regional sales manager, seven sales executives, and one sales coordinator. There is a sales executive for each targeted geographic sales region - Northeast, Mid-Atlantic, Southeast, Southwest, Midwest and West, and one for the public sector market with a national focus. The members of Health Card's sales and marketing department have approximately 135 years of combined experience in the prescription benefit management services industry. In addition, Health Card contracts with independent brokers who are retained to market Health Card's services to prospective sponsors for agreed upon fees based on the number of plan participants enrolled in a Health Card-supported plan. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."


     Health Card maintains a prospect list in which each prospect is identified by market segment and geographic sales location; the list includes sponsors which, in the aggregate, target over 5,000,000 plan participants. Health Card has completed market studies of and has identified various managed care organizations, local governments, unions, corporations, and third party health plan administrators who are potential sponsors. Health Card focuses its marketing efforts on sponsors with plans covering up to 100,000 participants although it provides services to, and seeks sponsors with, plans covering less or significantly more plan participants. Health Card is beginning a market research effort to determine the profitability and marketability of developing prescription benefit management programs for the U.S. retiree population. Health Card also markets to all major employee benefit consultant groups.

     Health Card attends numerous trade shows and utilizes advertising, public relations and marketing literature for sales support. Additionally, Health Card employs the services of a public relations and media firm for exposure and publication in newspapers, periodicals and journals which are targeted to employee benefit and managed care specialists.


     Further, Health Card is continuing to expand its World Wide Web site. Currently, the Web site describes Health Card's products and services and lists frequently asked questions, among other things. It is anticipated that the Web site will have a page dedicated to on-line services which will allow plan participants to fill out customer service surveys and direct payment claims forms, and to access the pharmacy network listings. The Web site is anticipated to be available for physician access to the Health Card formulary drug listing. Security firewalls have been developed and implemented to protect patient confidentiality.


Competition

     Health Card competes with numerous companies which provide the same or similar services, such as:


Express Scripts, Inc. / Value Rx      National  rescription Administrators, Inc.
PCS Health Systems, Inc.              Diversified Pharmaceutical Services, Inc.
Merck-Medco Managed Care, LLC         Advance Paradigm, Inc.
Provantage Health Services, Inc.      MedImpact Health Care Systems, Inc.
MIM Corp.                             Pharmaceutical Care Network
Consultec, Inc.


     Many of Health Card's competitors have been in existence for longer periods of time and are far better established than Health Card. Many of them also have:

         -    broader public recognition,
         - financial and marketing resources substantially greater than Health Card,
         -    more  experienced  management,   and
         -    far more extensive facilities than those available to Health Card.

In addition, Health Card's sponsors and potential sponsors may find it desirable to perform for themselves those services now being rendered by Health Card.

     Health Card's ability to attract and retain sponsors is substantially dependent on its capability to provide efficient and accurate claims management, prescription drug program management and related reporting, auditing and consulting services. Health Card believes that the following factors help Health Card successfully compete:

          -    a broad base of experience in the  information  technology and
               pharmacy   benefit   management   industries,
          -    flexible   and  sophisticated on-line computerized  information
               systems, and
          -    a focus on customer service.


See "Risk Factors--Competition from other prescription benefit managers, and sponsors administering their own plans, may reduce the market for our services."

     There can be no assurance that Health Card will remain competitive or successfully market integrated prescription benefit management services and disease information services to existing and new sponsors. Furthermore, there is a distinct possibility that consolidation and alliances within the industry will adversely impact the operations and prospects for independent prescription benefit management companies such as Health Card. See "risk factors--competition from other prescription benefit managers, and sponsors administering their own plans, may reduce the market for our services" and "Risk Factors--Consolidation and alliances among sponsors and health care providers may result in loss of sponsors" and "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."


Employees

     As of January 1, 1999 Health Card had 75 employees, including:

          -    9 officers,
          -    a  sales  and  marketing   department  of  14  employees,
          -    an information services department of 14 employees,
          - an operations department of 31 employees (4 of which are part-time),
          -    consulting department of 5 employees, and
          -    financial department of 2 employees.

Health Card's employees are not subject to collective bargaining agreements and Health Card considers its relations with its staff to be satisfactory. See "Certain Transactions."

Information Systems

     Health Card's information systems integrate all of the:

          -    data input,
          -    reporting,
          -    analysis, and
          -    access functions


provided by Health Card, and Health Card believes that its information systems provide it with a competitive advantage. See "Risk Factors--Business-General."

     Health Card's on-line claims management system depends in large part on software licensed from Prospective Health Incorporated ("PHI"). By a license agreement dated February 18, 1998, Health Card was granted a nonexclusive and nontransferable perpetual license to use PHI's claims adjudication software system. This system is an integral part of Health Card's on-line claims management system. Health Card agreed to an initial license fee of $400,000, of which $100,000 was paid upon execution of the agreement and the balance was paid at the rate of $25,000 per month through February 1999. In addition, if certain milestones are met based on the number of processed claims, as defined, the license fee increases incrementally, up to an additional $500,000 over the term of the agreement. As of December 31, 1998, these milestones have not been reached. The agreement also provides for the annual payment of 18% of the license fee, as defined, as a service maintenance fee.

     In addition, Health Card entered into a non-exclusive licensing agreement on March 16, 1998 with Medi-Span, Inc. for a three-year term. This agreement permits Health Card to use Medi-Span's master drug database, drug utilization review databases, price-checking software and state claims- review programs for New York and Virginia. Health Card pays license fees annually, which increase as the number of claims processed with Medi-Span's software increases. In addition, Health Card pays an annual base fee of $16,000. On June 1, 1998, Health Card entered into an agreement with Sandata, of which Bert E. Brodsky is the Chairman of the Board, President, Treasurer and a principal stockholder. This agreement, which was amended on the same date, relates to the hiring of 11 Sandata employees by Health Card to provide development, enhancement and maintenance of Health Card's information systems internally. Health Card paid Sandata $208,000 in consideration for Sandata's assigning to Health Card certain rights relative to such employees. Health Card also assumed a liability of $86,000 relating to these employees. In addition, on June 1, 1998, Health Card purchased from Sandata certain computer equipment, furniture and fixtures for $100,000. Sandata is expected to continue to provide, on a limited basis, consulting services related to Health Card's information systems. Also, Sandata confirmed Health Card's proprietary rights in certain software developed by Sandata for Health Card, among other things.


     A significant portion of Health Card's information systems has historically been developed, enhanced, modified and maintained by Sandsport Data Services, Inc., a wholly-owned subsidiary of Sandata. Furthermore, Health Card leases computer hardware for its data processing center at a monthly cost of $24,000 from Sandsport pursuant to a oral agreement. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of the rental agreement are as fair to Health Card as those which could be obtained from an unaffiliated third party. See "Certain Transactions-Health Card's Relationship with Sandata."


Year 2000 Readiness


     The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of Health Card's programs that have time- sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in miscalculations or system failures. Health Card has implemented a Year 2000 compliance program designed to ensure that its computer systems, applications and embedded operating systems will function properly beyond 1999. This compliance program involves assessing the risks of the Year 2000 issue, and planning and instituting mitigation actions to minimize those risks. Health Card's standard for compliance requires that for a computer system or business process to be Year 2000 compliant, it must be designed to operate without error in date and date-related data prior to, on and after January 1, 2000. Health Card believes that all of its "mission critical" systems have been identified, and will be brought into compliance by August 31, 1999.

     Information Technology Systems

     Health Card recently completed a comprehensive review of its information technology systems and is involved in a program to update its information systems and applications in preparation for the Year 2000. Health Card will incur internal staff costs as well as outside consulting and other expenditures related to this initiative. For the period January 1, 1999 to August 31, 1999, which is the only period during which Health Card expects to incur Year 2000-related expenses, both historical and anticipated expenditures related to remediation, testing, conversion, replacement and upgrading system applications are expected to total approximately $100,000. Total expenses, including depreciation and amortization of new package systems, are not expected to have a material impact on Health Card's financial condition during the conversion process. Year 2000 costs are expensed as incurred. Health Card expects to be fully Year 2000 compliant by August 31, 1999.

     Non-IT Technology

     An inventory and assessment of all non-IT systems (including items containing embedded chips, such as elevators, electronic door locks, telephones) has been completed. The great majority of these non-IT systems are not believed to be potential sources of significant disruption, although the contingency plans (described below) will address non-IT Year 2000 failure as well as IT systems failure. Health Card's telephone system was determined to be the only non-IT system not Year 2000 compliant. A new system was purchased and is expected to be installed by April 15, 1999.

     Health Card's management intends to develop a "worst-case scenario" with respect to Year 2000 non-compliance and to develop contingency plans designed to minimize the effects of such scenario. The contingency plans will involve analysis of the use of alternative, non-IT methods of processing claims, including manual processing, in the event of IT system failure on the part of outside parties. The manual processing of claims would also be assisted, in a worst case scenario, by the use of paper claim forms rather than the computer formats currently being used. As to claims management, the worst case scenario would require that another switching company be used to process claims. This option has already been researched and contingency plans formulated. Switching companies electronically route pharmacy claims to the appropriate prescription benefit management company. Each of the two major vendors of claims management services with which Health Card does business, NDC and PHI, has certified that it is Year 2000 compliant. Furthermore, adjudication software recently purchased by Health Card from PHI has been certified to be compliant as of November 22, 1998. All client formats have been reviewed and have been found to be either Year 2000 compliant or very nearly so. There has also been communication between vendors and Health Card with respect to the exchange of billing tape formats, in an effort to be certain that our formats are acceptable to the vendors, and vice versa. The executive management of Health Card intends to have its worst-case scenario and contingency plans fully developed and in place by August 31, 1999.

     Health Card is attempting to contact vendors and others on whom it relies to assure that their systems will be converted in a timely fashion. However, there can be no assurance that the systems


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of other companies on which Health Card's systems rely will also be converted in a timely fashion, so that any such failure to convert by another company would not have an adverse effect on Health Card's information systems. Furthermore, no assurance can be given that any or all of Health Card's information systems are or will be Year 2000 compliant, or that the ultimate costs required to address Year 2000 issues or the impact of any failure to achieve substantial Year 2000 compliance will not have a material adverse effect on Health Card's business, operating results and financial condition.

     There is still uncertainty about the broader scope of the Year 2000 issue as it may affect Health Card and third parties that are critical to our operations. For example, lack of readiness by electrical and water utilities, financial institutions, governmental agencies or other providers of general infrastructure could pose significant impediments to our ability to carry on our normal operations. In the event that we are unable to complete our remedial actions and are unable to implement adequate contingency plans in the event that problems are encountered, there could be a material adverse effect on our business, operating results and financial condition.


Facilities


     Health Card occupies approximately 7,225 square feet of space at 26 Harbor Park Drive, Port Washington, New York 11050, under an amended sublease at a monthly cost of $20,980 (including utilities). The sublessor is BFS Realty, LLC, which is affiliated with Mr. Brodsky. The sublease expires as of December 31, 2000. Effective April 1, 1999, the area leased by Health Card will be increased by 7,375 square feet to a total of 14,600 square feet, and the rent for the period April 1, 1999 to March 31, 2000 will increase to $31,000 per month. Furthermore, the term of the sublease is extended to March 31, 2004. Rent under the sublease increases by five percent annually following the first year of the lease. The BFS sublease was assigned by Sandata, Inc. to BFS in November 1996. Mr. Brodsky is the Operating Manager and holder of a majority of the membership interests of BFS. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of this sublease are as fair to it as those which could be obtained from an unaffiliated third party. Pursuant to an agreement entered into in June 1995, Health Card paid $700,000 in connection with certain allocated leasehold improvements. See "Certain Transactions."

     Health Card is in the process of building a new customer service center at its headquarters. It will initially be equipped with between 30 and 35 service representatives' desks, and there is space for an additional 25 to 30 service representatives. Health Card anticipates that the customer service center will open on or about May 1, 1999, and that the additional 30 service representative work areas will be equipped and operational as needed. Sponsors, plan participants, pharmacies and physicians will be able to call the customer service center.

     Pursuant to a lease dated August 10, 1998 and expiring on August 31, 2005, Health Card occupies approximately 1,500 square feet at 63 Manorhaven Boulevard, Port Washington, New York, which will be used as a pharmacy. The landlord for these premises is 61 Manorhaven Boulevard, LLC, of which Muriel Brodsky, Mr. Brodsky's wife, is the sole member. The rent for the twelve (12) month period ending August 31, 1999 is $1,500 per month; the annual rent increases by 5% per year. Additional rent, in the form of Health Card's pro rata share of common expenses, is also payable.



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     Pursuant to a lease commencing  December 15, 1998, and expiring on December
14, 1999, Health Card leases an apartment, for use by two members of its management, at premises located at 77 Juniper Road, Port Washington, New York.
The  annual  rent  is  $20,400.   Utilities  and  maintenance  service  (if  any
maintenance service is contracted for) are payable by Health Card as additional rent.


Government Regulation


     The activities of prescription benefit management companies such as Health Card are subject to regulation at the federal, state and local levels. While Health Card may not have complied in the past, it has recently reviewed its operations for areas of non-compliance and believes that it substantially complies with the laws and regulations material to the operation of its business or is taking steps to identify and comply with such laws and regulations. The laws that implement this regulation include, but are not limited to, the federal Anti-Kickback, FDA, anti-trust and ERISA laws and the laws of various states relating to health, insurance and utilization review, and the licensing and regulation of professionals, including physicians, nurses, pharmacists, pharmacies and independent practice associations. Health Card is also subject to laws and regulations relating to business corporations in general.

     Regulatory authorities have very broad discretion to interpret and enforce these laws and to promulgate corresponding rules and regulations. Violations of these laws and regulations may result in criminal and/or civil fines and penalties, injunctive relief to prevent future violations, other sanctions, loss of professional licensure and exclusion from participation in federal and state health care programs, including Medicare and Medicaid.

     The interpretation and applicability of some of the laws and regulations applicable to Health Card's business are unclear. Health Card's business activities and relationships with sponsors, pharmacies, Integrated Pharmaceutical Services, plan participants, its IPA and brokers have not been the subject of regulatory investigation or review on either the state or the federal level. Health Card has not obtained or applied for any opinion of any regulatory or judicial authority that its business operations and relationships with sponsors, pharmacies, Integrated, its IPA, plan participants or brokers are in compliance with applicable laws and regulations. There can be no assurance that Health Card will be successful, that it will interpret the applicable laws and regulations in the same way as regulatory or judicial authorities, or that the laws and regulations and/or the interpretation thereof will not change.

     See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     A more detailed analysis of certain specific laws and regulations affecting the business, operations and relationships of Health Card is set forth below.

     Anti-Kickback Regulations

     The federal Anti-Kickback Statute prohibits knowingly paying or receiving remuneration in return for referring an individual for the furnishing of an item or service, or for the purchasing, ordering or arranging for any item or service for which payment may be made in whole or in part under a federal health care program, including Medicare or Medicaid. The term "remuneration" in


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the statute expressly includes any kickback,  bribe or rebate. Violation of this law is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. Violation may also give rise to civil penalties of up to $50,000 per violation and exclusion from the Medicare and Medicaid programs.

     Safe harbor regulations have been adopted under the Anti-Kickback Statute which immunize certain remuneration arrangements which might otherwise violate that statute. Failure to fall within a safe harbor, however, does not mean that such practice constitutes a violation of the law.

     Health Card believes that it is not in violation of the Anti-Kickback Statute because (i) it does not receive any remuneration directly from Medicare, Medicaid or any other government sponsored health care program, and (ii) it does not believe the payments to it from any of its sponsors, other than Vytra, are derived from funds from Medicare, Medicaid or other federal government sponsored health care programs. Health Card believes that its arrangement with Vytra falls within the HMO safe harbor exemption to the Anti-Kickback Statute because that safe harbor applies to any written risk sharing arrangement with an HMO. Health Card cannot be sure, however, that a government regulatory agency or judicial tribunal would not view the receipt and sharing of such rebates as a violation of the federal Anti-Kickback Statute.

     With respect to other sponsors, we cannot be sure that without our knowledge some portion of a sponsor's payment is not derived from a government health care program source thereby implicating the Anti-Kickback Statute. However, even if Health Card were found to receive indirectly a benefit from such a government sponsored health care program in the form of a rebate from Integrated or otherwise, Health Card believes that its conduct does not violate the Anti- Kickback Statute because it receives and shares rebates with its sponsors and participates in the therapeutic interchange program, only to share cost savings and reduce the cost of prescription benefit services and not to induce referrals.

     The Anti-Kickback Statute and related regulations have been broadly interpreted by the federal courts to prohibit the payment or receipt of any form of remuneration, even if only one purpose of such remuneration is to obtain a referral for any item or service that is covered by a federal health care program. Certain states other than New York have similar statutes that may extend the prohibitions to items or services that are paid for by non-governmental third-party payors, as well as individuals who pay directly for their own health care.

     Health Card is not aware of any instance in which the Anti-Kickback Statute has been applied (i) to prohibit independent prescription benefit management companies from receiving rebates from drug manufacturers based on drug sales by pharmacies to plan participants, formulary management programs, or therapeutic substitution programs, or (ii) to the contractual relationships between independent prescription benefit management companies and their sponsors and participating pharmacies. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     In the last few years, private citizens have commenced litigation, known as Qui Tam actions, against health care providers and suppliers on behalf of the federal government alleging that such providers and suppliers filed false claims with the Medicare and/or Medicaid programs. While the law on the issue is still unsettled, if Health Card's activities with respect to its receipt and sharing of rebates were challenged as a kickback in such a Qui Tam proceeding and determined to form the


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




basis for a false claim under the Anti-Kickback Statute, Health Card could be subject to substantial penalties and treble damages in addition to the
punishments   described   above.   Health  Card's  exposure  to  litigation  and
enforcement actions is increased because of the availability of such Qui Tam actions to a broader class of plaintiffs. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

State Insurance Regulations

     One of Health Card's arrangements with Vytra involves the shifting of some of the financial risk of providing prescription benefits from Vytra to Health Card. Under New York law, financial risk sharing arrangements may constitute engaging in the business of insurance which requires a license from the state. Health Card recently acquired National Medical Health Card IPA, Inc., an independent practice association licensed in New York State. Health Card, Health Card IPA and Vytra entered into a letter agreement in March 1999, which contemplates that services to Vytra will be performed by Health Card IPA. Health Card IPA is also expected to be the contracting party to the more formal amendment or any new agreement with Vytra. To the extent it enters into risk sharing agreements with HMOs or providers in the future, Health Card intends that Health Card IPA will be the contracting party.

     In negotiating the terms of the formal amendment or new agreement, Vytra and Health Card plan to follow the DOH drafting guidelines. However, the existing agreement with Vytra does not follow those guidelines. Health Card cannot be sure that its arrangement with Vytra will not be subject to a claim that it is engaged in the unlicensed business of insurance. Health Card has not determined, and does not believe that it could determine with any degree of accuracy, the nature or extent of any sanctions that might be imposed on it as a result of such a claim. See "Risk Factors - The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

Independent Practice Association Regulations

     Health Card IPA, is an independent practice association under the laws of New York. Under New York law, an HMO may share risk only with reinsurers or, pursuant to a written agreement which complies with certain drafting guidelines issued by the DOH, with "providers" and independent practice associations. Health Card intends that the IPA will be the contracting party with respect to any contracts with HMOs or providers containing financial risk sharing provisions. Health Card IPA is subject to the regulatory authority of the DOH and the laws, rules and regulations applicable to independent practice associations in New York. Under such laws, rules and regulations, Health Card IPA's contracts with HMOs and providers will be subject to the DOH's contract drafting guidelines and must be reviewed and approved by the DOH.

     In July 1998, the DOH issued new HMO and contract drafting guidelines. These guidelines are to be used in connection with the approval process for HMO and IPA contracts. Health Card has negotiated with Vytra to incorporate into their anticipated more formal amendment the provisions required by the drafting guidelines. Health Card cannot be sure that Vytra will sign the more formal amendment which failure would have a material adverse effect on its business, operating results and financial condition. While Health Card does not believe that the implementation of the contract drafting guidelines will have a material adverse effect on its business, operating results and financial condition, it cannot be sure that DOH, in the exercise of its discretion will not withhold or delay its approval of the more formal amendment with Vytra, which could have such a material adverse effect.


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     Pharmacy Regulations

     New York prohibits unlicensed persons from engaging in the practice of pharmacy. The practice of pharmacy is defined as "the preparing, compounding, preserving, or the dispensing of drugs, medicines and therapeutic devices on the basis of prescriptions or other legal authority." Health Card believes that it is engaging in the business of providing management and administrative services for prescription benefit plans and not in the practice of pharmacy.

     As a precautionary measure, in order to preclude any possible finding that it is engaged in the unauthorized practice of pharmacy, Health Card became a licensed pharmacy in New York in March 1999. Health Card cannot be sure that the New York Department of Education will not claim that Health Card had been engaged in the practice of pharmacy without a license prior to that date. Health Card has not determined, and does not believe that it could determine with any degree of accuracy, the nature or extent of any sanctions that might be imposed on it as a result of such claim.

     As a licensed pharmacy, Health Card is subject to all of the laws and regulations governing pharmacies including those regarding professional misconduct. Professional misconduct for a pharmacy is defined to include, among other things, (i) splitting fees in connection with the furnishing of professional care or services, including the sale of drugs, (ii) receiving valuable consideration as a commission, discount or gratuity in connection with the sale of drugs, and (iii) paying or receiving any consideration to or from a third party for referring a patient, or in connection with the performance of a professional service.

     Health Card is not aware of any interpretation by any court or governmental agency of the laws and regulations regarding fee splitting or referral fees by licensed professionals to any arrangements similar to those engaged in by Health Card nor has Health Card obtained or applied for any opinion of any regulatory or judicial authority that its business operations or relationships are or will be in compliance with such laws and regulations. The following aspects of our business should be considered in light of these laws and regulations.

     Health Card receives rebates from Integrated through contracts between Integrated and pharmaceutical companies to which Health Card has agreed to be joined. While Health Card shares the proceeds of those rebates with its sponsors, it does not share any rebates with pharmacies.

     In connection with its formulary management program, the P&T Committee considers the net cost of various drugs as one factor in determining which drugs should be included in the Health Card formulary. While the determination to include or exclude drugs from the formulary is primarily based on the quality and efficacy of the drugs, their net cost after any available rebate is also considered. If Health Card chooses to include certain drugs on its formulary for which it receives rebates, it may be required under the terms of its agreements with Integrated and the joinder agreements with pharmaceutical companies to exclude certain other drugs from its formulary in order to receive those rebates.

     Under its therapeutic interchange program, Health Card shares savings realized as a result of participating pharmacies' dispensing lower cost drugs instead of more expensive prescribed drugs. Health Card also has agreements to pay brokers to market its plan administration services to other potential sponsors.



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




     Although it is licensed as a pharmacy, Health Card does not believe that its activities as a prescription benefit manager constitute the rendering of pharmacy services that would subject it to the professional misconduct regulations for its prescription benefit management activities. Even if it were determined that Health Card's activities constitute the practice of pharmacy, Health Card does not believe that any of its activities are of the type prohibited by the pharmacy law or the rules of professional misconduct applicable to pharmacies. Health Card cannot be sure, however, that the New York Department of Education would not come to a different conclusion and commence a regulatory investigation or seek to impose sanctions on it for such conduct. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     Regulations Regarding Certain Rights of Privacy and Confidentiality.

     It is also professional misconduct in New York for a pharmacy to disseminate personally identifiable health information about a patient without the patients' prior written authorization. Improper dissemination of such information may subject a pharmacist to fines, penalties, other sanctions, injunctive relief, professional disciplinary actions and loss of license.

     In the course of its business, Health Card receives data regarding each plan participant's prescription drug utilization history. Under some circumstances, Health Card may also receive other medical information regarding a plan participant. The availability of such information to Health Card may enable it to draw certain conclusions about a plan participant's health. For example, a plan participant receiving long-term insulin therapy may be identified as a diabetic. Health Card calls these identifications "inferred disease states."

     Based on the information Health Card obtains regarding a plan participant's inferred disease state, Health Card may make recommendations to sponsors on how to reduce costs and improve the plan to better serve plan participants. Health Card routinely shares such information with its sponsors through its computer network. Under the terms of most plans, Health Card also may be required to provide patient specific information directly to sponsors, including drug history information that may suggest an inferred disease state. In utilizing the data received by us in this manner, it is possible that Health Card could be found to have violated the privacy rights of plan participants under the laws of New York and other states in which we do business. Such a determination could have a material adverse effect on Health Card's ability to provide disease information services, an area of its business that Health Card believes gives it a competitive advantage and is anticipated to be an important element of its future success. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     The Secretary of Health and Human Services has circulated recommendations regarding legislation intended to protect the privacy of personally identifiable health information. Several legislative bills on the subject have also been introduced in the U.S. Senate. While none of these measures have been adopted into law, we cannot be sure that the subject will not be addressed in one manner or another at the federal level. If federal legislation regulating access to and dissemination of personally identifiable health information is adopted, it could have an adverse effect on the business operations of Health Card as currently conducted.




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     Regulations Applicable to Health Care Professionals

     All states, including New York, regulate the practice of medicine, nursing and other licensed health professions. Activities deemed by a state's regulatory authority to constitute the practice of medicine, nursing, or any other licensed health profession without the proper license would subject the actor to the penalties provided under such state's laws.

     In the course of its business, Health Card provide disease information services, drug usage monitoring programs, preferred drug management, and consulting services. Health Card does not believe that these or any of its other activities as a prescription benefit management company, constitute the practice of medicine, nursing or any other licensed health profession. Health Card cannot assure you that a regulatory authority in New York, or any other state in which we engage in such activities, would not assert a contrary position and subject it to the sanctions described above.

     Utilization Review Regulations

     Under the Insurance Law and Article 49 of the Public Health Law, the State of New York regulates utilization review. Utilization review is defined as the review to determine whether health care services that have been, are being or will be provided are medically necessary. Health care services, for purposes of the utilization review law, are defined to include the provision of pharmaceutical products. In some of the contracts to which it is a party, Health Card agrees to provide "drug utilization review" and "drug utilization management." However, Health Card believes that the drug review and analysis services it provides to its sponsors do not involve making determinations as to the medical necessity of the pharmaceutical products provided that would subject it to regulation under the utilization review laws.

     FDA Regulation

     The United States Food and Drug Administration has asserted general authority to regulate promotional activities of, and materials disseminated by, prescription benefit management companies that are owned or influenced by or subject to contractual relationships with drug companies. In January, 1998, the FDA published a draft guidance concerning certain promotional practices performed by such prescription benefit management companies. Among the practices discussed in the FDA's commentary to the draft guidance were the use of product-specific financial incentives to influence drug selection and prescribing decisions, disease information programs, and the use of specified or preferred drug formularies.

     Since Health Card is neither owned, nor directly controlled or influenced by a drug company, we believe the existing regulations and draft guidelines do not apply to Health Card. However, due to its contractual relationship with Integrated and its joinder in agreements between Integrated and various drug companies, there can be no assurance that some of Health Card's activities may not be subject to FDA review and regulation as set forth in the draft guidance. In such event, some of Health Card's activities and Integrated's rebate program may require modification or elimination. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."





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     Regulation in Other States

     Health Card is in the process of evaluating its involvement with sponsors and plan participants located in states other than New York. Health Card is conducting that review systematically, focusing its attention initially on those states where it has the most sponsors and/or plan participants. As a result of that review, Health Card has determined that it is required to become licensed as a third party administrator of insurance benefits in several states, including Ohio, Florida, Tennessee, Kentucky and Michigan. Health Card has applied to become a third party administrator in each of these states and has received a license in Ohio.

     Health Card intends to apply for a third party administrator's license in each state in which it determines that its business operations require it. Prior to September 1998, Health Card conducted its activities without applying for any such licenses. While Health Card is in the process of seeking to comply with all such laws that are in effect in the states in which it conducts its business, Health Card cannot be sure that it will be granted such licenses at this time or at all, or that it will not be subject to fines and other penalties including injunctive relief, as a result of its past non-compliance. Health Card has not determined, and does not believe that it could determine with any degree of accuracy, the nature or extent of any punishment that might be imposed on it as a result of such historical non-compliance. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     New York does not regulate prescription benefit management companies. Health Card cannot be sure that New York or any other state will not assert regulatory authority over it or its activities as a prescription benefit management company or otherwise, now or at any time in the future. If a state does assert such regulatory authority, Health Card will seek to comply with all applicable regulations, however, we cannot be sure compliance will be achieved. If we are unable to comply we may not be permitted to conduct our activities in those states as we currently conduct them, or at all. See "Risk Factors--The health care industry is highly regulated at the federal, state and local levels. Our failure to comply with these regulations could adversely affect our business."

     Health Card has retained special counsel to advise it about insurances, health, licensing and certain other regulatory matters governed by New York State laws and federal laws. Health Card has not retained counsel, or obtained any advisory opinion from any state administrative or regulatory agency, regarding the laws of any other state. Health Card cannot be sure that its activities in such other states are in compliance with all applicable laws and regulations of such states, and thus, its activities in those other states may subject it to judicial and regulatory review and such sanctions and/or punishments as may be provided under the laws and regulations of such states.

Legal Proceedings


     Health Card is involved in various legal proceedings, including the one described in the following paragraph, incidental to the conduct of its business. While there can be no assurance, Health Card does not expect that any proceedings will have a material adverse effect on its business, operations and financial condition.


     By letter dated February 9, 1999, Health Card was informed by counsel for the West Contra Costa Unified School District that it had filed suit in the Superior Court of Contra Costa, in the State


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of  California,  against  Health Card. The complaint was filed with the Superior
Court on December 8, 1998, and enumerates five grounds for its claim to damages. The complaint alleges, among other things, that the parties entered into a contract in December of 1996, and that on December 11, 1996, Health Card
unilaterally  terminated  that  contract,   effective  December  16,  1996.  The
complaint further alleges that this termination was in violation of the terms of the contract and of one or more statutory provisions; that the termination resulted in the School District incurring approximately $150,000 in costs due to its having to enter then into a fee for service arrangement in order to continue providing prescription benefits to its plan members; and that, due to the wrongful termination of the contract, the school district was forced to seek a replacement for the benefits and services that were to have been provided under the contract with Health Card. The complaint alleges, in connection with this last circumstance, that the School District incurred roughly $400,000 in additional expenses as a result. The complaint also seeks treble damages. If treble damages were allowable in this case, and a judgment were to be entered against Health Card, Health Card could be liable for damages in excess of $1.5 million. Health Card denies the allegations set forth in the complaint, and intends to vigorously defend against the allegations made in the complaint, and has engaged local counsel in Los Angeles to assist it in such defense. Notwithstanding the foregoing, because of the uncertainties of litigation, no assurances can be given as to the outcome of this litigation. In the event that Health Card were not to prevail in this litigation, Health Card could be required to pay significant damages to the School District, which could in turn have a material adverse affect on Health Card's business, operating results and financial condition.

                                   MANAGEMENT

Executive Officers and Directors

         Ceratin information concerning the executive officers and Directors of Health Card is set forth below:

Name                       Age             Positions Held
----                       ---            --------------


Bert E. Brodsky            56         Chairman of the Board, Chief Executive
                                      Officer and Director


Gerald Shapiro             68         Vice Chairman of the Board, Secretary and
                                      Director

Marjorie O'Malley          48         President, Chief Operating Officer

Linda Portney              54         Executive Vice President of Operations and
                                      Director

Mary Casale                58         Executive Vice President of Sales and
                                      Marketing

John Ciufo                 45         Vice President of Clinical Services

Barry Denaro               43         Treasurer and Chief Financial Officer

Richard J. Strauss, M.D.,
F.A.C.S.                    52         Director

Gerald Angowitz             49         Director


     Bert E. Brodsky has served as Chairman of the Board of Health Card since December 7, 1998, and as Chief Executive Officer since June, 1998. Mr. Brodsky has been a Director of Health Card since 1988. From June 26, 1998 until December 7, 1998, Mr. Brodsky served as President of Health Card. Mr. Brodsky previously served as Chairman of the Board of Health Card from August, 1983, through November, 1984 and from December, 1988 through January, 1991. Mr. Brodsky has served as Chairman of the Board and Treasurer of Sandata, Inc. since June 1983 and as President of Sandata, Inc. since December 1989. From October 1983 though December 1993, Mr. Brodsky served as Chairman of the Board of Compuflight, Inc., a provider of computerized flight planning services. Since August 1980, Mr. Brodsky has served as Chairman of the Board and President of P.W. Medical Management, Inc., which provides financial and consulting services to physicians. For more than the past five years, Mr. Brodsky has also served as President of P.W. Capital Corp., a consulting services firm, Chairman of Sandsport Data Services, Inc., a computer services firm, President of Brodsky Sibling Realty, Inc., a real estate company, President of Document Storage and Management, Inc., a document storage company, Operating Manager of BFS Realty, LLC, a real estate company, since November 1996, BFS Realty II, LLC, a real estate company, since November 1996 and Four B's Realty, LLC, a real estate company, since July 1996. See "Management -- "Certain Transactions." From August, 1977 until October, 1980, Mr. Brodsky served as the President of the medical services division of Itel Corporation, where his responsibilities included identifying and consummating acquisitions in medical and health related industries.

     Gerald Shapiro has served as Vice Chairman of the Board and a Director of Health Card since December 7, 1998. Mr. Shapiro has also served as Secretary since October 28, 1998. From June 1, 1998 until December 7, 1998, Mr. Shapiro served as Chairman of the Board. From February 4, 1998 until June 1, 1998, Mr. Shapiro served as Health Card's Vice Chairman. For more than the past five years, Mr. Shapiro has served as a consultant to Sandata, Inc. and President of Lee Management Associates, Inc., a billing and collections firm, Chairman and Treasurer of Mediclaim, Inc., a physician billing and consulting firm, President of Brookhaven M.R.I., Inc., a company that operates magnetic resonance imaging machines, Vice President of Mobile Health Management Services, Inc., a provider of medical screening services and Treasurer of Document Storage and Management, Inc. From 1973 to 1978 Mr. Shapiro served as President of Ally & Gargano, Inc., an advertising agency, and from 1971 to 1973 he was President of Hertz Corporation.

     Marjorie G. O'Malley has served as President and Chief Operating Officer of Health Card since December 7, 1998. From July 1995 to December 1998, Ms. O'Malley was the Principal of Strategic Healthcare Consultants, a consulting firm to various health care companies, pharmacy benefit managers, pharmacy chains and pharmaceutical companies. Ms. O'Malley has served as a consultant to Health Card since August 1995. From 1980 until July 1995, Ms. O'Malley was employed by CIGNA Corporation in a variety of positions. Ms. O'Malley formed and served as President of RxPrime, CIGNA Corporation's pharmacy benefit management business, from 1993 until July 1995. From 1990 to 1993, Ms. O'Malley was Vice President, Finance and Planning for CIGNA HealthCare, one of the largest health care management organizations in the United States. Prior to joining CIGNA Corporation, Ms. O'Malley served as Senior Vice President and Treasurer of Old Stone Bank and Old Stone Corporation, a bank holding company.


     Linda Portney has served as Executive Vice President of Operations of Health Card since June 1,1998 and as a Director of Health Card since 1982. Ms. Portney served as Secretary of Health Card from June 26, 1998 until October 28, 1998. From 1995 until June 1, 1998, Ms. Portney served as President of Health Card and as Vice President and Secretary of Health Card from 1983 to 1995. Ms. Portney has been employed by Health Card since 1981.

     Mary Casale has served as Executive Vice President of Sales and Marketing of Health Card since June 1, 1998 and as a Vice President of Health Card from March 1996 to June 1, 1998. Ms. Casale previously served as Vice President of Managed Care Sales and Union Related Accounts at ValueRx, a prescription benefit management company, from March 1995 to February 1996, Vice President of Sales for the Eastern Region at Diagnostek, Inc. ("Diagnostek"), a prescription benefit management company that was acquired by ValueRx, from August 1994 to March 1995, National Vice President of Customer Development for Sales and Marketing at Diagnostek from January 1994 to August 1994 and a consultant for special accounts for Sales and Marketing at Diagnostek from 1989 to 1993.

     Barry Denaro has served as Chief Financial Officer for Health Card since June 1997 and the as Treasurer for Health Card since February 1998. Mr. Denaro served as Controller of NDA Clinical Trial Services Inc., a provider of laboratory testing and data collection for clinical drug trials, from April 1996 through November 1996 and served as Controller of North Shore Agency, a collection agency, from October 1993 through July 1995. Mr. Denaro is an attorney licensed to practice in New York State and a certified public accountant.

     John T. Ciufo joined Health Card as Vice President of Clinical Services in December 1998. Prior to this, he served as Director of Pharmaceutical Contracting at United Health of Wisconsin, in Appleton, Wisconsin from March 1998 until December 1998. From January 1997 until January

1998, Mr. Ciufo was Director of Clinical Services with Provantage Health Services, Inc. From January 1996 until January 1997, Mr. Ciufo was Director of Clinical Services for Managed Prescription Services, a pharmacy benefit management firm, in St. Louis, Missouri, owned by Humana of Louisville, Kentucky. From January 1995 to April 1996, Mr. Ciufo was Director of Managed Care for Muro Pharmaceuticals in Tewksbury, Massachusetts. Mr. Ciufo was Director of Pharmacy Services for Pilgrim Health Care in Boston, Massachusetts from 1992 until 1994. From 1980 until 1992, Mr. Ciufo was Director of Pharmacy at Harvard Community Health Plan in Boston, Massachusetts. Mr. Ciufo was a founder and member of Board of Directors from 1989 through 1991 for the Academy of Managed Care Pharmacy, a national managed care pharmacy association with over 4,500 members representing over 600 managed care organizations.

     Gerald Angowitz has served as a Director of Health Card since June 26, 1998. Mr. Angowitz has served as Senior Vice President of Human Resources and Administration for RJR Nabisco, Inc. ("RJR"), a consumer products manufacturer, since March 1995. Mr. Angowitz previously served as Vice President of Human Resources for RJR from February 1994 to March 1995 and Vice President of employee benefits at RJR from January 1992 to February 1994. Mr. Angowitz is the brother-in-law of Hugh Freund, a Vice President, principal stockholder and Director of Sandata, Inc.

     Richard J. Strauss, M.D., F.A.C.S. has served as a Director of Health Card since June 26, 1998. Since 1979, Dr. Strauss has owned and operated the medical practice of Richard J. Strauss, M.D., P.C. Dr. Strauss also has served as an Associate Clinical Professor of Surgery at Albert Einstein College of Medicine since 1990, and as an Instructor of Clinical Surgery at Cornell Medical Center since 1978.

Committees of the Board of Directors

     Health Card has established an Audit Committee consisting of Messrs. Shapiro, Angowitz and Dr. Strauss. The Audit Committee is responsible for making recommendations regarding:


          -    Health Card's  retention of independent  auditors,
          -    the annual audit of Health Card's financial statements, and
          - Health Card's internal accounting controls, practices and policies.

     Health Card has also established a Compensation Committee consisting of Messrs. Shapiro, Angowitz and Dr. Strauss. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of Health Card, including annual bonus compensation, and consults with management of Health Card regarding compensation policies and practices. The Compensation Committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

Directors' and Officers' Terms and Directors' Fees

     Health Card's Board of Directors consists of five members. Each director is elected for a period of one year and serves until his or her successor is duly elected and qualified. During the last three fiscal years, no directors' fees were paid. Each of the executive officers serves at the pleasure of Health Card's Board of Directors.

Executive Compensation

     Summary Compensation Table

     The following table sets forth certain information with respect to the compensation paid or awarded by Health Card to the Chief Executive Officer and other executive officers (the "Named Executive Officers") whose cash compensation exceeded $100,000 in all capacities for the fiscal years ended June 30, 1996, 1997 and 1998, respectively:


     Name and                                  Annual                                                               Securities
    Principal                                Compensation                               Other Annual                Underlying
     Position             Year                  Salary                 Bonus            Compensation                  Options
     --------            ------                 ------                 -----            ------------                  -------



Bert E.                  1998                  $751,096(1)      $   30,000(2)           $17,377(3)                     ----
Brodsky,
Chairman of the          1997                  $474,000(1)            ----              $13,714(3)                     ----
Board and Chief
Executive                1996                  $510,000(1)            ----              $12,000(3)                     ----
Officer


Linda Portney,           1998                  $125,000               ----              $19,514(4)                     ----
Executive Vice
President of             1997                  $125,000           $  50,000             $13,828(4)                     ----
Operations
                         1996                  $ 80,350               ----              $11,671(4)                     ----


Mary Casale,             1998                  $100,000           $  50,031            $  4,800(5)(6)                  ----
Executive Vice
President of             1997                  $100,000           $  15,000            $  4,800(5)                  255,689(7)
Sales and
Marketing                1996                  $ 82,543               ----             $  1,200(5)                     ----



Kenneth                  1998                  $100,327                ----                  ----                       ----
Hammond, Vice
President of             1997                   $13,462(8)             ----                  ----                       ----
Operations
                         1996                    ----                  ----                  ----                       ----




(1) Represents salary and consulting fees paid to certain entities affiliated with Mr. Brodsky. See "Certain Transactions."
(2) Represents one-twelfth of an annual bonus of $360,000 to be paid on behalf of Mr. Brodsky to P.W. Capital Corp. This bonus was approved by the Board of Directors on June 1, 1998.
(3) Represents automobile lease payments to an entity affiliated with Mr. Brodsky. See "Certain Transactions."
(4) Represents automobile lease payments to an entity affiliated with Mr. Brodsky and amounts for automobile insurance and travel allowance.
(5)  Represents automobile allowances paid to Ms. Casale.
(6) Does not include annual payments of $20,400 made by Health Card for the lease of an apartment for the benefit of Ms. Casale and Marjorie G. O'Malley.
(7) Includes a currently unexercisable option granted on July 1, 1997 to purchase an aggregate of 255,689 shares of Health Card common stock from Bert E. Brodsky at a price of $5.87 per share. Such option is exercisable over a five year period ending December 7, 2002 and vests in increments of 20% on the second, third, fourth, fifth and sixth anniversaries of such option, respectively.
(8) Represents amounts paid to Mr. Hammond from the commencement of his employment with Health Card on April 28, 1997 until June 1, 1997.

     Marjorie G. O'Malley, Health Card's President and Chief Operating Officer, was not an executive officer at the end of the last fiscal year. She has served as President and Chief Operating Officer since December 7, 1998. Ms. O'Malley's current annual salary is $175,000. In addition, on December 7, 1998, Bert E. Brodsky granted a currently unexercisable option to Ms. O'Malley to purchase 63,922 shares of Health Card common stock at a price of $5.87 per share. Such option is exercisable over a four year period commencing on December 7, 1998 and vests in one third increments on the first, second and third anniversaries of such options. Mr. Ciufo, Health Card's Vice President, Clinical Services, was not an executive officer at the end of the last fiscal year. He has served as Vice President, Clinical Services since December 1998. Mr. Ciufo's current annual salary is $130,000. In addition, on December 7, 1998, Mr. Brodsky granted a currently unexercisable option to Mr. Ciufo to purchase 25,569 shares of common stock of Health Card at a price of $5.87 per share. Such option is exercisable over a five year period commencing on December 7, 1998 and vests in one third increments on the first, second and third anniversaries of such options, respectively.

Option/SAR Grants in Last Fiscal Year

     There were no individual grants of stock options to Named Executive Officers during the fiscal year ended June 30, 1998.

Stock Plans

1999 Stock Option Plan

     On February 9, 1999, Health Card's Board of Directors adopted, subject to the shareholder approval, the 1999 Stock Option Plan (the "1999 Plan") which provides for the grant of options intended to qualify, as "incentive stock options"("ISOs") under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code"), and options that are not intended to so qualify ("Nonstatutory Stock Options"). The total number of shares of common stock reserved for issuance under the 1999 Plan is 1,650,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change) plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options."

     The 1999 Plan is presently administered by the Compensation Committee, which selects the eligible persons to whom options will be granted, determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the 1999 Plan and, subject to certain limitations, may amend the 1999 Plan. Each option granted under the 1999 Plan will be evidenced by a written agreement between Health Card and the optionee.

     Options may be granted under the 1999 Plan to all full-time employees (including officers) and directors of, and certain consultants and advisors to, Health Card or any subsidiary of Health Card.

     The exercise price for ISOs granted under the 1999 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted, except for ISOs granted to 10% shareholders which must have an exercise price of not less than 110% of the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonstatutory Stock Options is determined by the Compensation Committee. ISOs granted under the 1999 Plan have a maximum term of ten years, except for grants to 10% shareholders which are subject to a maximum term of five years. The exercise price of options granted under the 1999 Plan may be paid by check, note or common stock any combination of the foregoing at the option of the holder. Options granted under the 1999 Plan are not transferable, except by will and the laws of descent and distribution. The total amount of ISOs that may be granted to any individual person in any calendar year is limited; however, there is no limit as to Nonstatutory Stock Options. No options have been granted under the 1999 Plan.


Employment Contracts, Termination of Employment and
Change-in-Control Arrangements


     Except as described below, there are no written employment or similar agreements with any of the Named Executive Officers. See "Certain Transactions" for a discussion of certain fees paid and payable to Mr. Brodsky. Mr. Brodsky has verbally agreed with Health Card that, as of the consummation of the offering, he will receive, as the total compensation payable to him or his affiliates for services rendered by Mr. Brodsky in his capacity as Chairman of the Board and Chief Executive Officer of the Company, an annual salary of $200,000 plus a bonus and annual adjustments to be determined by the Board of Directors. Amounts payable to P.W. Capital Corp., of which Mr. Brodsky is the
President, for consulting services discussed below, will be included in the computation of his annual salary.

     Pursuant to an agreement dated April 14, 1994 with P.W. Medical Management, Inc. and assigned to P.W. Capital Corp., P.W. Capital provides services in connection with the day-to-day activities of Health Card, including marketing, customer service, financial advice and general business advice. Fees payable to P.W. Capital are a minimum of $25,000 per year in monthly installments. Currently actual fees are being paid at the rate of approximately $55,000 per month, although no assurance can be given that that amount will not be higher for any particular month or months. Although the agreement has no specified term, if either P.W. Capital or Health Card fails materially to materially fulfill its obligations under the agreement, following notice and an opportunity to cure, the other party has the right to terminate this agreement.


Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended June 30, 1998, Health Card did not have a Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers were made by the Board of Directors.

     Gerald Shapiro, the Vice Chairman of the Board of Directors of Health Card, and Bert E. Brodsky, Health Card's Chairman of the Board, Chief Executive Officer and a director, are each members of the Board of Directors and/or officers of the following companies (unless otherwise stated, such affiliations have been maintained for more than the past five years): (1) P.W. Capital Corp., a consulting services firm (Brodsky since June 1996 and Shapiro since October 1994), (2) Brookhaven M.R.I., Inc., a company that operates magnetic resonance imaging machines, (3) Mobile Health Management Services, Inc., a provider of medical testing services, (4) 780 Bay Walk Land Co., Inc., a real estate company (since August 1994), (5) Accutrak Media, Inc., a computer duplication disk company, (6) Bert Brodsky Associates, Inc., an insurance consulting firm (since February 1996), (7) Island Mermaid Restaurant Corp., a company that operates a restaurant, (8) Wilder Woods Estates, LLC, a real estate company (since April 1997), (9) Document Storage and Management Inc., a document storage company (since 1994), (10) Lee Management Associates, Inc., a billing and collections firm, (11) United States Information Corp., a facsimile subscription service company, and (12) Medical Arts Office Services, Inc., a company that provides personnel and administrative services (since November 19, 1998). See "Certain Transactions."


                              CERTAIN TRANSACTIONS

Health Card's Relationship with Sandata


     On June 1, 1998: Health Card entered into an agreement with Sandata, Inc., of which Bert E. Brodsky is the Chairman of the Board, President, Treasurer and a principal stockholder. This agreement, which was amended on the same date, relates to the hiring of 11 employees of Sandata by Health Card to provide development, enhancement and maintenance of Health Card's information systems internally. Health Card paid Sandata $208,000 in consideration for Sandata's assigning to Health Card certain rights relative to such employees. Health Card also assumed liability of $86,000 relating to these employees. In addition, Health Card purchased from Sandata certain computer equipment, furniture and fixtures for $100,000. Sandata is expected to continue to provide, on a limited basis, consulting services related to Health Card's information systems, on such terms and conditions as may be agreed to between the parties from time to time. Also, Sandata confirmed Health Card's proprietary rights in certain software developed by Sandata for Health Card, among other things.

     A significant portion of Health Card's information systems has historically been developed, enhanced, modified and maintained by Sandsport Data Services, Inc., a wholly-owned subsidiary of Sandata. Furthermore, Health Card leases computer hardware for its data processing center at a monthly cost of $24,000 from Sandsport pursuant to an oral agreement, terminable at will by either party. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of the rental agreement are as fair to Health Card as those which could be obtained from an unaffiliated third party.

     During the fiscal years ended June 30, 1997 and 1998 and the six month period ended December 31, 1998, Health Card incurred fees to Sandsport in the aggregate amounts of approximately $2,539,000, $2,492,299 and $372,908 for such services, sublicense fees and property. As of January 1, 1999, Health Card owed $ 135,649 to Sandsport.


Employee Management Relationship with Medical Arts Office Services, Inc.


     Medical Arts Office Services, Inc. may be deemed an affiliate of Health Card. Certain persons employed by companies affiliated with Mr. Brodsky are also officers and directors of Medical Arts, of which Mr. Brodsky is the sole shareholder. As of January 1993, Medical Arts owned 807,467 shares of common stock of Health Card. Health Card purchased such stock from Medical Arts stock through a series of transactions, the last of which occurred in May 1996. Health Card paid an aggregate amount of $638,400 for such stock.

     Until May 31, 1998, Medical Arts provided employee leasing and administrative services, such as payroll processing, to Health Card, and all of Health Card's staff (then 52 persons, excluding persons formerly employed by Sandata) were paid through Medical Arts. Health Card would pay Medical Arts an amount equal to each such person's salary, medical benefits, social security and the like, as well as an administrative fee. In addition, Medical Arts provided Health Card with accounting, paralegal and bookkeeping services. On May 31, 1998 Health Card directly hired these individuals that had previously been paid through Medical Arts.

     For the fiscal year ended June 30, 1998, the total payments made by Health Card to Medical Arts were approximately $2,618,155, of which $2,248,331 was paid for salaries of leased employees, $92,383 was paid for accounting services, $33,593 was paid for bookkeeping services, $180,000 was paid for consulting services, $31,531 was paid to a medical plan, $28,438 was paid for paralegal services and $3,879 was paid to a pension plan.

     Until May 31, 1998, Health Card employees who were paid through Medical Arts could contribute to a 401(k) plan maintained by Sandata. As of January 1, 1999, Health Card has joined that plan. For the fiscal year ended June 30, 1998, Health Card made matching contributions of approximately $3,879 to such plan.

     It is anticipated that, following the consummation of the offering, Medical Arts will continue to provide paralegal and bookkeeping services to Health Card, pursuant to an oral agreement, terminable at will by either party. It is further anticipated that the annual amounts to be paid to Medical Arts for paralegal and bookkeeping services will be approximately $95,000, of which approximately $20,000 will be paid for paralegal services and approximately $75,000 will be paid for bookkeeping services, which amounts will most likely be paid on a monthly basis. These amounts are estimated based upon current hourly rates charged by Medical Arts for such services. Currently, these rates are as follows: paralegal services at $75 per hour and bookkeeping services at $50 per hour.


Consulting Fees


     For the fiscal year ended June 30, 1998, Health Card paid aggregate consulting fees of $746,929 for services rendered by Mr. Brodsky. Pursuant to agreements among Health Card, Mr. Brodsky, and the entities named below, portions of those fees were paid as follows:

         Medical Arts                   $ 180,000
         P.W. Capital                     552,000

     Mr. Brodsky provides managerial expertise and advice, including but not limited to advice regarding hiring of executive management and other personnel, marketing and sales matters, and negotiation of contracts with sponsors and other parties. Mr. Brodsky's services are rendered in his capacity as Chairman of the Board of Directors. See "Management-Executive Compensation."

     In addition, Health Card paid P.W. Capital $17,377, representing lease payments for a car leased for Mr. Brodsky's benefit. Based on competitive fee quotations obtained by Health Card,

Health Card believes that the terms of the lease agreement are as fair to Health Card as those which could be obtained from an unaffiliated third party. See "Management-Executive Compensation."

Real Estate

     On November 1, 1996, Health Card signed a lease with Four B's Realty, LLC, of which Mr. Brodsky is the managing member, for office space in Southampton, New York. Prior to occupancy, such lease was terminated by an agreement dated as of July 30, 1997. Prior to such termination Health Card paid Four B's Realty, LLC an aggregate of $102,675 under such lease.

     On August 1, 1997, Health Card signed a lease with BFS Realty II, LLC, of which Mr. Brodsky is the managing member, for office space in Hicksville, New York. Prior to occupancy, such lease was terminated by an agreement dated as of April 1, 1998. Prior to such termination Health Card paid BFS II an aggregate of $91,266 under such lease.

     On August 10, 1998, Health Card signed a lease with 61 Manorhaven Boulevard, LLC, of which Muriel Brodsky, Mr. Brodsky's wife, is the sole member, for space in Port Washington to be used as a pharmacy. See "Business-Facilities."


     Health Card occupies approximately 7,225 square feet of space at 26 Harbor Park Drive, Port Washington, New York 11050, under a sublease at a monthly cost of $20,980 (including utilities). The sublessor is BFS Realty, LLC, which is affiliated with Mr. Brodsky. The sublease expires as of December 31, 2000. Pursuant to a second amendment to the sublease, effective April 1, 1999, the area leased by Health Card is increased by 7,275 square feet, and the rent for the period April 1, 1999 to March 31, 2000 increases to $31,000 per month. Furthermore, the term of the sublease is extended to March 31, 2004. Rent under the sublease increases by five percent annually. The BFS sublease was assigned by Sandata to BFS in November 1996. Mr. Brodsky is the Operating Manager and holder of a majority of the membership interests of BFS. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of this sublease are as fair to it as those which could be obtained from an unaffiliated third party. Pursuant to an agreement entered into in June 1995, Health Card paid $700,000 in connection with certain allocated leasehold improvements. See "Certain Transactions."



     Pursuant to a lease dated August 10, 1998 and expiring on August 31, 2005, Health Card occupies approximately 1,500 square feet at 63 Manorhaven Boulevard, Port Washington, New York, which will be used as a pharmacy. The landlord for these premises is 61 Manorhaven Boulevard, LLC, of which Muriel Brodsky, Mr. Brodsky's wife, is the sole member. The rent for the twelve (12) month period ending August 31, 1999 is $1,500 per month; the annual rent increases by 5% per year. Additional rent, in the form of Health Card's pro rata share of common expenses, is also payable.


     Pursuant to a lease commencing December 15, 1998, and expiring on December 14, 1999, Health Card leases an apartment, for use by two of its members of its management, at premises located at 77 Juniper Road, Port Washington, New York. The annual rent is $20,400. Utilities and maintenance service (if any maintenance service is contracted for) are payable by Health Card as additional rent.


Stock Transactions


     On July 1, 1997, Bert E. Brodsky surrendered to Health Card currently exercisable options to purchase 1,022,758 shares of common stock of Health Card. On July 1, 1997, Gerald Shapiro surrendered to Health Card currently exercisable options to purchase 383,534 shares of common stock of Health Card.


     The following transactions also occurred as of July 1, 1997: Bert E. Brodsky purchased 1,278,447 shares of common stock of Health Card by delivery of a promissory note made payable to the order of Health Card in the original principal amount of $1,000,000. This note is secured by the 1,278,447 shares of common stock of Health Card purchased by Mr. Brodsky and is without recourse to Mr. Brodsky. Gerald Shapiro purchased 383,534 shares of common stock of Health Card by delivery of a promissory note made payable to the order of Health Card in the original principal amount of $300,000. This note is secured by the 383,534 shares of common stock of Health Card purchased by Mr. Shapiro and is without recourse to Mr. Shapiro. Sandra Rothstein, Mr. Brodsky's administrative assistant, purchased 51,137 shares of common stock of Health Card by delivery of a promissory note made payable to the order of Health Card in the original principal amount of $40,000. This note is secured by the 51,137 shares of common stock of Health Card purchased by Ms. Rothstein and is without recourse to Ms. Rothstein. Each of the promissory notes mentioned above bears interest at the rate of 8.5% per annum, payable quarterly, commencing October 1, 1997 and is payable 5 years from the date thereof, except that payment of Ms. Rothstein's note may be accelerated upon termination of her employment with Sandata.


     On October 30, 1998, Bert E. Brodsky executed a promissory note made payable on demand to the order of Marine Midland Bank in the principal amount of $2,000,000. Mr. Brodsky used the proceeds of the loan to purchase 340,919 shares of common stock of Health Card. In addition, Mr. Brodsky pledged such shares to the bank as security for the loan. On October 30, 1998, Health Card executed an unlimited continuing Guaranty Agreement for the indebtedness of Mr. Brodsky to Marine Midland Bank. By the Guaranty Agreement, Health Card unconditionally guaranteed the full and prompt payment to Marine Midland Bank of the indebtedness of Mr. Brodsky. On November 3, 1998, the promissory note from Bert
E. Brodsky to Marine Midland Bank, dated October 30, 1998, was converted from a demand note to an installment note, payable in full by October 28, 1999, bearing interest at a per annum rate of 7.72%. This note has been repaid in full and Mr. Brodsky is not currently otherwise indebted to Marine Midland Bank.

Indebtedness of Management


     From time to time, Mr. Brodsky and certain of his affiliates (collectively the "Brodsky Affiliates") and other directors and affiliates of Health Card have borrowed funds, or have incurred indebtedness in connection with the purchase of shares, from Health Card. The following table describes certain information relating to such indebtedness.




                                                    Largest aggregate amount
                                                    owed by Debtor during                Debt owed as of
                                                    fiscal year ended                    February 28,
Debtor                                              June 30, 1998                        1999
------                                              -------------                        ----




P.W. Capital LLC.(1)(2)                               $ 4,284,902                          $ 4,343,106

Port Charitable Foundation(1)(3)                          258,500                                    0

Sandata, Inc.(4)                                          550,599                                    0

Bert E. Brodsky(5)                                      1,684,700                            1,014,167

P.W. Medical Management, Inc.(1)                          785,000                                    0








Medical Arts Office Services, Inc.(1)                     93,485                                      0

Wilder Woods Estates, LLC(1)                             214,000                                      0

Document Storage & Management(1)                                                                      0
                                                          95,000

Hugh Freund(3)                                             8,000                                      0

Carol Freund(3)                                            8,000                                      0

BFS Realty II, LLC(1)                                      5,000                                      0

J&A Construction, LLC(6)                                  15,000                                 20,000

Gerald Shapiro(7)                                        325,500                                304,250

Sandra Rothstein(8)                                       43,400                                 40,567

Mediclaim, Inc.(7)                                        52,866                                      0

Linda Portney(9)                                           5,394                                  2,374

Muriel Brodsky, as trustee under
  certain trusts established for the
 benefit of Mr. Brodsky's
  children(1)                                             78,600                                      0

Camp Poyntelle, Inc.(1)                                   12,500                                      0

US Information Group, Inc.(9)                              7,000                                      0



(1) On June 1, 1998, Health Card assigned certain indebtedness aggregating $4,254,785 in principal and accrued interest, if any, from the following affiliates to P.W. Capital, LLC, a company affiliated with Mr. Brodsky. On June 1, 1998, P.W. Capital, LLC executed a demand promissory note made payable to the order of Health Card in the principal amount of $4,254,785 with interest at the rate of 8.5 percent per annum payable quarterly. On June 1, 1998, Bert E. Brodsky executed an unconditional guaranty in favor of Health Card for the full and prompt payment to Health Card of all amounts payable under the P.W. Capital, LLC promissory note dated June 1, 1998. Such note is secured by 1,022,757 shares of common stock of Health Card and is without recourse to the maker.

         Bert E. Brodsky
         P.W. Medical Management, Inc.
         Medical Arts Office Services, Inc.
         Wilder Woods Estates, LLC
         Document Storage & Management, Inc.
         BFS Realty II, LLC
         J&A Construction, LLC
         Muriel Brodsky as trustee under certain trusts established for the benefit of Mr. Brodsky's children
         Camp Poyntelle
         Port Charitable Foundation


(2) As of January 2, 1999, P.W. Capital executed a demand promissory note made payable without interest to the order of Health Card to evidence advances to P.W. Capital in the amount of $90,100.

(3) Port Charitable Foundation is a company affiliated with Hugh Freund and Carol Freund, who are husband and wife. Mr. Freund is an Executive Vice President, director and principal stockholder of Sandata.

(4) Mr. Brodsky is the Managing Member of Wilder Woods Estates, LLC, and the President, director, and the principal stockholder of Document Storage & Management Inc.

(5) Includes principal and interest due under a non-recourse promissory note dated July 1, 1997 made payable by Mr. Brodsky to the order of Health Card in the original principal amount of $1,000,000, secured by a pledge of 1,278,447 shares of common stock of Health Card. Interest on such note is payable quarterly and together with principal 5 years from the date of the note.

(6) As of December 5, 1998, Mr. Brodsky was no longer an affiliate of J&A Construction, LLC.

(7) Mr. Shapiro, Vice Chairman of the Board and a Director of Health Card, is the Chairman of the Board and Treasurer of Mediclaim, Inc.

(8)  Sandra Rothstein is Mr. Brodsky's administrative assistant.

(9) Linda Portney is Executive Vice President of Operations and a Director of Health Card.

(10) Gerald Shapiro and Muriel Brodsky, Mr. Brodsky's wife, each own 50% of the outstanding shares of U.S. Information Group, Inc.

SunStar Healthcare, Inc.

     SunStar Healthcare, Inc., a Delaware corporation, is engaged in providing managed health care services in the state of Florida by operating an HMO. Its service territory covers fifty two counties in central, northern and other parts of Florida, including the metropolitan areas of Tampa, Orlando, Jacksonville, and others. As of November 1, 1998, SunStar served approximately 57,000 enrolled plan members. On February 19, 1999, Mr. Brodsky, as trustee for the irrevocable trusts of each of his children, subscribed for $250,000 (an aggregate of $1,000,000) in preferred stock and warrants offered by SunStar. In addition, it is anticipated that, effective May 1, 1999, Health Card will begin providing services to SunStar.

National Medical Health Card IPA, Inc.

     National Medical Health Card IPA, Inc. was incorporated in September 1998. Mr. Brodsky's son was its sole shareholder. In October 1998, Mr. Brodsky's son transferred ownership of Health Card IPA to Health Card for no consideration.



                             PRINCIPAL STOCKHOLDERS

     The  following  table  sets  forth  certain   information   concerning  the
beneficial ownership of Health Card's common stock, before and after giving effect to the sale of shares offered by this prospectus, for:

          - each person who is known by Health Card to be the beneficial owner of more than five (5%) percent of Health Card's shares of common stock,
          -    each of the Named Executive Officers,
          -    each of Health Card's  directors,  and
          -    all of Health Card's executive officers and directors as a group.

Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned.

                                         Number of Shares          Approximate Percentage of
                                         of Common Stock           Outstanding Shares of
                                         Beneficially              Common Stock
                                         Owned  Before the         Before the        After the
Name and Address(1)                      Offering                  Offering           Offering
-------------------                      --------                  --------           --------

Bert E. Brodsky                          4,451,164(2)              83.8%(2)           60.9%(2)


Irrevocable Trust of
David C. Brodsky                              383,559               7.2%               5.3%


Gerald Shapiro                                383,534               7.2%               5.3%

Linda Portney                                 219,162               4.1%               3.0%

Mary Casale                                         0                 0%                 0%

Richard J. Strauss, M.D., F.A.C.S.                  0                 0%                 0%

Gerald Angowitz                                     0                 0%                 0%

All executive officers and
Directors as a group (7 persons)            5,053,861             95.1%               69.1%



(1) The address of each person named in the table is c/o National Medical Health Card Systems, Inc. at 26 Harbor Park Drive, Port Washington, New York 11050.

(2) Includes (i) an aggregate of 965,585 shares of common stock beneficially owned by Mr. Brodsky's children's trusts, of which Mr. Brodsky is a trustee and (ii) 1,725 shares of common stock beneficially owed by P.W. Capital Corp., of which Mr. Brodsky is President. Includes an aggregate of 345,179 shares of common stock subject to options granted to certain executive officers of Health Card. See "Management-Executive Compensation."


                          DESCRIPTION OF CAPITAL STOCK

     Certain amendments to Health Card's Certificate of Incorporation are contemplated to be effected prior to completion of the offering. The following discussion assumes that those amendments have been made.

     The authorized capital stock of Health Card consists of


          -    25,000,000 shares of common stock, $.001 par value per share, and
          -    10,000,000  shares of preferred stock,  $.10 par value per share.


As of February 4, 1999, there were 5,312,497 shares of common stock and no shares of preferred stock outstanding. Upon the completion of the offering there will be 7,312,497 shares of common stock and no preferred stock outstanding, excluding 200,000 shares of common stock issuable upon exercise of the representative's warrants and 300,000 shares of common stock issuable upon exercise of the over-allotment option. There were 33 shareholders of record as of January 1, 1999.

     The following summary of certain provisions of the capital stock is not complete. It is qualified in its entirety by New York law, and provisions of Health Card's Certificate of Incorporation, as contemplated to be amended prior to the consummation of the offering.

     Common Stock


     Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors. Upon the liquidation, dissolution or winding up of Health Card, the holders of common stock are entitled to receive ratably the net assets of Health Card available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock offered hereby, when issued and paid for will be, validly issued, fully paid and nonassessable. Any common shares issued by Health Card are subject to the provisions of Section 630 of the New York Business Corporation Law (the "BCL"). The rights and privileges of common stock are subject to the rights and privileges of any preferred stock which Health Card may issue in the future; the common stock's rights may be diminished or impaired by such preferred stock's rights.


     In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. The market price of the common stock, similar to that of securities of other growing companies, may be highly volatile. The market price of the common stock could be subject to significant fluctuations in response to Health Card's operating results and other factors, and there can be no assurance that the market price of the common stock will not decline below the offering price.

     Preferred Stock


     Health Card's Certificate of Incorporation, as contemplated to be amended, authorizes 10,000,000 "blank check" shares of preferred stock, par value $.10 per share. The Board of Directors of Health Card will have the authority, without shareholder approval, to:


          -    issue shares of preferred stock in one or more series,
          -    fix the number of shares constituting any series, and
          -    fix the terms of any such series, including:
               -    dividend rights,
               -    dividend rates,
               -    conversion or exchange rights,
               -    voting rights,
               -    rights  and terms of  redemption  (including  sinking
                    fund   provisions),
               -    redemption   price,   and
               -    the liquidation preference of such series.


The issuance of preferred stock may have the effect of discouraging, delaying, or preventing a change in control of Health Card. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock Health

Card may issue in the future. Health Card has no present plans to issue any shares of preferred stock.

     Registration Rights


     Ryan,  Beck,  the  representative  of the  underwriters,  as  holder of the representative's warrants, has "piggyback" rights to include the shares underlying the representative's warrants in any registration statement filed by Health Card. These rights exist during the period commencing one (1) year from the date of this prospectus and ending six (6) years from the date of this prospectus. Ryan, Beck also has "demand" rights during the period commencing one
(1) year from the date of this prospectus and ending five (5) years from the date of this prospectus. This demand right is exercisable, by holders of a majority of the representative's warrants, to require registration by Health Card of the shares underlying the representative's warrants. Furthermore, any holder of the representative's warrants has "demand" rights during the same period, to require one "demand" registration of the shares underlying such holder's warrants, solely at the expense of such holder.


     Limitation on Liability of Directors; Indemnification

     Article 6 of Health Card's Certificate of Incorporation, as contemplated to be amended, eliminates the personal liability of directors for breach of fiduciary duty as a director to the fullest extent permitted by the BCL. The BCL itself, however, provides that the Article 6 provision may not eliminate or limit the liability of a director for:


          - any breach of the director's duty of loyalty to Health Card or its shareholders,
          - acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law,
          - acts or omissions in violation of Section 719 of the BCL (with respect to unlawful dividend payments, unlawful share purchases or redemption, unlawful distributions of assets to shareholders after dissolution without providing for known liabilities and unlawful loans to directors under BCL Section 714 without shareholders approval), unlawful uses of corporate funds or assets, or
          - any transaction from which the director gained an improper personal financial or other advantage.

     Additionally, Health Card has included in its Certificate of Incorporation and By-Laws provisions to indemnify its directors and officers, as permitted by the BCL. The BCL provides further that the indemnification permitted thereunder will not be deemed exclusive of any rights to which the directors or officers may be entitled under Health Card's By-Laws, and if permitted under Health Card's Certificate of Incorporation under any agreement, by vote of shareholders, by vote of directors, or otherwise.


     The effect of the foregoing is to require Health Card to indemnify the officers and directors of Health Card, to the extent permitted by law, for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Health Card, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Transfer Agent and Registrar

     The transfer agent and registrar for Health Card's common stock is Continental Stock Transfer and Trust Company, 200 Broadway, New York, New York 10004.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Health Card will have outstanding 7,312,497 shares of common stock. Of these shares, the 2,000,000 shares sold in the Offering (2,300,000 shares if the over-allotment option is exercised), as well as 5,312,497 currently issued and outstanding shares of common stock will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of Health Card as that term is defined in Rule 144 under the Securities Act (an "Affiliate").

     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from Health Card and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding common stock or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning Health Card. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from Health Card and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.


     Health Card's executive officers, directors and certain shareholders who collectively own 5,053,861 shares of common stock issued prior to the offering have agreed that they will not directly or indirectly, offer to sell or otherwise encumber or dispose of any securities issued by Health Card, whether or not beneficially owned by them, for a period of nine months after the date of this prospectus, without the prior written consent of Ryan, Beck, Ryan, Beck may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. After the nine month period, all of the common stock subject to the sale restriction will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to the volume limitations and other restrictions contained in Rule 144, except that 1,713,118 shares will not be saleable until the full consideration has been paid. See "Certain Transactions."

     At the present time, there is no public market for the common stock of Health Card and no predictions can be made as to the effect, if any, that sales of common stock will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of significant numbers of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock and could impair Health Card's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares eligible for future sale."

     In 1988, Health Card successfully completed an initial public offering of an aggregate of 28,126 units with each unit consisting of 6.37 shares of common stock and two-year redeemable common stock purchase warrants to purchase 3.20 shares of common stock at $43.02 per share, raising gross proceeds of $1,210,000.



                                  UNDERWRITING


     The underwriters named below, for whom Ryan, Beck is acting as the representative, have separately agreed, subject to the terms and conditions of the underwriting agreement, to purchase from Health Card, and Health Card has agreed to sell to them, on a firm commitment basis, the respective number of shares of common stock set forth opposite their names below:


         Underwriter                                           Number of Shares
         -----------                                           ----------------
         Ryan, Beck & Co. .....................................
         [               ].....................................

              Total............................................

     The underwriters are committed to purchase all the shares of common stock offered hereby, if any of such shares are purchased. The underwriting agreement provides that the obligations of the underwriters are subject to the conditions precedent specified in that agreement.

     Health Card has been advised by the representative that the underwriters initially propose to offer the shares of common stock (a) to the public at the offering price set forth on the cover page of this prospectus and (b) to certain dealers at that price less concessions of not in excess of $____ per share. Such dealers may re-allow a concession not in excess of $.__ per share to other dealers. After the commencement of the offering, the public offering price, concession and reallowance may be changed.

     The underwriters have been granted an option by Health Card, exercisable within 45 days of the date of this prospectus, to purchase up to an additional 300,000 shares of common stock from Health Card at the offering price, less underwriting discounts, the non-accountable expense allowance and the financial advisory fee. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares offered hereby. To the extent such option is exercised, in whole or in part, each underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of common stock proportionate to its initial commitment. If such option is exercised in full, the total price to the public, underwriting discounts and commissions, and proceeds to Health Card will be $______________, $___________, and $______________, respectively.

     The representative has advised Health Card that it does not anticipate sales to discretionary accounts by the underwriters to exceed five percent of the total number of shares of common stock offered hereby.

     Health Card has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in connection with this offering. Health Card has also agreed to pay the underwriters an expense allowance on a non-accountable basis equal to one percent (1%) of the gross proceeds of the offering, as well as a financial advisory fee equal to one percent (1%) of the gross proceeds of the offering, none of which has been paid to date.


     All of Health Card's officers, directors and certain shareholders have agreed not to, directly or indirectly, offer to sell, sell, transfer, assign, hypothecate, pledge or otherwise dispose of any securities of Health Card owned by them for a period of nine months following the date of this prospectus, without the prior written consent of the representative. An appropriate legend shall be marked on the face of the certificates representing all of such securities. See "Shares Eligible for Future Sale."


The Representative's Warrants


     In connection with the offering, Health Card has agreed to sell to the underwriters, for nominal consideration, the representative's warrants. These warrants entitle the underwriters to purchase 200,000 shares of common stock from Health Card. The representative's warrants are initially exercisable at a price per share equal to 120% of the offering price. The representative's warrants are exercisable for four years commencing one year after the date of this prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of the representative. The representative's warrants also provide for adjustment in the number of shares of common stock issuable upon the exercise thereof as a result of certain subdivisions or combinations of the common stock of Health Card. The representative's warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the representative's warrants. See "Description of Capital Stock--Registration Rights." The representative will be required to deliver a prospectus in connection with the sale of any shares underlying the representative's warrants.

     At the present time, there is no market for Health Card's shares of common stock. Consequently, the offering price for the common stock will be determined by negotiations between Health Card and the representative and is not necessarily related to Health Card's asset value, net worth or other established criteria of value. The offering price may not be indicative of the prices that will prevail in the public market. The factors to be considered in such negotiations, in addition to prevailing market conditions, will include:


          - the history of and prospects for the industry in which Health Card competes,
          -    an assessment of Health Card's management,
          -    the prospects of Health Card,
          -    Health Card's capital structure, and
          -    certain other factors deemed relevant.

     In connection with the offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase common stock for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with the offering than they are committed to purchase from Health Card, and in such case may purchase common stock in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to 300,000 shares of common stock, by exercising the over-allotment option. In addition, the representative may impose "penalty bids" under contractual arrangements with the underwriters, whereby it may reclaim from an underwriter (or dealer participating in the offering) for the account of other underwriters, the selling concession with respect to common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the shares of common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     The foregoing is a summary of the principal terms of the underwriters agreement and the warrant agreement and does not purport to be complete. Reference is made to the copy of each such agreement which is filed as an exhibit to the registration statement. See "Available Information."


                                  LEGAL MATTERS


     The validity of the shares of common stock offered hereby and certain legal matters in connection with the offering will be passed upon for Health Card by Certilman Balin Adler & Hyman, LLP. Ruskin Moscou Evans & Faltischek, P.C. has acted as special counsel to Health Card with respect to insurance, health, licensing and certain other regulatory matters. Sonnenschein Nath & Rosenthal has acted as counsel for the underwriters in connection with the offering.


                                     EXPERTS

     The financial statements and financial statement schedule of Health Card included in this prospectus, and in the registration statement, have been audited by BDO Seidman, LLP, independent public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     Health Card has filed with the Commission a registration statement (of which this prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the common stock being offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain portions of the registration statement, and the exhibits and schedules thereto, are omitted as permitted by the Commission. Statements made in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit itself for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by reference to the registration statement exhibits filed as a part thereof.


     This registration statement and all other information filed by Health Card with the Commission may be inspected without charge at the principal reference facilities maintained by the Commission at:


         450 Fifth Street, N.W.
         Washington, D.C. 20549,

         Citicorp Center
         500 West Madison Street
         Suite 1400
         Chicago, Illinois 60661,

         7 World Trade Center
         13th Floor
         New York, New York 10048.

         Copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The common stock is expected to be listed on the Nasdaq National Market and, upon listing, copies of such reports, proxy statements and other information concerning Health Card can also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                                2,000,000 Shares



                             NATIONAL MEDICAL HEALTH
                               CARD SYSTEMS, INC.


                                  Common Stock



                            _____________ PROSPECTUS







                                Ryan, Beck & Co.




                                ___________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses (other than underwriting discounts and the non-accountable expense allowance) expected to be incurred in connection with the offering described in this Registration
Statement:


                 Securities and Exchange Commission Registration Fee    $  7,062
                 NASD Filing Fee                                           3,040
                 The Nasdaq National Market Listing Fee                   69,375
                 Blue Sky Fees and Expenses                               20,000
                 Legal Fees and Expenses                                 200,000
                 Accounting Fees and Expenses                            275,000
                 Printing and Engraving Expenses                         125,000
                 Transfer Agent and Registrar's Fees and Expenses         25,000
                 Miscellaneous Expenses                                   50,523
                                                                       ---------
                 Total                                                  $775,000


All amounts except the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee are estimated. All expenses will be borne by the Company.

Item 14.  Indemnification of Directors and Officers.

     Under the laws of the State of New York, the officers and directors of the Registrant are entitled to indemnification by the Registrant, under certain circumstances, pursuant to Sections 721-727 of the New York Business Corporation Law which authorizes the Registrant, generally, to indemnify officers and directors against both expenses and liabilities in connection with any proceeding involving any such officer or director, other than in a proceeding by or in the right of the Registrant to procure a judgment in its favor, if (i) such officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant; and (ii) with respect to any criminal proceeding, such officer or director also had no reasonable cause to believe his conduct was unlawful. In addition, such statute authorizes the Registrant, generally, to indemnify officers and directors against amounts paid in settlement and their expenses in connection with any proceeding by or in the right of the Registrant to procure a judgment in its favor which involved the officer or director, if such officer or director acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.


     The Registrant is required to indemnify an officer or director, as set forth above, if such officer or director has been successful on the merits or otherwise in the defense of any matter referred to herein. Otherwise, indemnification of an officer or director, unless ordered by a court, may be made by the Registrant only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the officer or director met the applicable standard of conduct or because indemnification is permitted pursuant to Section 721 of the Business Corporation Law. Such determination must be made generally (a) by the Board of Directors of the

Registrant, acting by a quorum consisting of directors who were not parties to the proceeding; or (b) if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs (i) by the Board of Directors upon the written opinion of independent legal counsel that indemnification is proper under the circumstances, or (ii) by the shareholders.


     The Registrant's Certificate of Incorporation and By-Laws, as contemplated to be amended prior to the consummation of the offering, provide that the Registrant shall, to the fullest extent permitted by law, indemnify all its officers and directors.

     The Registrant's  Certificate of  Incorporation  contains the provisions of
Section 402(b) of the Business Corporation Law of the State of New York relating to the elimination of directors' liability for damages for breach of duty in such capacity.

     The Company expects to maintain directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

     Pursuant to the Underwriting Agreement to be entered into among the Company and the underwriters, officers and directors of the Company are indemnified for certain liabilities, including liabilities incurred under the Securities Act of 1933, as amended.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 15.  Recent Sales of Unregistered Securities.

     The Company sold the following shares of common stock during the past three years. The number of shares of common stock referred to herein gives effect to a
 .1278447-for-one reverse stock split of the Company's shares of common stock contemplated to be effected prior to the consummation of the offering.

     On February 14, 1995, the Company granted an option to purchase 1,022,757 shares of common stock at an exercise price of $.0782 per share to Mr. Bert E. Brodsky (the "February Option").

     On November 1, 1995, the Company granted an option to purchase 1,022,757 shares of common stock at an exercise price of $.0782 per share to Mr. Brodsky. The February Option was exercised on November 1, 1995 by Mr. Brodsky's payment of $8,000 and delivery of a promissory note made payable to the order of the Company in the original principal amount of $72,000. In February, 1998, Mr. Brodsky paid such promissory note in full.

     On February 14, 1995, the Company granted an option to purchase 383,534 shares of common stock at an exercise price of $.0782 per share to Mr. Gerald Shapiro.

     On July 1, 1997, Mr. Bert E. Brodsky purchased 1,278,447 shares of common stock by delivery of a promissory note made payable to the order of the Company in the original principal amount of $1,000,000. This note is secured by the 1,278,447 shares of common stock purchased by Mr. Brodsky on July 1, 1997.

     On July 1, 1997, Mr. Gerald Shapiro purchased 383,534 shares of common stock by delivery of a promissory note made payable to the order of the Company in the original principal amount of $300,000. This note is secured by the 383,534 shares of common stock purchased by Mr. Shapiro on July 1, 1997.


     On July 1, 1997, Ms. Sandy Rothstein purchased 51,138 shares of common stock by delivery of a promissory note made payable to the order of the Company in the original principal amount of $40,000. This note is secured by the 51,138 shares of common stock purchased by Ms. Rothstein on July 1, 1997.


     On October 23,1998, Mr. Bert E. Brodsky purchased 340,919 shares of common stock for $2,000,000 cash. The funds used for this purchase were borrowed from Marine Midland Bank. The indebtedness of $2,000,000 to Marine Midland Bank was secured by the 340,919 shares of common stock purchased by Mr. Brodsky on October 23, 1998. The Company also executed an unlimited continuing Guaranty Agreement for the indebtedness of Mr. Brodsky to Marine Midland Bank. In January 1999, Mr. Brodsky paid such promissory note in full.

     All the foregoing transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Act pursuant to Section 4(2) thereof. Sales of the securities were without the use of an underwriter, and the certificates evidencing the securities relating to the foregoing transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or an exemption under the Act.


Item 16.  Exhibits.

Exhibit Number       Description of Exhibit
--------------       ----------------------


         1.1              Form of Underwriting Agreement by and between the Company and the
                          Underwriter(1)

         3.1              Certificate of Incorporation of the Company(2)

         3.2              Amendment, dated January 9, 1987, to Certificate of Incorporation of the
                          Company(2)

         3.3              Amendment, dated April 21, 1987, to Certificate of Incorporation of the
                          Company(2)

         3.4              Form of Proposed Amendment to Certificate of Incorporation of the
                          Company(1)

         3.5              By-Laws of the Company(2)

         3.6              Form of Proposed Amendment to By-Laws of the Company(1)


                                      II-3





         4.1              Form of Specimen common stock Certificate(1)

         4.2              Warrant Agreement, including form of Representative's Warrants(1)

         5.1              Opinion of Certilman Balin Adler & Hyman, LLP, counsel for the
                          Company(1)

         5.2              Opinion of Ruskin Moscou Evans & Faltischek, P.C.(1)

         10.1             Agreement, dated April 1, 1990, between the Company and ChoiceCare Long
                          Island, Inc. d/b/a Vytra Healthcare(2)

         10.2             Prescription Drug Service Agreement, dated December 1, 1995, between the
                          Company and ChoiceCare Long Island, Inc. d/b/a Vytra Healthcare(3)

         10.3             Amendment to Prescription Drug Service Agreement, dated September 25,
                          1998 between the Company and Vytra Healthcare

         10.4             Letter Agreement dated March 30, 1999 between National Medical Health
                          Card Systems IPA, Inc., the Company and Vytra Healthcare

         10.5             Agreement, dated January 1, 1995, between the Company and Suffolk
                          County(2)

         10.6             Agreement, dated March 15, 1998, between the Company and Medi-Span, Inc.

         10.7             Formulary Agreement, dated January 1, 1996, between the Company and
                          Foundation Health Pharmaceutical Services d/b/a Integrated Pharmaceutical
                          Services(3)

         10.8             Mail Service Provider Agreement, dated July 1, 1996, between the Company and Thrift Drug, Inc. d/b/a Express Pharmacy Services(2)

         10.9             Amendment to Mail Service Provider Agreement, dated January 1, 1997, between the Company and Thrift Drug, Inc. d/b/a Express Pharmacy
                          Services(2)

         10.10            Agreement, dated June 1,1998, between Sandata, Inc. and the Company(2)

         10.11            Amendment to Agreement, dated June 1, 1998 between Sandata, Inc. and the
                          Company(2)

         10.12            Bill of Sale, dated June 1, 1998, between Sandata, Inc. and the Company(2)

         10.13            Software License Agreement and Professional Service Agreement, dated
                          February 18, 1998, between the Company and Prospective Health, Inc.(2)

         10.14            1999 Stock Option Plan(2)


                                                       II-4




         10.15            Stock Option Agreement, dated July 1, 1997, between Bert Brodsky and Mary
                          Casale(2)

         10.16            Stock Option Agreement, dated December 7, 1998, between Bert Brodsky and
                          Marjorie O'Malley(2)

         10.17            Stock Option Agreement, dated December 7, 1998, between Bert Brodsky and
                          John Ciufo(2)

         10.18            Lease, dated January 1, 1996, between Sandata, Inc. and the Company(2)

         10.19            Assignment, dated November 1, 1996, from Sandata, Inc, to BFS Realty,
                          LLC(2)

         10.20            First Amendment to BFS Realty, LLC Lease, dated June 1, 1998, between
                          BFS Realty, LLC and the Company(2)

         10.21            Lease, dated August 10, 1998, between 61 Manor Haven Boulevard, LLC and the Company(2)

         10.22            Promissory  Note,  dated July 1, 1997, made payable by
                          Bert Brodsky to the order of the Company in the original principal amount of $1,000,000(2)

         10.23            Promissory  Note,  dated July 1, 1997, made payable by
                          Gerald Shapiro to the order of the Company in the original principal amount of $300,000(2)

         10.24            Promissory  Note,  dated June 1, 1998, made payable by
                          P.W. Capital, LLC to the order of the Company in the original principal amount of $4,254,785(2)

         10.25            Agreement of Guaranty, dated June 1, 1998, by Bert E. Brodsky in favor of the Company(2)

         10.26            Promissory  Note, dated October 30, 1998, made payable
                          by  Bert  Brodsky  to  Marine   Midland  Bank  in  the
                          principal amount of $2,000,000(2)

         10.27            Agreement of Guaranty, dated October 30, 1998, by the Company in favor of
                          Marine Midland Bank(2)

         10.28            Promissory  Note, dated November 3, 1998, made payable
                          by  Bert  Brodsky  to  Marine   Midland  Bank  in  the
                          principal amount of $2,000,000(2)

         10.29            Demand Promissory Note, dated January 2, 1999, made payable by P.W.
                          Capital, LLC to the order of the Company, in the original principal amount of
                          $90,100

         10.30            Consulting Agreement, dated April 14, 1994, between P.W. Medical
                          Management, Inc. and the Company(2)


                                      II-5




         10.31            Assignment, dated July 1, 1996, between P.W. Medical Management, Inc. and
                          P.W. Capital Corp.(2)

         10.32            Form of Lock-up Agreement(1)

         21               Subsidiaries of the Company

         23.1             Consent of BDO Seidman, LLP

         23.2             Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5.1 hereto)(1)

         23.3             Consent of Ruskin Moscou Evans & Faltischek, P.C. (included in its opinion filed as Exhibit 5.2 hereto)(1)

         24.1             Powers of Attorney (included in signature page forming a point hereof)


         27.1             Financial Data Schedule



          ____________________


           (1)     To be filed by amendment.
           (2)     Filed previously.
           (3) Contains confidential material omitted and filed separately with the Securities and Exchange Commission. Brackets denote such omission.


Item 17.  Undertakings.


         (a)      Rule 415 Offering.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, in-dividually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs
               (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)      Equity Offerings of Nonreporting Registrants.

                  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (c)      Indemnification.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      Rule 430A.

         The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of New York, on the 9th day of April, 1999.


                                      NATIONAL MEDICAL HEALTH
                                      CARD SYSTEMS, INC.

                                      By: /s/ Bert E. Brodsky
                                         ------------------------------------
                                         Bert E. Brodsky
                                         Chairman of the Board, Chief Executive
                                         Officer


                                      By: /s/ Barry Denaro
                                         -------------------------------------
                                         Barry Denaro
                                         Chief Financial Officer



                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Bert E. Brodsky his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

                             National Medical Health
                               Card Systems, Inc.
                                 and Subsidiary

                                               Consolidated Financial Statements
                                                       and Supplemental Material

                                For the years ended June 30, 1996, 1997 and 1998
                             and the six months ended December 31, 1998 and 1997

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                              and Subsidiary


                                                                        Contents


[GRAPHIC OMITTED][GRAPHIC OMITTED]




Report of Independent Certified Public Accountants                           F-2

Consolidated financial statements:

  Balance sheets as of June 30, 1997 and 1998, and unaudited
    as of December 31, 1998                                                  F-3

  Statements  of Income for each of the years ended June 30, 1996,
    1997 and 1998, and unaudited for the six months ended
    December 31, 1997 and 1998                                               F-4

  Statements of Stockholders' Equity (Deficit) for each of the years ended June 30, 1996, 1997 and 1998, and unaudited
    for the six months ended December 31, 1998                               F-5

  Statements of Cash Flows for each of the years ended June 30,
    1996, 1997 and 1998, and unaudited for the six months ended
    December 31, 1997 and 1998                                               F-6

Notes to Financial Statements                                         F-7 - F-29

[This is the form of report we will issue upon completion of the reverse stock split described in Note 12]

Report of Independent Certified Public Accountants

Board of Directors
National Medical Health
  Card Systems, Inc. and Subsidiary
Port Washington, New York

We have audited the accompanying consolidated balance sheets of National Medical Health Card Systems, Inc. and subsidiary as of June 30, 1997 and 1998, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the management of National Medical Health Card Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Medical Health Card Systems, Inc. and subsidiary as of June 30, 1997 and 1998, and the results of their operations and cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.


BDO Seidman, LLP

September 2, 1998, except for
Note 12 which is as of ___________

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary

                                                     Consolidated Balance Sheets
[GRAPHIC OMITTED][GRAPHIC OMITTED]

                                                                            June 30,                   December 31,
                                                           -------------------------------------
                                                                  1997                1998                  1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                         (unaudited)
Assets
Current:
  Cash and cash equivalents                                  $ 1,782,597          $ 1,305,792          $ 2,338,974
  Accounts receivable, less allowance for possible
  losses of $200,000, $244,189, and $861,337                   3,312,329            6,079,079            8,069,053
  Rebates receivable                                           1,487,667            4,064,868            4,321,818
  Deferred income tax                                            120,000              141,000              382,000
  Other current assets                                            69,376               98,514              170,303
-----------------------------------------------------------------------------------------------------------------------------
  Total current assets                                         6,771,969           11,689,253           15,282,148
Property, equipment and software development
  costs, net                                                     900,979            1,596,443            2,146,675
Due from affiliates                                            2,846,851            4,300,902            4,316,745
Due from stockholders                                            386,493               10,774                 -
Other assets                                                      14,528               12,528               17,028
Deferred income tax                                              951,000              734,000              474,000
Deferred offering costs                                             -                    -                  55,573
-----------------------------------------------------------------------------------------------------------------------------
                                                             $11,871,820          $18,343,900          $22,292,169
-----------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current:
  Accounts payable and accrued expenses                      $13,353,884          $19,730,110          $20,044,555
  Current portion of long-term debt                              256,221                7,137                5,544
  Due to officers/stockholders                                      -                  30,000              290,750
  Due to affiliates                                              560,599              451,669              158,376
  Income taxes payable                                              -                  59,881              541,075
  Other current liabilities                                       37,360               68,780              183,257
-----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                     14,208,064           20,347,577           21,223,557
Long-term debt, less current portion                               7,427                2,605                 -
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                             14,215,491           20,350,182           21,223,557
-----------------------------------------------------------------------------------------------------------------------------
Commitments (Note 7)
Stockholders' equity (deficit):
Preferred stock $.10 par value; 10,000,000
  shares authorized, none outstanding                                 -                    -                    -
Common stock, $.001 par value, 25,000,000
  shares authorized, 3,258,459,  4,971,578 and
  5,312,497 shares issued and outstanding                          3,259                4,972                5,313
Additional paid-in capital                                          -                 901,128            2,900,787
Accumulated deficit                                           (2,274,930)          (1,458,482)            (326,638)
Notes receivable - stockholders                                  (72,000)          (1,453,900)          (1,510,850)
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity (deficit)                          (2,343,671)          (2,006,282)           1,068,612
-----------------------------------------------------------------------------------------------------------------------------
                                                             $11,871,820          $18,343,900          $22,292,169
-----------------------------------------------------------------------------------------------------------------------------
                                                                  See accompanying notes to consolidated financial statements


                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary

                                               Consolidated Statements of Income

[GRAPHIC OMITTED][GRAPHIC OMITTED]

                                                    Years Ended                                 Six Months Ended
                                                     June 30,                                     December 31,
                             --------------------------------------------------------------------------------------------------
                                   1996                1997                1998                1997                1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (unaudited)

Revenues                       $56,265,033         $71,288,411          $99,988,921         $43,530,562         $64,400,697
Cost of claims                  50,799,422          64,176,942           91,230,939          39,281,591          57,981,264
-------------------------------------------------------------------------------------------------------------------------------
Gross profit                     5,465,611           7,111,469            8,757,982           4,248,971           6,419,433
*Selling, general and
  administrative                 4,216,259           5,855,282            7,192,027           3,214,053           4,976,489
-------------------------------------------------------------------------------------------------------------------------------
Operating income                 1,249,352           1,256,187            1,565,955           1,034,918           1,442,944
-------------------------------------------------------------------------------------------------------------------------------
Other income
(expense):
  Other income, net                 21,530              42,595              264,666              94,806             351,804
  Public Offering
   costs                              -                   -                (445,173)               -                (36,904)
-------------------------------------------------------------------------------------------------------------------------------
                                    21,530              42,595             (180,507)             94,806             314,900
-------------------------------------------------------------------------------------------------------------------------------
Income before income
  taxes                          1,270,882           1,298,782            1,385,448           1,129,724           1,757,844
Provision for income
  taxes (benefit)                 (185,275)           (189,984)             569,000             464,000             626,000
-------------------------------------------------------------------------------------------------------------------------------
Net income                     $ 1,456,157         $ 1,488,766          $   816,448        $    665,724         $ 1,131,844
-------------------------------------------------------------------------------------------------------------------------------

Earnings per common
share:
  Basic                        $      0.47         $      0.46          $      0.16       $        0.13         $      0.22
  Diluted                      $      0.35         $      0.37          $      0.16       $        0.13         $      0.22
Weighted average
number of common
shares outstanding:
  Basic                          3,093,085           3,258,459            4,966,885           4,962,268           5,099,423
  Diluted                        4,182,909           4,008,481            4,969,166           4,966,395           5,099,423
-------------------------------------------------------------------------------------------------------------------------------

*Includes amounts
  charged by
  affiliates
  aggregating:                 $ 2,868,974        $  4,511,144          $ 4,904,514        $  2,336,618        $  1,364,381
-------------------------------------------------------------------------------------------------------------------------------
                                                                    See accompanying notes to consolidated financial statements

                                      National Medical Health Card Systems, Inc.
                                                                  and Subsidiary


                       Consolidated Statements of Stockholders' Equity (Deficit)

[GRAPHIC OMITTED][GRAPHIC OMITTED]

                                             Preferred Stock    Common Stock      Additional                    Treasury Stock
                           Notes Receivable  ---------------    ------------        Paid-in    Accumulated      --------------
                             Stockholders    Shares  Amount   Shares     Amount     Capital      Deficit       Shares      Amount
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995       $         -      -     $ -      3,804,984   $3,805   $   25,958   $(3,580,281)   1,357,927  $ (976,728)
 Exercise stock options          (72,000)     -       -      1,022,758    1,023       78,977             -            -           -
 Capital distribution,
   net of income taxes                 -      -       -              -        -     (104,935)     (346,051)           -           -
 Purchase of treasury stock            -      -       -              -        -            -             -      211,356    (149,050)
 Treasury stock retired                -      -       -     (1,569,283)  (1,569)           -    (1,124,209)  (1,569,283)  1,125,778
 Net income                            -      -       -              -        -            -     1,456,157            -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996           (72,000)     -       -      3,258,459    3,259            -    (3,594,384)           -           -
 Capital distribution,
   net of income taxes                 -      -       -              -        -            -      (169,312)           -           -
 Net income                            -      -       -              -        -            -     1,488,766            -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997           (72,000)     -       -      3,258,459    3,259            -    (2,274,930)           -           -
 Sale of stock                (1,340,000)     -       -      1,713,119    1,713    1,338,287             -            -           -
 Interest on notes
  receivable                    (113,900)     -       -              -        -            -             -            -           -
 Capital distributions,
  net of income taxes                  -      -       -              -        -     (437,159)            -            -           -
 Repayment of loan by                         -
  stockholder                     72,000      -                      -        -            -             -            -           -
 Net income                            -      -       -              -        -            -       816,448            -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998        (1,453,900)     -       -      4,971,578    4,972      901,128    (1,458,482)           -           -
 Interest on notes
  receivable (unaudited)         (56,950)     -       -              -        -            -             -            -           -
 Sale of stock (unaudited)             -      -       -        340,919      341    1,999,659             -            -           -
 Net income (unaudited)                -      -       -              -        -            -     1,131,844            -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998
 (unaudited)                 $(1,510,850)     -     $ -      5,312,497   $5,313   $2,900,787    $ (326,638)           -  $        -
------------------------------------------------------------------------------------------------------------------------------------
                                                                         See accompanying notes to consolidated financial statements

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary

                                           Consolidated Statements of Cash Flows

[GRAPHIC OMITTED][GRAPHIC OMITTED]

                                                          Years Ended                              Six Months Ended
                                                           June 30,                                   December 31

------------------------------------------------------------------------------------------------------------------------------------
                                             1996              1997              1998               1997             1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (unaudited)
Cash flows from operating activities:

Operating activities:
 Net income                              $1,456,157        $1,488,766          $  816,448        $  665,724       $1,131,844
 Depreciation and amortization              184,708           240,744             368,644           177,131          332,353
 Bad debt expense                           214,046           115,000              70,000            70,000          683,943
 Bonus accrued to
  officers/stockholders                           -                 -                   -                 -          170,850
 Compensation expense accrued
  to officer/stockholder                          -                 -              30,000                 -          180,000
 Deferred income taxes                     (225,000)         (200,000)            488,000           399,000           19,000
 Gain on sale of investment                 (15,885)                -                   -                 -                -
 Interest accrued on
  stockholders' loans                             -                 -            (113,900)          (56,950)         (56,950)
Changes in assets and
 liabilities:
 Accounts receivable                       (651,957)         (974,319)         (2,836,750)       (2,719,833)      (2,673,917)
 Other current assets                       (22,732)           (7,195)            (27,138)          (79,529)         (65,515)
 Rebates receivable                      (1,132,195)          253,743          (2,577,201)       (1,448,078)        (256,950)
 Due to/from affiliates                  (2,983,896)          511,512          (1,562,981)       (1,467,862)        (309,136)
 Accounts payable and
  accrued expenses                        4,328,056         2,104,949           6,175,665         3,274,433          258,872
 Income taxes payable                             -                 -              59,881            65,000          481,194
 Other liabilities                           38,900           (38,900)             31,420             9,398          114,477

------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
 operating activities                     1,190,202         3,494,300             922,088        (1,111,566)          10,065
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing
 activities:
 Capital expenditures                      (448,163)         (444,646)           (864,108)         (364,988)        (882,585)
 Sale of investment                          25,114                 -                   -                 -                -
 Loans to stockholders                            -           (32,093)           (792,200)         (155,000)         (90,100)
 Repayment of loans by
  officer/stockholder                        36,300                 -           1,167,919           428,000                -
 Repayment of note by
  stockholder                                     -                 -              72,000            72,000                -
------------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing
 activities                                (386,749)         (476,739)           (416,389)          (19,988)        (972,685)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing
 activities:
 Sale of common stock                         8,000                 -                   -                 -        2,000,000
 Purchase of treasury stock                (149,050)                -                   -                 -                -
 Capital distribution                      (625,986)         (640,312)           (728,598)         (275,984)               -
 Repayment of debt                          (55,909)         (605,789)           (253,906)         (263,648)          (4,198)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by
 (used in) financing
 activities                                (822,945)       (1,246,101)           (982,504)         (539,632)       1,995,802
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in
  cash and cash equivalents                 (19,492)        1,771,460            (476,805)       (1,671,186)       1,033,182
Cash and cash equivalents,
  beginning of period                        30,629            11,137           1,782,597         1,782,597        1,305,792
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end
 of period                               $   11,137        $1,782,597          $1,305,792        $  111,411       $2,338,974
------------------------------------------------------------------------------------------------------------------------------------
                                                                     See accompanying notes to consolidated financial statements.

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]

1.          Significant                  Nature of business
            Accounting
            Policies
                                         National  Medical  Health Card Systems,
                                         Inc.       provides       comprehensive
                                         prescription     benefit     management
                                         services to plan sponsors which include
                                         managed   care   organizations,   local
                                         governments,  unions,  corporations and
                                         third    party    health    care   plan
                                         administrators  through  its network of
                                         licensed   pharmacies   throughout  the
                                         United    States.

                                         Pharmacies are paid for the cost
                                         of the  drugs dispensed plus dispensing
                                         fees which are set by contracts. The
                                         Company entered into two types of
                                         payment arrangements; fee for
                                         service and capitation. Under the fee
                                         for service arrangement, the Company is
                                         paid by the plans for their
                                         disbursements plus a set transaction
                                         fee. Under the capitation arrangement,
                                         the Company receives its fee based on
                                         the number of participants per month
                                         and pays for the cost of  prescriptions
                                         filled and thus shares the risk of
                                         operating profit or loss with these
                                         plans.

                                         Basis  of Consolidation

                                         In  October 1998, the Company acquired
                                         National Medical Health Card IPA, Inc.,
                                         which is an independent practice
                                         association under the laws of New York.
                                         This wholly owned subsidiary is  a
                                         recently formed inactive company
                                         acquired from a  relative of the
                                         principal shareholder, for no
                                         consideration.  The Company  intends
                                         that the IPA will be the contracting
                                         party with respect to any  contracts
                                         with  Health Maintenance  Organizations
                                         or providers containing financial  risk
                                         sharing provisions. The IPA is subject
                                         to the regulatory authority of the
                                         Department of  Health and the laws,
                                         rules  and regulations  applicable to
                                         independent practice  associations  in
                                         New  York. Activities conducted through
                                         December  31,  1998  included
                                         organization, planning and  development
                                         of the IPA's activities   and  securing
                                         regulatory approvals.

                                         The consolidated  financial statements
                                         include the Company and the above
                                         wholly owned subsidiary.  All material
                                         intercompany  accounts and transactions
                                         have been eliminated in  consolidation.

                                         Cash equivalents

                                         The Company considers all highly liquid
                                         debt  instruments and other  short-term
                                         investments  with an  initial  maturity
                                         date  of  three  months  or  less  from
                                         purchase date to be cash equivalents.

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Revenue recognition

                                         Revenue   under  the  fee  for  service
                                         arrangement    from   the    sales   of
                                         prescriptions  drugs  by the  Company's
                                         nationwide  network of  pharmacies  are
                                         recognized    when   the   claims   are
                                         adjudicated. At the point-of-sale,  the
                                         pharmacy claims are  adjudicated  using
                                         the   Company's   on-line    processing
                                         system.   The  Company   invoices  plan
                                         sponsors  and  includes as revenues the
                                         Company's  administrative  service fees
                                         and  the  pharmacies'  dispensing  fees
                                         plus    the    ingredient    cost    of
                                         pharmaceuticals    dispensed   by   the
                                         Company's  network of pharmacies.  Cost
                                         of claims include  pharmacy  claims for
                                         the      costs     of      prescription
                                         pharmaceuticals  and other direct costs
                                         associated   with  the   dispensing  of
                                         prescriptions.

                                         Revenues under the capitation
                                         arrangements are recognized monthly
                                         based on the number of participants and
                                         costs under the capitation agreements
                                         are recognized as incurred.

                                         The Company obtains rebates from drug
                                         manufacturers  through  a  rebate
                                         administrator.Rebate fees are received
                                         in connection with the Company
                                         providing services to its sponsors.
                                         When a sponsor's formulary includes
                                         certain covered drugs, the Company may
                                         be able to keep all of a portion of the
                                         rebates offered by the various drug
                                         manufacturers, depending on the
                                         Company's agreement with a particular
                                         sponsor. Rebates are recognized
                                         as they are earned in accordance  with
                                         contractual agreements. These revenues
                                         are based on estimates which are
                                         subject  to final settlement with the
                                         rebate administrator. Net rebates are
                                         recorded as  revenue  by the  Company.
                                         For  the years  ended  June 30,  1996,
                                         1997 and 1998,  net rebate  revenue
                                         recorded by the Company was $1,956,161,
                                         $883,243  and $1,460,537, respectively.
                                         For the six months ended  December 31,
                                         1997 and 1998,  net rebate  revenue was
                                         $768,484 and $1,117,615, respectively.

                                         Property,equipment and software

                                         Office  equipment  and  furniture  and
                                         fixtures  are  being depreciated  over
                                         five  years  using  accelerated
                                         recovery methods  which   approximate
                                         the double-declining-balance method of
                                         depreciation.

                                         Leasehold improvements
                                         are amortized on a straight line basis
                                         over the term of the lease.

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Expenditures     relating     to    the
                                         development  of  software to be used in
                                         the  claims  adjudication  process  are
                                         charged to expense until  technological
                                         feasibility is established. Thereafter,
                                         the  remaining   software   development
                                         costs up to the date such  software  is
                                         completed are  capitalized and included
                                         on  the   balance   sheet  as  software
                                         development  costs.  During  the  years
                                         ended  June  30,  1996,  1997  and 1998
                                         $386,161,  $373,884,  and  $422,316  in
                                         software    development    costs   were
                                         capitalized,  respectively and $212,456
                                         and  $765,139  during  the  six  months
                                         ended   December  31,  1997  and  1998,
                                         respectively.

                                         Amortization of capitalized  amounts
                                         commences  on the date the software  is
                                         placed  into use and is computed using
                                         the straight-line method over the
                                         estimated economic life of the
                                         software.  Amortization  expense was
                                         $128,808,  $182,949,  and $213,340
                                         for the  years  ended  June  30,  1996,
                                         1997,   and  1998,   respectively   and
                                         $122,477   and  $174,010  for  the  six
                                         months  ended  December  31,  1997  and
                                         1998,   respectively.

                                         A significant portion of the Company's
                                         computer software  was  developed  by a
                                         company affiliated by common ownership
                                         (See Note 3(b)). The  cost    includes
                                         development  of software  programs  and
                                         enhancements which may either expand or
                                         modify existing programs. To the extent
                                         that  the   Company   has   capitalized
                                         certain     amounts    for     software
                                         development and those amounts  exceeded
                                         the costs  incurred  by the  affiliate,
                                         this   excess   has  been   charged  to
                                         stockholders'   equity (deficit)  as  a
                                         capital distribution.

                                         Deferred  offering costs

                                         Deferred  offering  costs in connection
                                         with  the  Company's   proposed  public
                                         offering  are  capitalized  and will be
                                         charged to equity upon  consummation of
                                         the  public   offering  or  charged  to
                                         operations  should the public  offering
                                         prove to be unsuccessful.

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Long lived assets

                                         Long  lived  assets are  evaluated  for
                                         impairment  when  events or  changes in
                                         circumstances    indicate    that   the
                                         carrying  amount of the  assets may not
                                         be  recoverable  through the  estimated
                                         undiscounted future cash flows from the
                                         use of  these  assets.  When  any  such
                                         impairment  exists,  the related assets
                                         will be written down to fair value.  No
                                         such    impairment    existed   through
                                         December 31, 1998.

                                         Taxes on income

                                         The Company accounts for income taxes
                                         in accordance with  SFAS   No.    109,
                                         Accounting for Income Taxes. Under this
                                         standard,  deferred taxes on income are
                                         provided  for those items for which the
                                         reporting period and methods for income
                                         tax purposes differ from those used for
                                         financial  statement purposes using the
                                         asset and  liability  method.  Deferred
                                         income taxes are recognized for the tax
                                         consequences of "temporary differences"
                                         by  applying  enacted  statutory  rates
                                         applicable    to   future    years   to
                                         differences   between   the   financial
                                         statement  carrying amounts and the tax
                                         bases   of    existing    assets    and
                                         liabilities.

                                         Computation  on  earnings per common
                                         share

                                         In  1997,  the  Financial  Accounting
                                         Standards   Board   issued Standard No.
                                         128  ("SFAS  No.  128"), Earnings   per
                                         Share.   SFAS  No.  128 replaced the
                                         calculation of  primary  and fully
                                         diluted  earnings  per  share  with
                                         basic and diluted  earnings  per share.
                                         Basic   earnings  per  share  has  been
                                         computed  using  the  weighted  average
                                         number  of   shares  of  common   stock
                                         outstanding. Diluted earnings per share
                                         has  been  computed   using  the  basic
                                         weighted average shares of common stock
                                         issued plus outstanding  stock options,
                                         in  accordance  with  Staff  Accounting
                                         Bulletin No. 98.

                                         Accounting for stock based compensation

                                         The  Company  has adopted the intrinsic
                                         value method of accounting for employee
                                         stock options and will disclose the pro
                                         forma impact on net income and earnings
                                         per share.

                                                        National Medical Health
                                                              Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Concentration of credit risk

                                         The   Company   may  be  subject  to  a
                                         concentration   of  credit   risk  with
                                         respect to its trade  receivables.  The
                                         Company    performs    ongoing   credit
                                         evaluations   of  its   customers   and
                                         generally does not require  collateral.
                                         The  Company  maintains  allowances  to
                                         cover  potential or anticipated  losses
                                         for uncollectible  accounts.  (See Note
                                         5.)

                                         Financial    instruments    which
                                         potentially   subject  the  Company  to
                                         concentrations  of credit risk are cash
                                         balances    deposited    in   financial
                                         institutions    which    exceed    FDIC
                                         insurance  limits.  Amounts  on deposit
                                         with   financial   institutions   which
                                         exceeded the FDIC  insurance  limits at
                                         June 30,  1997,  1998 and  December 31,
                                         1998 were  $2,156,566,  $2,954,241  and
                                         $2,562,907,    respectively.

                                         Use of estimates

                                         The preparation of financial statements
                                         in conformity with generally accepted
                                         accounting principles requires the
                                         Company  to  make   estimates  and
                                         assumptions  that  affect the  reported
                                         amounts of assets and  liabilities  and
                                         disclosure  of  contingent  assets  and
                                         liabilities   at   the   date   of  the
                                         financial  statements  and the reported
                                         amounts of revenues and expenses during
                                         the reporting  period.  Actual  results
                                         could  differ  from  those   estimates.

                                         Estimated   fair  value  of   financial
                                         instruments

                                         The  carrying  amounts  of financial
                                         instruments,  including cash, accounts
                                         receivable,  accounts  payable  and
                                         accrued  liabilities,  approximate
                                         fair  value   because  of  the  current
                                         nature of these  instruments.  The fair
                                         value   of   the    loans    due   from
                                         stockholders    and    affiliates    is
                                         difficult  to  estimate  due  to  their
                                         related   party  nature. Certain Loans
                                         from stockholders do not bear interest
                                         and have no set repayment terms.
                                         Certain loans from affiliates are due
                                         on demand under a note receivable
                                         agreement  personally guaranteed by the
                                         majority  stockholder and  bear  market
                                         interest rates; therefore, the Company
                                         believes that the carrying amount
                                         approximates  fair value.

                                                        National Medical Health
                                                             Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Interim financial information

                                         The consolidated  financial  statements
                                         and   related   notes   thereto  as  of
                                         December  31,  1998 and the six  months
                                         ended  December  31,  1997 and 1998 are
                                         unaudited  and have been  prepared on a
                                         basis  consistent  with  the  Company's
                                         annual      consolidated      financial
                                         statements.    In   the    opinion   of
                                         management, such unaudited consolidated
                                         financial    statements   include   all
                                         adjustments   (consisting   of   normal
                                         recurring adjustments) that the Company
                                         considers    necessary   for   a   fair
                                         presentation of such data.  Results for
                                         the six months ended  December 31, 1998
                                         are not  necessarily  indicative of the
                                         results  that may be  expected  for the
                                         entire year ended June 30, 1999.

                                         Effect of recently issued accounting
                                         standards

                                         In June 1997, the Financial  Accounting
                                         Standards    Board   issued   two   new
                                         disclosure   standards.

                                         Statement  of Financial  Accounting
                                         Standards  No. 130 ("SFAS  No. 130"),
                                         Reporting Comprehensive    Income,
                                         establishes standards for reporting and
                                         display of comprehensive income, its
                                         components and accumulated balances.
                                         Comprehensive income  is  defined   to
                                         include all changes in equity   except
                                         those resulting  from  investments  by
                                         owners and  distributions  to  owners.
                                         Among other   disclosures,   SFAS   No.
                                         130 requires that all items   that  are
                                         required to be recognized under current
                                         accounting  standards as  components of
                                         comprehensive  income be  reported in a
                                         financial  statement  that is displayed
                                         with  the  same   prominence  as  other
                                         financial statements.

                                                        National Medical Health
                                                              Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Statement   of   Financial   Accounting
                                         Standards  No. 131  ("SFAS  No.  131"),
                                         Disclosures   about   Segments   of  an
                                         Enterprise  and  Related   Information,
                                         which supersedes SFAS No. 14, Financial
                                         Reporting  for  Segments  of a Business
                                         Enterprise,  establishes  standards for
                                         the way that public  enterprises report
                                         information about operating segments in
                                         annual    financial    statements   and
                                         requires    reporting    of    selected
                                         information about operating segments in
                                         interim financial  statements issued to
                                         the   public.   It   also   establishes
                                         standards  for  disclosures   regarding
                                         products and services, geographic areas
                                         and  major  customers.   SFAS  No.  131
                                         defines    operating     segments    as
                                         components of an enterprise about which
                                         separate   financial   information   is
                                         available  that is evaluated  regularly
                                         by the chief  operating  decision maker
                                         in deciding  how to allocate  resources
                                         and in assessing  performance.

                                         Both of these new standards are
                                         effective for financial statements for
                                         years beginning after December 15, 1997
                                         and require comparative information for
                                         earlier  years  to  be  restated.   The
                                         Company's    results   of   operations,
                                         financial  position,   and  disclosures
                                         will be unaffected by implementation of
                                         these new standards.

                                         In February 1998, the  Financial
                                         Accounting   Standards Board  issued
                                         Statement  of  Financial Accounting
                                         Standards No. 132 ("SFAS No. 132"),
                                         Employers'  Disclosures  about Pensions
                                         and   Other   Postretirement Benefits,
                                         which   standardizes   the disclosure
                                         requirements  for  pensions and other
                                         postretirement  benefits. The adoption
                                         of SFAS No. 132 in 1998 is not expected
                                         to   materially   impact  the Company's
                                         current disclosures.

                                         In June 1998,  the Financial Accounting
                                         Standards  Board  issued  Statement  of
                                         Financial Accounting Standards No. 133,
                                         Accounting for  Derivative  Investments
                                         and Hedging  Activities  Income  ("SFAS
                                         133"),  which requires the recording of
                                         all derivative instruments as assets or
                                         liabilities  measured  at  fair  value.
                                         Among  other   disclosures,   SFAS  133
                                         requires   that  all   derivatives   be
                                         recognized  and  measured at fair value
                                         regardless  of the purpose or intent of
                                         holding the derivative.

                                                        National Medical Health
                                                              Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six
                          months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         SFAS  133 is  effective  for  financial
                                         statements  for years  beginning  after
                                         June  15,  1999.  The  Company  has  no
                                         derivative  investments  and  does  not
                                         participate   in  hedging   activities;
                                         therefore,   its  financial   position,
                                         results of operations  and  disclosures
                                         will be  unaffected  by the adoption of
                                         this standard.



2.          Property,                    Property, equipment and software
            Equipment and                development costs consist of the
            Software                     following:
            Development
            Costs

                                       June 30,               December 31,
                               ------------------------
                                 1997              1998            1998
-------------------------------------------------------------------------------

Furniture and fixtures    $   284,846      $   386,480      $   428,440
Software                    1,183,130        2,145,606        2,918,360
Leasehold improvements           -                -              67,871
-------------------------------------------------------------------------------
                            1,467,976        2,532,086        3,414,671
Accumulated
  depreciation/amortization   566,997          935,643        1,267,996
-------------------------------------------------------------------------------
                          $   900,979      $ 1,596,443      $ 2,146,675
-------------------------------------------------------------------------------

                                         Depreciation and  amortization  expense
                                         for the years ended June 30, 1996, 1997
                                         and 1998  was  $184,708,  $240,744  and
                                         $368,644,  respectively,  and  $171,131
                                         and  $332,353  for the six months ended
                                         December    31,    1997    and    1998,
                                         respectively.

3.          Related Party                (a)      Distributions - capital
            Transactions

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]




                                         The Company leases office space in Port
                                         Washington,  New  York  from a  company
                                         affiliated by common  ownership under a
                                         five-year  agreement  expiring December
                                         31, 2000 (Note 7(a)).  The Company also
                                         leased  certain  space  from  companies
                                         affiliated by common  ownership  during
                                         fiscal  1997  and  fiscal  1998.  These
                                         additional  leases were  terminated  in
                                         July 1997 and April 1998, respectively.

                                         In  September  1998 the Company  leased
                                         space   for   a   pharmacy    in   Port
                                         Washington,  New  York,  from a Company
                                         affiliated by common  ownership under a
                                         seven year  agreement  expiring  August
                                         31,  2005  (Note  7(a)).

                                         Rent  expense including utilities for
                                         the years ended June 30,  1996,  1997
                                         and  1998  under  operating  leases
                                         amounted to $153,330,  $264,727  and
                                         $304,193,  respectively, and  $152,180
                                         and $107,271 for the six  months  ended
                                         December  31,  1997  and  1998,
                                         respectively.

                                         Due to affiliates represent  trade
                                         payables for developed software,  other
                                         software   services, operating leases
                                         and maintenance costs. During  1998 an
                                         affiliate  charged the Company
                                         approximately  $208,000,  as a fee to
                                         hire  programmers, which  were formerly
                                         employed  by  an  affiliated company.
                                         The   Company   assumed  a liability of
                                         $86,000  relating to these employees.

                                         In accordance  with SAB 48, the Company
                                         has  recorded  amounts in excess   of
                                         affiliates'    cost   for capitalized
                                         software  development  and acquisition
                                         of employees as a capital distribution,
                                         net of tax as follows:


                          1996              1997              1998
-------------------------------------------------------------------------------
Software
  development        $ 625,986         $ 640,312         $ 520,122
Acquisition of
  employees             -                 -                208,476
Tax effect*          (175,000)          (471,000)         (291,439)
-------------------------------------------------------------------------------
Net charge to
  stockholders'
  equity (deficit)   $ 450,986         $ 169,312         $ 437,159
-------------------------------------------------------------------------------

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         * Approximately $215,000 of the tax
                                           benefit for 1997 was offset by a
                                           decrease in the deferred income tax
                                           valuation reserve.  (Note 6)




                                         (B)  Other

                                         Due from affiliates represents loans to
                                         companies    affiliated    by    common
                                         ownership  or companies  controlled  by
                                         the  majority  stockholder.   Effective
                                         June 1, 1998,  the majority of the loan
                                         balances  were   consolidated   into  a
                                         promissory note due from one affiliated
                                         company   controlled  by  the  majority
                                         stockholder.   The  amount  is  due  on
                                         demand and bears  interest  at 8.5% per
                                         annum,  payable  quarterly,  and has no
                                         set   repayment   date.   Due   to  the
                                         uncertainty of the repayment date, this
                                         note   has   been   classified   as   a
                                         non-current    asset.   The   note   is
                                         collateralized  by 1,022,758  shares of
                                         $.001  par  value  common  stock of the
                                         Company  registered  in the name of the
                                         majority  stockholder  and the personal
                                         guarantee of the majority  stockholder.
                                         For the year ended June 30,  1998,  the
                                         amount of interest  income  accrued was
                                         $30,117.   For  the  six  months  ended
                                         December  31,  1998,   interest  income
                                         accrued was $180,828.  Interest paid by
                                         the   affiliate   in   December   1998
                                         aggregated  $183,000.  Prior to June 1,
                                         1998, the outstanding  balances did not
                                         bear any interest.

                                         Prior  to June  1,  1998,  the  Company
                                         leased  all of its  employees  from  an
                                         affiliated  company at an agreed upon
                                         price equal to the affiliate's cost
                                         plus a 7% admnistrative fee.  Effective
                                         June 1, 1998, the Company hired these
                                         employees (which included  programmers
                                         as discussed   above) and paid its  own
                                         payroll and related costs.  For the
                                         years ended June 30, 1996, 1997 and
                                         1998 the administrative fee charged by
                                         the affiliate was approximately
                                         $97,000, $131,000 and $157,000,
                                         respectively and $79,000 and $0 for the
                                         six months ended December 31, 1997 and
                                         1998, respectively.

                                                        National Medical Health
                                                              Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]




                                         Certain  costs  paid to the  affiliates
                                         were     capitalized     as    software
                                         development costs. For the years ended
                                         June  30,  1996,  1997  and  1998,  the
                                         amounts   charged  by  affiliates   and
                                         capitalized were $386,161, $373,884 and
                                         $422,315,  respectively.  For  the  six
                                         months  ended  December  31,  1997  and
                                         1998, the amounts charged by affiliates
                                         and   capitalized   were  $212,456  and
                                         $359,582, respectively.

                                         For  the  periods   presented   certain
                                         general,   administrative   and   other
                                         expenses  reflected  in  the  financial
                                         statements   include   allocations   of
                                         certain    corporate    expenses   from
                                         affiliates      which     take     into
                                         consideration  personnel,  estimates of
                                         the time spent to provide  services  or
                                         other    appropriate    bases.    These
                                         allocations    include   services   and
                                         expenses   for   general    management,
                                         information    systems     maintenance,
                                         financial consulting, employee benefits
                                         administration, legal,  communications
                                         and   other   miscellaneous   services.

                                         Management   believes   the   foregoing
                                         allocations  were made on a  reasonable
                                         basis.  Although  these  allocations do
                                         not  necessarily  represent  the  costs
                                         which   would   have  been  or  may  be
                                         incurred   by   the   Company   on  the
                                         stand-alone basis,  management believes
                                         that any variance in costs would not be
                                         material.

                                         General  and  administrative expenses
                                         related to transactions with affiliates
                                         included in the statement of income
                                         are:


                                                                   Six months ended
                         Year ended June 30,                         December 31,
               -----------------------------------------------------------------------
                      1996          1997           1998         1997         1998
--------------------------------------------------------------------------------------
Software
  maintenance
  and related
  services(i)  $   551,083    $1,443,470     $1,124,626   $   528,283  $  339,904
Management and
  consulting
  fees(ii)         538,058       600,654        857,540       348,169     797,271
Administrative
  and
  bookkeeping
  services(iii)  1,626,503     2,202,293      2,618,155     1,307,986     119,935

Rent and utilities 153,330       264,727        304,193       152,180     107,271
--------------------------------------------------------------------------------------
                $2,868,974    $4,511,144     $4,904,514   $ 2,336,618  $1,364,381
--------------------------------------------------------------------------------------


                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         (i)  A  company  affiliated  by  common
                                         ownership    provides   a   significant
                                         portion  of  the   Company's   software
                                         maintenance  (Note  1),  certain  other
                                         software  services,  computer  hardware
                                         under  operating  leases and  maintains
                                         certain  computer  hardware.

                                         (ii)  The Company  incurred fees to
                                         certain other affiliated    companies
                                         for various management and  consulting
                                         services.

                                         (iii) A  company  affiliated  by common
                                         ownership  provides  the  Company  with
                                         various  administrative  services.  The
                                         arrangement includes the leasing of all
                                         the Company's employees through June 1,
                                         1998 and the  provision of  bookkeeping
                                         services    and    personnel    related
                                         consulting    services.

                                         Due  from  stockholders  primarily
                                         represent loans  to  the  majority
                                         stockholder. These loans do not bear
                                         interest and have no set repayment
                                         dates.

                                         On June 1, 1998 the Company  agreed to
                                         pay the majority stockholder   annual
                                         compensation  of $360,000  in the  form
                                         of a  bonus for continued services. The
                                         Company accrued $360,000  for the year
                                         ended  June 30, 1998 and  $180,000  for
                                         the six months ended  December 31, 1998
                                         as a result of  this agreement. In
                                         addition for the six months ended
                                         December 31, 1998, the Company  accrued
                                         compensation  in  the form    of   a
                                         bonus to certain officers/stockholders
                                         in the amount of $170,850.  At December
                                         31, 1998 net amounts due to these
                                         officers/stockholders aggregated
                                         $290,750.

                                                        National Medical Health
                                                              Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



4.      Accounts Payable      Accounts payable and accrued expenses consist of the following:
        and Accrued
        Expenses


                                           June 30              December 31
                            -------------------------------
                              1997               1998              1998
--------------------------------------------------------------------------------
Claims payable         $10,676,936        $13,571,796       $13,760,876
Rebates payable to
  sponsors               1,891,174          4,470,404         5,156,898
Other payables             785,774          1,687,910         1,126,781
--------------------------------------------------------------------------------
                       $13,353,884        $19,730,110       $20,044,555
--------------------------------------------------------------------------------

5.          Major  Customers
            and Pharmacies

                                         For the years ended June 30, 1996, 1997
                                         and 1998, approximately 66%, 63% and
                                         57% of the revenues were from two plan
                                         sponsors administering  multiple plans.
                                         Amounts due from these two customers at
                                         June 30, 1997 and 1998 approximated
                                         $925,000 and $2,751,000, respectively.

                                         For the six months ended December 31,
                                         1997 and 1998, approximately 65% and
                                         68% of the revenues were from three
                                         plan sponsors. Amounts due from the
                                         three customers at December 31, 1998
                                         approximated $3,744,000.

                                         For the years  ended  June 30, 1996,
                                         1997 and 1998,  approximately 22%,  30%
                                         and 25% of the cost of claims were from
                                         two pharmacy chains. Amounts payable to
                                         these two pharmacy chains at June  30,
                                         1997 and 1998 were approximately
                                         $1,714,000   and   $2,679,000,
                                         respectively.

                                         For the six months  ended  December 31,
                                         1997  and 1998,  approximately 27% of
                                         the cost of claims were from two
                                         pharmacy  chains. Amounts  payable to
                                         these two chains at December  31,  1998
                                         were  approximately $3,919,000.

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six
                          months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



6.          Taxes on Income              Provisions (benefit) for federal, and
                                         state income taxes consist of the
                                         following:


                                                                Six months ended
                            Year ended June 30,                   December 31
                 -------------------------------------------------------------------
                   1996           1997            1998          1997          1998
--------------------------------------------------------------------------------------
Current:
  Federal    $   26,700    $     6,038       $  60,000     $  48,000      $469,000
  State          13,025          3,978          21,000        17,000       138,000
--------------------------------------------------------------------------------------
                 39,725         10,016          81,000        65,000       607,000
--------------------------------------------------------------------------------------
Deferred:
  Federal      (174,400)      (154,900)        363,000       297,000        15,000
  State         (50,600)       (45,100)        125,000       102,000         4,000
--------------------------------------------------------------------------------------
               (225,000)      (200,000)        488,000       399,000        19,000
--------------------------------------------------------------------------------------
Total         $(185,275)     $(189,984)       $569,000      $464,000      $626,000
--------------------------------------------------------------------------------------

                                         In  1996,  1997  and  1998,   $175,000,
                                         $471,000 and $291,439, respectively, of
                                         income tax benefits reduced the capital
                                         distribution   in  those   years  (Note
                                         3(a)).

                                         Differences between the federal
                                         statutory   rate   and  the   Company's
                                         effective tax rate are as follows:


                                                                Six months ended
                                 Year ended June 30,              December 31
                         ------------------------------------------------------------
                           1996         1997         1998       1997      1998
-------------------------------------------------------------------------------------
Statutory rate            34.0%        34.0%       34.0%       34.0%      34.0%
State taxes - net of
  federal taxes             .7              -       7.1         7.1        5.7
Decrease in deferred
  income tax valuation
  reserve (see Note 3(a))(49.3)       (48.6)                    -            -
Utilization of net                                  -           -
  operating loss
  carryforward              -            -                                (6.1)
Permanent differences       -            -          -           -          2.0
-------------------------------------------------------------------------------------
                        (14.6%)       (14.6%)      41.1%        41.1%     35.6%
-------------------------------------------------------------------------------------

                                                        National Medical Health
                                                             Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Deferred income tax assets (current and
                                         non-current)  resulting  from temporary
                                         differences are as follows:


June 30,                                   1997                  1998
-------------------------------------------------------------------------------
Accounts receivable allowances           $ 120,000             $100,000
Vacation expense accrual                   -                     41,000
Property and equipment                     951,000              734,000
-------------------------------------------------------------------------------
                                        $1,071,000             $875,000
-------------------------------------------------------------------------------

7.  Commitments and           (a)  Future minimum rent payments under the
    Contingencies                  noncancellable operating leases with
                                   related parties (Note 3) at June 30, 1998 are as follows:

Year ending June 30,
----------------------------------------------------------------------------
1999                                               $250,000
2000                                                264,000
2001                                                141,000
2002                                                 21,000
2003                                                 22,000
Thereafter                                           51,000
----------------------------------------------------------------------------
                                                   $749,000
----------------------------------------------------------------------------

                                                         National Medical Health
                                                              Card Systems, Inc.
                                                                  and Subsidiary
                                      Notes to Consolidated Financial Statements
                            (Information as of December 31, 1998 and for the six
                           months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                      (b)        In February  1998,  the Company
                                         entered into an agreement  for computer
                                         software   products  and   professional
                                         services with an unrelated company. The
                                         agreement  requires  the Company to pay
                                         an initial license fee of $400,000,  of
                                         which  $100,000  was paid upon  signing
                                         and   $25,000  is  payable  monthly
                                         through February 1999. In addition, if
                                         certain milestones are not based on the
                                         number of processed claims, as defined,
                                         the license fee increases
                                         incrementally, up to an additional
                                         $500,000 over the term of the
                                         agreement.  As of December 31, 1998
                                         these milestones have not been
                                         reached. The agreement also provides
                                         for the annual payment of 18% of the
                                         license fee, as defined, as a service
                                         maintenance fee. The agreement contains
                                         several performance guarantees on PHI's
                                         part; monthly installments of the
                                         license fee may be withheld by Health
                                         Card if the software does not comply
                                         with the guarantees, until the software
                                         is compliant.

                                                       National Medical Health
                                                            Card Systems, Inc.
                                                                and Subsidiary
                                    Notes to Consolidated Financial Statements
                          (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)


[GRAPHIC OMITTED][GRAPHIC OMITTED]


8.          Stock Options            (a)         The Company had an incentive
                                         stock option plan, under which it may
                                         have granted up to 2,301,205 shares of
                                         common stock. The Company also had a
                                         non-qualified stock option plan under
                                         which it may have granted up to 383,534
                                         shares.  Both plans have expired.

                                         On February 14, 1995, the Company
                                         granted the principal stockholder an
                                         option to purchase 1,022,758 shares of
                                         common stock at $.08 per share and a
                                         director of the Company 383,534 shares
                                         of common stock at $.08 per share which
                                         would expire in ten years.

                                         On November 1, 1995, the principal
                                         stockholder exercised his option to
                                         acquire 1,022,758 shares of common
                                         stock for cash and a promissory note
                                         for $72,000 which was paid to the
                                         Company in October 1998.  Additionally,
                                         on November 1, 1995, the Company issued
                                         to the principal stockholder a new
                                         option for the purchase of an
                                         additional 1,022,758 shares of common
                                         stock at $.08 per share, which would
                                         expire in five years.

                                         On July 1, 1997, the principal
                                         stockholder and the director forfeited
                                         the options to purchase 1,022,758
                                         shares and 383,534 shares of common
                                         stock at $.08, respectively.

                                     (b)         On July 1,  1997 the  principal
                                         stockholder   granted   options  to  an
                                         employee  of the  Company  to  purchase
                                         255,689 shares of the Company's  common
                                         stock  at  $5.87  per  share  from  his
                                         personal  holdings.  In accordance with
                                         Statement   of   Financial   Accounting
                                         Standards  No.  123  ("SFAS  No.  123")
                                         Accounting       for        Stock-Based
                                         Compensation,    the    options    were
                                         accounted   for  as   granted   to  the
                                         employee directly by the Company. These
                                         options vest and become  exercisable as
                                         follows:

                                         (i) 20% on July 1,  1999
                                        (ii) 20% on July 1,  2000
                                       (iii) 20% on July 1,  2001

                                                       National Medical Health
                                                            Card Systems, Inc.
                                                                and Subsidiary
                                    Notes to Consolidated Financial Statements
                          (Information as of December 31, 1998 and for the six
                         months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         (iv)  20% on  July 1, 2002
                                          (v) 20% on   July 1, 2003

                                        These options terminate on July 1, 2005.

                                         On  December  7,  1998  the   principal
                                         stockholder   granted   options  to  an
                                         employee  of the  Company  to  purchase
                                         63,922 shares of the  Company's  common
                                         stock  at  $5.87  per  share  from  his
                                         personal  holdings.  In accordance with
                                         Statement   of   Financial   Accounting
                                         Standards  No.  123  ("SFAS  No.  123")
                                         Accounting       for        Stock-Based
                                         Compensation,    the    options    were
                                         accounted   for  as   granted   to  the
                                         employee directly by the Company. These
                                         options vest and become  exercisable as
                                         follows:

                                         (i) 1/3 on December  7, 1999
                                         (ii) 1/3 on  December 7, 2000
                                        (iii) 1/3 on  December 7, 2001
                                         These options terminate on
                                         December 7, 2002.

                                         On December  7,  1998 the principal
                                         stockholder granted  options to an
                                         employee of the  Company to purchase
                                         25,569 shares of the Company's  common
                                         stock  at  $5.87 per  share  from  his
                                         personal  holdings. In accordance with
                                         Statement of  Financial Accounting
                                         Standards No. 123("SFAS  No.  123")
                                         Accounting  for  Stock-Based
                                         Compensation, the options were
                                         accounted for as granted to  the
                                         employee directly by the Company. These
                                         options vest and become  exercisable as
                                         follows:
                                          (i) 1/3 on  December  7, 1999
                                         (ii) 1/3 on  December 7, 2000
                                        (iii) 1/3 on  December  7,  2001
                                    These options terminate on December 7, 2003.

                                        There was no charge to  operations  for
                                        the issuance of these options.

                                                        National Medical Health
                                                             Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six
                          months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                   (c)   SFAS  No.  123   requires   the
                                         Company    to    provide    pro   forma
                                         information  regarding  net  income and
                                         earnings  per share as if  compensation
                                         cost  for the  Company's  stock  option
                                         grants   had   been    determined    in
                                         accordance  with the fair value  method
                                         prescribed in SFAS No. 123.

                                         The Company estimates the fair
                                         value of each stock option at the grant
                                         date by using the Black-Scholes
                                         option-pricing model with the following
                                         weighted  average assumptions used for
                                         grants in 1997 and 1998,  respectively:
                                         no dividends paid for all years; 0.1%
                                         expected volatility for all years;
                                         risk-free interest rates  of 6.3% and
                                         4.5%; and expected lives of
                                         7.0 and 4.3 years, respectively.

                                         Based on the above calculation
                                         the weighted fair value of options
                                         granted in 1997 and 1998 was $2.03 and
                                         $.87, respectively.

                                         Under the provisions of SFAS No. 123,
                                         the Company's net income  and earnings
                                         per share would have been decreased
                                         to  the  pro  forma  amounts
                                         indicated below:

                                                           Six months ended
                          Year ended June 30,                 December 31
                 ---------------------------------------------------------------------
                  1996          1997           1998         1997          1998
--------------------------------------------------------------------------------------
Net income:
  As reported     $1,456,157    $1,488,766     $816,448     $665,724      $1,131,844
  Proforma         1,456,157     1,488,766      764,466      639,733       1,103,687
----------------------------------------------------------------------------------------
Basic earnings
per share:
  As reported     $      .47     $    .46      $    .16     $    .13      $    .22
  Proforma               .47          .46           .15          .13           .22
----------------------------------------------------------------------------------------
Diluted
earnings
per share:
  As reported     $      .35     $     .37      $   .16     $     .13     $    .22
  Proforma               .35           .37          .15           .13          .22
----------------------------------------------------------------------------------------


                                                        National Medical Health
                                                             Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six
                          months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]





                                   (d)           The following table  summarizes
                                         information  about stock  options as of
                                         December 31,1998:


                             Shares of             Weighted Average
                            Common Stock           Exercise Price
-------------------------------------------------------------------------------
Shares under option at
June 30, 1995                 2,940,428                  $  .08
Granted                       1,022,758                     .08
Cancelled                    (1,534,136)                    .08
Exercised                    (1,022,758)                    .08
-------------------------------------------------------------------------------
Shares under option at
June 30, 1996                 1,406,292                     .08
Granted, cancelled,
  exercised                       -                           -
-------------------------------------------------------------------------------
Shares under option at
June 30, 1997                 1,406,292                     .08
Granted                         255,689                    5.87
Cancelled                    (1,406,292)                    .08
-------------------------------------------------------------------------------
Shares under option
at June 30, 1998                255,689                    5.87
Granted                          89,491                    5.87
-------------------------------------------------------------------------------
Shares under option at
December 31, 1998               345,180                   $5.87
-------------------------------------------------------------------------------

                                                 None of the  above  outstanding
                                                 options  were   exercisable  at
                                                 December 31, 1998 (Note 11).

                                                       National Medical Health
                                                            Card Systems, Inc.
                                                                and Subsidiary
                                    Notes to Consolidated Financial Statements
                          (Information as of December 31, 1998 and for the six
                         months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



9.          Supplemental Cash
            Flow Information

                                                                 Six months ended
                              Year ended June 30,                   December 31
                     --------------------------------------------------------------------
                      1996         1997         1998            1997             1998
-----------------------------------------------------------------------------------------------
Cash paid:
  Interest          $2,589     $  2,254     $  4,136          $1,096        $     575
  Income taxes         825       48,916       20,901          -               125,800
Non cash investing
  and financing
  activities:
  Conversion of
    claims
    payable into
    a non-
    interest
    bearing note   900,000           -            -               -                -
  Issuance of
    common stock
    for notes from
    stockholders    72,000           -      1,340,000(i)    1,340,000(i)           -
-----------------------------------------------------------------------------------------------

                                                   (i)    These     non-recourse
                                                   promissory  notes  dated July
                                                   1,  1997 are due and  payable
                                                   in  five   years   and   bear
                                                   interest  at 8 1/4% per annum
                                                   payable    quarterly.     The
                                                   1,713,119  shares  issued  in
                                                   connection  with these  notes
                                                   included  1,278,447 shares to
                                                   the majority stockholder. The
                                                   notes are  collateralized  by
                                                   the     shares    of    stock
                                                   purchased.

                                                       National Medical Health
                                                            Card Systems, Inc.
                                                                and Subsidiary
                                    Notes to Consolidated Financial Statements
                          (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



10.         Employee  Benefit           Effective  June 1, 1998,  the  Company
                                        adopted a 401(k) plan Plan covering
                                        substantially all employees.Participants
                                        may elect to  contribute  to the plan a
                                        minimum of 1% to a  maximum  of 18% of
                                        their annual compensation, not to exceed
                                        a dollar limit set by law. Annually, the
                                        Company will determine a discretionary
                                        matching contribution  equal to a
                                        percentage  of each  participant's
                                        contribution.   No such  contributions
                                        were  made for the year  ended
                                        June  30,  1998 or the six mnonths
                                        ended December 31, 1998.

11.         Earnings Per                A  reconciliation  of shares used in
            Share                       calculating  basic and diluted  earnings
                                        per share follows:


                                                                Six months ended
                            Year ended June 30,                   December 31,
                 --------------------------------------------------------------------------
                   1996           1997            1998          1997          1998
--------------------------------------------------------------------------------------------
Basic              3,093,085      3,258,459       4,966,885     4,962,268     5,099,423

Effect of
  assumed
  conversion
  of employee
  stock options    1,089,824      750,022             2,281         4,127         -
-------------------------------------------------------------------------------------------
Diluted            4,182,909      4,008,481       4,969,166     4,966,395     5,099,423
-------------------------------------------------------------------------------------------

                                                        National Medical Health
                                                              Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                         Outstanding  options to purchase shares
                                         of common  stock were not  included  in
                                         the computation of diluted earnings per
                                         share because upon exercise, the common
                                         stock  would be issued by the  majority
                                         stockholder  in  accordance   with  the
                                         option agreements. (See Note 8.)
                                         These options were as follows:


                                                                Six months ended
                            Year ended June 30,                   December 31,
                 ---------------------------------------------------------------------
                   1996           1997            1998          1997          1998
---------------------------------------------------------------------------------------------
Number of
  options          -              -               255,689       255,689       345,180
Weighted-
  average
  exercise
  price            -              -                 $5.87         $5.87         $5.87
---------------------------------------------------------------------------------------------

12.  Subsequent Events           (a)     In connection with a proposed public
                                         offering ("the Offering"), the Company
                                         signed a letter of intent with an
                                         underwriter to complete an offering of
                                         its common stock.  The Company
                                         anticipates generating net proceeds of
                                         approximately $____ million upon the
                                         sale of its common stock.  If the
                                         Offering is consummated, the net
                                         proceeds will be used in whole or in
                                         part for acquisitions, enhancement of
                                         the Company's information systems,
                                         expansion of the Company's sales and
                                         marketing efforts, and working capital.

                                  (b) In connection with the Offering the Company on _____, filed an amendment to its Certificate of Incorporation to adjust its authorized preferred stock to ____ shares, to adjust its authorized common stock to ____ shares and affect a .1278447 for-one reverse stock split. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

                                                        National Medical Health
                                                             Card Systems, Inc.
                                                                 and Subsidiary
                                     Notes to Consolidated Financial Statements
                           (Information as of December 31, 1998 and for the six
                          months ended December 31, 1997 and 1998 is unaudited)

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                               (c) On February 9, 1999 the Company's Board of Directors adopted, subject to stockholder approval, the 1999 stock option plan which provides for the grant of options intended to qualify as "incentive stock option" under Section 422 of the Internal Revenue Code and options that are not intended to so qualify-"nonstatutory stock options".
                                         The  total  number  of shares of common
                                         stock  reserved for issuance  under the
                                         plan is 1,650,000 plus an indeterminate
                                         number  of   shares  of  common   stock
                                         issuable  upon the  exercise of "reload
                                         options".

                                         The plan is  administered by the
                                         compensation  committee and options
                                         may  be   granted   to  all   full-time
                                         employees   (including   officers)  and
                                         directors   of  the   Company   or  its
                                         subsidiary.   No   options   have  been
                                         granted under this plan.

                                                        National Medical Health
                                                             Card Systems, Inc.
                                                                 and Subsidiary
                                Schedule II - Valuation and Qualifying Accounts



[GRAPHIC OMITTED][GRAPHIC OMITTED]




                                                            Additions
                                        Balance at         charged to
                                       beginning of         costs and                            Other          Balance at
Description                               period             expense        Write-offs          Changes        end of period
-----------------------------------------------------------------------------------------------------------------------------------
Reserves and allowances
  deducted from asset
  accounts:
Allowance for possible
  losses from uncollectible
  accounts receivable
Year ended June 30, 1996            $100,000            $214,046            $214,046           $  -               $100,000
Year ended June 30, 1997            $100,000            $115,000           $  15,000           $  -               $200,000
Year ended June 30, 1998            $200,000            $ 70,000           $  70,000           $  -               $244,189



[This is the form of report we will issue upon completion of the reverse stock split described in Note 12 to the financial statements]



Report of Independent Certified Public Accountants on Financial
Statement Schedule




The audit referred to in our report to National Medical Health Card Systems, Inc. and Subsidiary, dated September 2, 1998, except for Note 12 which is as of ______________, which is contained in the Prospectus constituting part of this Registration Statement included the audit of the schedule listed under Item 16(b) for each of the three years in the period ended June 30, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.




September 2, 1998

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Capacity                        Date
---------                     --------                        ----

                             Chairman of the Board
                             and Director
                             (Principal Executive
 /s/ Bert E. Brodsky         Officer)                       April 9, 1999
-----------------------
Bert E. Brodsky


                             Vice Chairman of the
 /s/ Gerald Shapiro          Board, Secretary and
-------------------------    Director                       April 9, 1999
Gerald Shapiro



 /s/ Majorie G. O'Malley      President and Chief
------------------------     Operating Officer              April 9, 1999
Marjorie G. O'Malley



                             Executive Vice President
 /s/ Linda Portney           of Operations
-----------------------      and Director                   April 9, 1999
Linda Portney


 /s/ Richard J. Straus       Director                       April 9, 1999
------------------------
Richard J. Strauss, M.D,
  F.A.C.S.


 /s/ Gerald Angowitz         Director                       April 9, 1999
------------------------
Gerald Angowitz

                              Chief Financial Officer
 /s/ Barry Denaro            (Principal Accounting
------------------------      Officer)                      April 9, 1999
Barry Denaro



 /s/ Mary Casale              Executive Vice President
-----------------------       of Sales and Marketing        April 9, 1999
Mary Casale